UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934 (Amendment No. )

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The Carlyle Group Inc.
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CARLYLE

Annual Meeting *of* Shareholders

Proxy Statement 2022

GLOBAL REACH, LOCAL INSIGHTS
		Nearly
One	26	1,850
Global, diversified platform	Offices	People globally

AMERICAS	NEW YORK	EUROPE	MILAN	LONDON	HONG KONG	TOKYO
LOS ANGELES	SAN FRANCISCO	PARIS	LUXEMBOURG	ASIA	SHANGHAI	SEOUL
MIAMI	WASHINGTON, DC	MUNICH	AMSTERDAM	DUBAI	MUMBAI	SINGAPORE
MENLO PARK	LIMA	DUBLIN	BARCELONA	BEIJING	JAKARTA	SYDNEY

The Carlyle Group Inc.
1001 Pennsylvania Avenue, NW, Washington, DC 20004
Notice of 2022 Annual Meeting of Shareholders
ITEMS OF BUSINESS
•ITEM 1. Election to our Board of Directors of the four Class II director nominees named in the attached Proxy Statement for a three-year term
•ITEM 2. Ratification of Ernst & Young LLP (“Ernst & Young”) as Independent Registered Public Accounting Firm for 2022
•ITEM 3. Non-Binding Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)
•ITEM 4. Shareholder Proposal to Reorganize the Board of Directors into One Class
•Transaction of such other business as may properly come before our 2022 Annual Meeting of Shareholders

DATE & TIME	9:00 a.m. EDT
Tuesday, May 31, 2022

ACCESS*	Our Annual Meeting can be accessed virtually at:
www.virtualshareholdermeeting.com/CG2022

RECORD DATE	April 4, 2022. A list of shareholders as of the record date will be accessible electronically during the Annual Meeting at www.virtualshareholdermeeting.com/CG2022 when you enter your 16-Digit Control Number.
*    We have determined that the 2022 Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. We believe a virtual meeting provides expanded access, improves communication, enables increased shareholder attendance and participation, allows our shareholders, including our many international employees, around the world to attend the 2022 Annual Meeting, and provides cost savings for our shareholders and the Company. If you plan to participate in the virtual meeting, please see Frequently Asked Questions. Shareholders will be able to attend, vote and submit questions from any location via the Internet.
Your vote is important to us. Please exercise your shareholder right to vote.
By Order of the Board of Directors,
Anne K. Frederick
Corporate Secretary
April 13, 2022

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on Tuesday, May 31, 2022. Our Proxy Statement and 2021 Annual Report to Shareholders are available at www.proxyvote.com. On or about April 13, 2022, we will send to certain of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice includes instructions on how to access our Proxy Statement and 2021 Annual Report to Shareholders and vote online. For more information, see Frequently Asked Questions.

This proxy may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, contingencies, our dividend policy, and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements including, but not limited to, those described under the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on February 10, 2022, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report and in our other periodic filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Dear fellow shareholders,
We are pleased to invite you to the 2022 Annual Meeting of Shareholders of The Carlyle Group Inc., to be held virtually on Tuesday, May 31, 2022. Our proxy materials include a notice setting forth the items we expect to address during the meeting, our Proxy Statement, a form of proxy and a copy of our 2021 Annual Report to Shareholders. Your vote and representation are important to us. Even if you are unable to attend the meeting, we hope you will exercise your vote.
As reference for the meeting, 2021 performance information can be found in our Annual Report to Shareholders, and details on our multi-year strategic plan can be found on Carlyle’s Investor Relations website https://ir.carlyle.com.
Thank you for your continued support of Carlyle.
KEWSONG LEE
Chief Executive Officer
April 13, 2022

CARLYLE Proxy Statement 2022	1

Voting Roadmap

	BOARD RECOMMENDATION	PAGE

ITEM 1. Election to our Board of Directors of the four Class II director nominees named in the accompanying Proxy Statement for a three-year term	FOR each director	9

ITEM 2. Ratification of Ernst & Young as Independent Registered Public Accounting Firm for 2022	FOR	26

ITEM 3. Non-Binding Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”)	FOR	31

ITEM 4. Shareholder Proposal to Reorganize the Board of Directors into One Class	FOR	63
2021 Strategic Priorities
We started 2021 by outlining a multi-year roadmap of our priorities to substantially accelerate growth and profitability and generate long-term shareholder value, underpinned by the three guiding principles below. We ended 2021 having achieved annual records in Fee Related Earnings (“FRE”), Distributable Earnings (“DE”) and in every major investment metric, which reflects the positive impact of executing on our Strategic Plan.
OUR STRATEGIC PLAN

01.	02.	03.
Accelerate scope and scale of investment platform	Capitalize on new opportunities through adjacencies	Institutionalize the firm

Ç	Ç	Ç

DRIVE EARNINGS GROWTH AND LONG-TERM SHAREHOLDER VALUE

2	CARLYLE Proxy Statement 2022

Executive Summary
2021 Financial Highlights

$4.0 Billion	$598 Million	$2.2 Billion
In Income Before Provision for Income Taxes, reflecting an income before provision for income taxes margin of 46%	In Fee Related Earnings, reflecting an FRE Margin of 33%*	In Distributable Earnings*

$33.8 Billion	$301 Billion	$51.3 Billion
In Invested Capital (carry funds), up 85% year over year	In Assets Under Management, up 22% year over year	In Fundraising

23%	31%	13%
Global Private Equity AUM growth year over year, record FRE of $402 million	Global Credit AUM growth year over year, record FRE of $112 million	Global Investment Solutions AUM growth year over year, more than doubled FRE to $84 million
*    For a reconciliation of non-GAAP measures to the corresponding GAAP measures, please see Annex A: Reconciliation of Non-GAAP Measures.

CARLYLE Proxy Statement 2022	3

Executive Summary
Accelerated Growth
Built on a Foundation of Strength and a Commitment to Reinvention
Throughout 2021, we focused on delivering sustainable growth, which we achieved by scaling our investment platform and expanding into new strategic adjacencies. We generated $4.0 billion in income before provision for taxes in 2021, up from $580 million in 2020. We also saw a 22% increase in Fee Related Earnings (“FRE”) from $490 million in 2020 to $598 million in 2021, and our full-year FRE margin of 33% increased from 30% in 20201.
We raised a record $51 billion in new capital in 2021—nearly double what we raised in 2020—across every global segment, in flagship carry funds, and in newer investment strategies. This record level of fundraising, alongside strong fund performance, helped drive assets under management (“AUM”) up 22% from 2020. We believe that our active fundraising pace throughout the year has set the stage for higher fee revenues, FRE and FRE margin in 2022.
Each of our three global business segments delivered record results in 2021. We gained momentum throughout the year and see continued opportunities for growth in 2022.
•Our largest segment, Global Private Equity (“GPE”), grew AUM to $162 billion, up 23% from 2020, helping to deliver record FRE of $402 million for the segment. Our Corporate Private Equity carry funds generated exceptional appreciation of 41% in 2021. GPE realized $30 billion of proceeds for our fund investors, which fueled a record $1.5 billion in net realized performance revenues. The segment ended 2021 with its highest ever year-end balance of net accrued performance revenue at $3.4 billion, an increase of 61% from 2020, which we believe positions GPE to continue to deliver strong financial results in the future.
•Our Global Credit segment grew to $73 billion in AUM, a 31% increase versus 2020. The growth in managed assets drove FRE to a record $112 million in 2021, with further growth expected in 2022. This was underpinned by $17 billion in fundraising across a broad spectrum of strategies, as investors continue to allocate an increasing amount of capital to private credit opportunities. As one of the market leaders in structured credit, Global Credit provides investors access to large and scaling strategies in opportunistic credit, direct lending, and aviation, as well as several newer products in infrastructure and real estate credit that we believe are well-positioned for growth.
•Global Investment Solutions increased AUM 13% from 2020 to a total of $65 billion in 2021. The segment more than doubled FRE to $84 million during 2021, and its investment portfolio appreciated 48% during the same period. This business segment has the scale, global reach, and data to help fund investors continually reassess and reconstruct their portfolios in pursuit of capturing returns. In a world where private capital has become increasingly mainstream—and a significant portion of our investors’ portfolios—we believe that this approach is critically important. Net accrued performance revenues of $319 million more than doubled from 2020 and we believe positions the business well for strong performance in future years.
In 2022, we are focused on growth as our key corporate priority. We believe that the performance we delivered in 2021 gives us the resources to invest and build the firm to accelerate our growth even further. As of December 31, 2021, our balance sheet reflected $2.5 billion in cash—more than double the 2020 level—and $2.1 billion in firm investments. We also ended the year with $3.9 billion in net accrued performance revenues. Our strong current cash position will enable us to continue executing against our Strategic Plan and to invest strategically to compound our momentum organically and inorganically. We also announced an increase to our annual fixed dividend for 2022 to $1.30 per share, a 30% increase over the prior year.
We entered 2022 a stronger and healthier firm because of our 2021 progress. Our Strategic Plan encapsulates this and we believe positions us well to grow our investment platform and FRE, drive investment performance, and build the firm strategically for the future.
1    2020 FRE levels are adjusted to exclude the positive impact of a one-time $30 million litigation cost recovery.

4	CARLYLE Proxy Statement 2022

Executive Summary
Impact Highlights
Our focus on building the firm also includes investment and leadership in Impact and Environmental, Social and Governance (“ESG”) capabilities, as well as in Diversity, Equity and Inclusion (“DEI”), which are increasingly required to drive returns and meet the demands of our fund investors and shareholders. Impact is embedded in everything we do—it is not a single product or strategy, but a mindset that permeates our culture and investment ethos. We believe that creating value for investors requires diverse and inclusive teams that examine ideas from every angle and make better decisions, and we are committed to work to incorporate DEI into everything we do. In 2021, we made measurable progress in advancing Impact and ESG across our firm, our investments, and our community, including:

Developed the
Energy +	Four
Carbon	straight years of carbon neutrality as a firm

Management Playbook

Launched the
ESG Data Convergence Project

Completed
+$12 Billion	2021 PE Innovators in ESG
in ESG-linked financings	by Mergers & Acquisitions Magazine
1    Representation data as of January 1, 2022. Hire data from January 1-December 31, 2021.
2    Goal-eligible companies are controlled companies acquired in 2016 and forward and held for two years.

CARLYLE Proxy Statement 2022	5

Executive Summary
CARLYLE’S COMMITMENT TO INVESTING FOR IMPACT AND DIVERSITY, EQUITY AND INCLUSION
Our impact is rooted in building better businesses because we believe that better businesses deliver better outcomes and create lasting value. In 2021, we continued to focus on key dimensions of impact that we believe drive better businesses, including diverse and inclusive teams, engaged employees, sustainable growth, climate resilience, and strong stakeholder ties. We believe businesses that excel in these areas may increasingly outperform their competitors, and that as we seek to excel in these areas, we will deliver results for our shareholders and other stakeholders. From due diligence through exit, our team partners with management teams to improve multiple aspects of a business. We work with our portfolio companies to create diverse and inclusive teams that we believe will make better decisions, navigate the challenges of climate change and energy transition, ensure employees are productive and engaged, and play an important role in local communities.
We also believe good governance processes enable us to monitor current and emerging risks and provide transparency to investors. In 2008, we developed a set of Guidelines for Responsible Investing that consider the environmental, social and governance implications of certain investments we make. In 2020, we further enhanced our policies and practices around evaluating new investments for ESG implications, establishing a firmwide ESG policy and senior ESG review committee to evaluate more complex ESG issues, in order to help guide our investment analysis. In 2020, we published our inaugural Task Force on Climate-related Financial Disclosures Report, underscoring our evolving approach to climate change and published our first corporate ESG disclosures, utilizing Global Reporting Initiative Standards, which provide an internationally recognized framework to communicate our material ESG issues to our stakeholders. In 2021, we led the creation of the ESG Data Convergence Project, the first-ever GP-LP collaboration to generate a critical mass of material, performance-based, comparable ESG data. The group is working to streamline the industry’s historically fragmented approach to collecting and reporting ESG data, enabling greater transparency and more comparable information for investors.
We work to continually improve environmental stewardship within our firm, particularly in the areas of climate change, energy and materials use. In April 2021, our Sustainability Workshop welcomed more than 60 participants from over 30 portfolio companies and included sessions on developing resilient climate strategies and leading practices for energy management. We have also initiated numerous other portfolio-level initiatives, including decarbonization pathway development and in October 2021, we launched our Energy + Carbon Playbook for portfolio companies, which provides a step-by-step guide to profitably decarbonize. We have achieved carbon neutrality across our 26 global offices and the activities of our nearly 1,850 employees, after we became the first major private equity firm to make a carbon neutrality commitment in 2017. Our new office location in New York City at OneVanderbilt received the highest LEED and wellness certifications.
We believe that our success is dependent on finding and seizing opportunities to sharpen our edge in an increasingly competitive and complex investment landscape. We work hard to cultivate diverse and inclusive teams with diverse perspectives, knowledge bases, interests and cultural identities who can examine ideas from every angle to generate competitive business insights and make better decisions. Our people play a role in creating a diverse and inclusive firm. During 2021, we encouraged our employees to set a DEI objective and we created and launched the DEI Incentive Award. Over 50 colleagues from around the globe received DEI Incentive Awards totaling approximately $2 million for going above and beyond to advance DEI.
We are also invested in diversity in our industry more broadly. We are a founding signatory to the Institutional Limited Partners Association’s Diversity in Action initiative, and we have joined the Milken Institute as a strategic partner and first underwriter for the DEI in Asset Management Program, which was created to improve recruitment, retention and advancement for women and persons who are Black, Indigenous and People of Color within the asset management industry. We have also received a perfect score for five consecutive years on the Human Rights Campaign Corporate Equality Index, which recognizes corporate efforts to support LGBTQ+ employees. We are also a member of The 30% Coalition, which works to achieve diversity in senior leadership and the corporate boardroom.
Within our portfolio companies, our focus on bringing diverse perspectives to the table is producing results. During 2021 in the U.S. and Europe, we secured ESG-linked credit facilities totaling more than $6 billion tied to achieving our goal of 30% diverse directors across our controlled portfolio companies by 2023, among other ESG targets. In 2021, 59% of the new directors added to goal-eligible companies were executives from underrepresented groups, bringing the overall diversity of goal-eligible companies from 22% to 29% year over year.

6	CARLYLE Proxy Statement 2022

Executive Summary
Corporate Governance Highlights
Effective in August 2021 we ceased to be a controlled company. As part of our transition to having a majority independent board, effective March 8, 2021, we appointed Derica W. Rice as an independent director and effective April 1, 2022, we appointed two additional independent directors, Linda H. Filler and Mark S. Ordan. Additionally, effective April 6, 2022, our Nominating and Corporate Governance Committee and Compensation Committee both became fully independent. This transition to independence reflects our ongoing commitment to transparent and best in class corporate governance.
In seeking new members of the board of directors, we focused on experience and demonstrated success in areas relevant to Carlyle’s business and strategy, diverse perspectives and anticipated contribution to the Board’s effective oversight of our leadership team.
Carlyle has adopted policies and practices that are designed to ensure compliance with the rules and regulations of the U.S. Securities and Exchange Commission, the listing requirements of The Nasdaq Global Select Market, and applicable corporate governance requirements.
Key corporate governance practices include:
•Our Board advises management and provides oversight of the firm’s business and affairs
•Our Board is diverse in terms of gender, ethnicity, experience, perspective and skills
•The Board has a strong Lead Independent Director, Lawton Fitt, who works closely with the independent directors to provide objective oversight of our business and facilitates communication with the Board, the identification of matters for consideration by the Board and management, and the formulation of appropriate guidance to be provided by the independent directors to our leadership team
•The independent members of the Board meet in executive session regularly without the presence of management. The Board’s Lead Independent Director presided over these executive sessions in 2021
•The Nominating and Corporate Governance Committee leads the annual Board, Committee and director assessments
•Our directors and executive officers are required to hold shares of our common stock with a minimum value determined based on their respective position
•Our executive officers and heads of business segments are subject to an Incentive Compensation Clawback Policy
•New RSU award agreements provide for the ability to cancel outstanding unvested awards, or clawback or recoup the associated shares of common stock or equivalent value for vested awards, in the event of certain activity that is detrimental to Carlyle
•We prohibit short sales and derivative transactions in our equity and hedging our stock, and generally prohibit pledging our stock
•For performance-based awards granted in 2022 to certain of our named executive officers and certain other senior personnel, 25% of any vested shares delivered in settlement thereof must generally be retained until the earlier of termination of employment or five years following the final vesting date under the applicable award
•The full Board focuses on succession planning
•On an ongoing basis, the Board, led by the Nominating and Corporate Governance Committee, considers the composition of the Board as a whole, and seeks to identify potential directors who have the necessary skills, experience and personal attributes to advise management and effectively oversee the Company
•Shareholders may recommend a director nominee to Carlyle’s Nominating and Corporate Governance Committee
•The Board maintains formal oversight for Carlyle’s Environmental, Social and Governance (“ESG”) activities and has appointed Linda H. Filler as the Board’s ESG and Impact lead
•An Ethics and Compliance hotline is available to all employees, and Carlyle’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters

CARLYLE Proxy Statement 2022	7

Executive Summary
Compensation Highlights
Below is a snapshot of the compensation awarded to our CEO and other named executive officers during 2021 (or in respect of their services for 2021). Our philosophy is to pay for performance and link a substantial portion of compensation to the achievement of financial and other metrics that drive the overall performance of the company.
2021 EXECUTIVE COMPENSATION OVERVIEW

Form	Compensation Element	Description
	BASE SALARY	Fixed salary paid bi-weekly
ANNUAL CASH PERFORMANCE AWARDS
CEO
2 components:
•Formulaic bonus calculated with reference to the annual dividend paid to shareholders
•Incentive bonus based on goals determined and evaluated annually by the Compensation Committee (including the achievement of certain strategic initiatives, employee engagement, leadership and exemplification of the values of our firm, succession planning, diversity and inclusion and ESG efforts and Fee Related Earnings (“FRE”) margin improvement)

Other Named Executive Officers Bonus paid based on assessment of overall firm, investment fund and individual performance
	TIME-VESTING RESTRICTED STOCK UNITS	CEO None awarded in 2021. Other Named Executive Officers (Other Than Mr. Clare) RSUs that are eligible to vest over 3.5 to 4 years
PERFORMANCE-VESTING RESTRICTED STOCK UNITS
CEO and Other Named Executive Officers
Performance-vesting RSU awards that vest based on achievement of one or more of the following financial performance metrics:
•FRE
•Realized Net Performance Revenues (“RNPR”)
•Fee-Earning Assets Under Management Raised (“FEAUM Raised”)
•Adjusted FRE for the Global Private Equity segment
Payout for certain of these awards capped at 150% if certain stock price conditions are not satisfied

COMPENSATION PRACTICES

WHAT WE DO:	WHAT WE DO NOT DO:

   Align pay with firmwide performance, including through use of time-vesting and performance-vesting RSUs
   Large majority of compensation is variable, and the majority is delivered in equity
   Long-term incentive awards are denominated and settled in equity
   Prohibit short sales and derivative transactions in our equity and hedging of our stock and generally prohibit pledging of our stock
   Regularly engage with current and potential shareholders
   Engage an independent compensation consultant that works directly for our Compensation Committee and does no work for management
   Tie incentive compensation to a clawback policy that covers financial restatements
   Require our executive officers to own a minimum value of shares of our common stock
   Hold an annual Say-on-Pay vote
   Perform an annual compensation risk assessment
   Require performance at the 66th percentile of relative TSR in order to receive the target payout under our CEO’s TSR-based outperformance awards, and provide for forfeiture of such awards for performance below the 50th percentile of relative TSR
   For new equity incentive awards granted in 2022, require a qualifying termination of employment following a change in control of Carlyle in order for any such change in control to trigger accelerated vesting rights

   No excise tax “gross-up” payments in the event of a change in control
   No tax “gross-up” payment in perquisites for named executive officers
   No dividends or dividend equivalents accrued or paid on unvested equity awards
   No supplemental executive retirement benefits

8	CARLYLE Proxy Statement 2022

Item 1. Election of Directors
Our Board is comprised of thirteen directors. A majority our directors are independent, and six are employees or consultants of the firm in addition to serving as directors. Our independent directors are comprised of a diverse group of highly educated professionals with experience in different industries that helps to inform our global investment management business, including banking and finance, healthcare, pharma, real estate, hospitality, consumer products, telecommunications, marketing and education. The directors who are not independent have worked as Carlyle employees or consultants for many years and have extensive experience and strong reputations within the global investment management industry.
Our certificate of incorporation and bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of shareholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Should the Shareholder Proposal to Reorganize the Board of Directors into One Class included in this proxy statement receive majority shareholder support at the Annual Meeting, the Board intends to seek shareholder approval for a proposal to amend the Company’s certificate of incorporation to provide for phased-in Board declassification at the Company’s 2023 Annual Meeting of Shareholders.
In connection with our conversion from a Delaware limited partnership into a Delaware corporation (the “Conversion”), we entered into stockholder agreements with our founders. These agreements grant each of our founders the right to designate nominees to our Board of Directors subject to the maintenance of certain ownership requirements. See “Certain Relationships and Related Transactions–Stockholder Agreements” for additional information.
The Board has selected David M. Rubenstein, Linda H. Filler, James H. Hance, Jr. and Derica W. Rice for election as Class II directors. If elected, each Class II director will serve until the annual meeting of shareholders in 2025, and thereafter until their successors are duly elected and qualified, or until such director’s earlier death, resignation or removal.
BOARD RECOMMENDATION

After a review of the individual qualifications and experiences of each of our director nominees and their contributions to our Board, our Board determined unanimously to recommend that shareholders vote “FOR” the four Class II nominees named in this Proxy Statement.

CARLYLE Proxy Statement 2022	9

Corporate Governance
Director Nominees and Continuing Directors
NOMINEES FOR CLASS II DIRECTORS WHOSE TERMS WILL EXPIRE IN 2022

DAVID M. RUBENSTEIN, Founder, Co-Chairman and Director Age: 72 Director Since: 2011

Mr. Rubenstein is a co-founder and non-executive Co-Chairman of the Board. Mr. Rubenstein was elected to our Board of Directors effective July 18, 2011. Previously, Mr. Rubenstein served as Co-Chief Executive Officer of Carlyle. Among other philanthropic endeavors, Mr. Rubenstein is Chairman of the Boards of the John F. Kennedy Center for the Performing Arts, the Council on Foreign Relations, the National Gallery of Art and the Economic Club of Washington; a fellow of the Harvard Corporation; a trustee of the University of Chicago, Memorial Sloan-Kettering Cancer Center, Johns Hopkins Medicine, the Institute for Advanced Study, the National Constitution Center, the Brookings Institution and the World Economic Forum; and a Director of the Lincoln Center for the Performing Arts and the American Academy of Arts and Sciences. Mr. Rubenstein is the host of The David Rubenstein Show and Bloomberg Wealth with David Rubenstein; and the author of The American Story, How to Lead, and The American Experiment. Mr. Rubenstein is a magna cum laude graduate of Duke University, where he was elected Phi Beta Kappa. Following Duke, Mr. Rubenstein graduated from The University of Chicago Law School, where he was an editor of The Law Review.

LINDA H. FILLER, Director Age: 62 Director Since: 2022 Committees: Nominating and Corporate Governance Committee

Ms. Filler is a member of our Board of Directors. Ms. Filler was elected to our Board of Directors effective April 1, 2022. Ms. Filler retired as President of Retail Products, Chief Marketing Officer, and Chief Merchandising Officer at Walgreen Co. in 2017. Prior to Walgreen Co, Ms. Filler served in Executive Vice President roles at Walmart and at Kraft Foods. Prior to Kraft, Ms. Filler served a long tenure at Hanes Brands, including Group CEO roles of its largest branded apparel businesses. Ms. Filler is Lead Independent Director at Danaher Corporation, where she has served as a Director since 2004. She serves as Chair of the Nominating & Governance Committee and on the Science & Technology Committee. Ms. Filler also serves on the Board of Eversight, a leader in AI-based price and promotion optimization for consumer goods companies and retailers. Ms. Filler serves as Chair of the Development Committee for the Chicago Public Library Foundation, and on the Foundation’s Executive Committee, among other philanthropic activities. Ms. Filler earned an MBA from Harvard Business School and an MS from the University of North Texas.

10	CARLYLE Proxy Statement 2022

Corporate Governance

JAMES H. HANCE, JR., Operating Executive and Director Age: 77 Director Since: 2012

Mr. Hance is an Operating Executive of Carlyle and a member of our Board of Directors. Mr. Hance was elected to our Board of Directors effective May 2, 2012. Mr. Hance joined Carlyle in November 2005 as an Operating Executive and has worked primarily in our Global Credit segment and the financial services sector. Prior to joining Carlyle in 2005, Mr. Hance served as Vice Chairman of Bank of America from 1993 until his retirement on January 31, 2005 and served as Chief Financial Officer from 1988 to 2004. Prior to joining Bank of America, Mr. Hance spent 17 years with Price Waterhouse (now Pricewaterhouse Coopers LLP). Mr. Hance is currently a director of Acuity Brands Inc. (where he serves as the Lead Independent Director and on the Audit Committee and Governance Committee). Mr. Hance is a former director of Ford Motor Company, Sprint Nextel Corporation, Morgan Stanley, Duke Energy Corporation, Cousins Properties, Parkway, Inc. and Bank of America Corporation. Mr. Hance serves as Emeritus Trustee on the Board of Trustees at Washington University in St. Louis and as Chairman of the Board of Trustees at Johnson & Wales University in Providence, RI. Mr. Hance graduated from Westminster College and received an MBA from Washington University in St. Louis. He is a certified public accountant.

DERICA W. RICE, Director Age: 57 Director Since: 2021 Committees: Audit Committee, Compensation Committee

Mr. Rice is a member of our Board of Directors. Mr. Rice was appointed to our Board of Directors effective March 8, 2021. Mr. Rice served as executive vice president of CVS Health and President of CVS Caremark, the pharmacy benefits management business of CVS Health, from March 2018 to February 2020. Previously, he held various executive positions at Eli Lilly and Company, most recently executive vice president of Global Services and chief financial officer from 2006 to 2017. Mr. Rice is currently a director of Bristol-Meyers Squibb Company (where he serves on the Audit Committee and the Compensation and Management Development Committee), Target Corporation (where he serves on the Audit and Finance Committee and the Infrastructure and Investment Committee) and The Walt Disney Company (where he serves on the Audit Committee). Mr. Rice received his Bachelor of Science degree in Electrical and Electronics Engineering from Kettering University and an MBA from Indiana University.

CONTINUING CLASS III DIRECTORS WHOSE TERMS WILL EXPIRE IN 2023

KEWSONG LEE, Chief Executive Officer and Director Age: 56 Director Since: 2018

Mr. Lee is the Chief Executive Officer of Carlyle and was elected to the Board of Directors effective January 1, 2018. Mr. Lee joined Carlyle in 2013 as Deputy Chief Investment Officer for Corporate Private Equity and in 2016 he assumed the additional role of leading the Global Credit segment. Prior to joining Carlyle, Mr. Lee was a partner and a member of the Executive Management Group at Warburg Pincus, where he spent 21 years. He currently serves as the President of the Lincoln Center Theater, Chairman of the US Chamber of Commerce China Center and Vice Chair of the Partnership for New York City. He also is a member of the Business Roundtable, serves on the board of FCLT Global, and is a Trustee of the Center for Strategic and International Studies. Mr. Lee earned his AB in applied mathematics in economics at Harvard College and his MBA from Harvard Business School.

CARLYLE Proxy Statement 2022	11

Corporate Governance

WILLIAM E. CONWAY, JR., Founder, Co-Chairman and Director Age: 72 Director Since: 2011

Mr. Conway is a co-founder and non-executive Co-Chairman of the Board. Mr. Conway was elected to our Board of Directors effective July 18, 2011. Previously, Mr. Conway served as our Co-Chief Executive Officer and Chief Investment Officer. Prior to forming Carlyle in 1987, Mr. Conway was the Senior Vice President and Chief Financial Officer of MCI Communications Corporation (“MCI”). Mr. Conway was a Vice President and Treasurer of MCI from 1981 to 1984. Mr. Conway is Chairman of the Board of Trustees of Johns Hopkins Medicine and a member of the Board of Trustees of the Catholic University of America. He previously served as chairman and/or director of several public and private companies in which Carlyle had significant investment interests. Mr. Conway received his BA from Dartmouth College and his MBA in finance from The University of Chicago Booth School of Business.

LAWTON W. FITT, Lead Independent Director Age: 68 Director Since: 2012 Committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee (Chair)

Ms. Fitt is a member of our Board of Directors, and serves as our Lead Independent Director. Ms. Fitt was elected to our Board of Directors effective May 2, 2012. Ms. Fitt served as Secretary (CEO) of the Royal Academy of Arts in London from October 2002 to March 2005. Prior to that, Ms. Fitt was a partner with Goldman Sachs & Co. Ms. Fitt is currently a director of Ciena Corporation (where she serves as chair of the Audit Committee), Micro Focus International (where she serves on the Audit Committee, Remuneration Committee, and Nominating Committee) and The Progressive Corporation (where she serves as Chairperson, and serves on the Investment and Capital Committee and as chair of the Nominating and Governance Committee). Ms. Fitt is a former director of ARM Holdings PLC and Thomson Reuters. She is also a trustee or director of several not-for-profit organizations including the Goldman Sachs Foundation. Ms. Fitt earned her AB in history at Brown University and her MBA from the Darden School of the University of Virginia.

MARK S. ORDAN, Director Age: 63 Director Since: 2022 Committees: Compensation Committee

Mr. Ordan is a member of our Board of Directors. Mr. Ordan was elected to our Board of Directors effective April 1, 2022. Mr. Ordan joined Mednax in July 2020 and currently serves as Chief Executive Officer. Previously, Mr. Ordan founded and served as Chief Executive Officer of Quality Care Properties, Inc. from 2016 to 2018. In July 2018, he completed a sale of the company to Welltower and Promedica. Before that, Mr. Ordan served as Chief Executive Officer of Washington Prime Group Inc. from 2014 to 2015, from its inception as a spin-off of the Simon Property Group. From 2008 to 2013, Mr. Ordan served as Chief Executive Officer of Sunrise Senior Living, Inc. where he led the company’s turnaround and restructuring and oversaw the sale of the company in January 2013. From 2006 to 2007, he served as Chief Executive Officer of The Mills Corporation, which he sold to Simon Property Group and Farrallon. Mr. Ordan holds a bachelor’s degree in philosophy from Vassar College. He received a master’s degree in business administration from Harvard Business School. Additionally, he is a recipient of the Hitchcock Humanitarian Award from the Cystic Fibrosis Foundation and is an inductee of the Washington Business Hall of Fame. Mr. Ordan currently serves on the Board of Directors of Mednax, Federal Realty Investment Trust and Vassar College. Additionally, he serves as Vice Chairman of the Board for the U.S. Chamber of Commerce.

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Corporate Governance

ANTHONY WELTERS, Director Age: 67 Director Since: 2015 Committees: Compensation Committee (Chair), Nominating and Corporate Governance Committee

Mr. Welters joined our Board on October 27, 2015. He is Founder, Chairman and CEO of CINQ Care Inc., a physician-led, community-based ambulatory care delivery system that delivers whole person care in the home, whenever possible, to Black and Brown communities. He is Executive Chairman of the BlackIvy Group, an organization focused on building and growing commercial enterprises in Sub-Saharan Africa, and Chairman of Somatus, Inc., a value-based kidney care company. Mr. Welters founded AmeriChoice in 1989 and upon acquisition by UnitedHealth Group (UHG) in 2002, joined UHG serving as Senior Adviser to the Office of the CEO, Executive Vice President and Member of the Office of the CEO, retiring in 2016. He currently serves on the public boards of Loews Corporation and Gilead Sciences, Inc. Mr. Welters is Trustee Emeritus of Morehouse School of Medicine Board of Trustees, Chairman Emeritus of the Board of New York University School of Law, Vice Chairman of the Board of New York University, a Trustee of NYU Langone Medical Center, Vice Chair of the John F. Kennedy Center for the Performing Arts and a founding member of the National Museum of African American History and Culture.

CONTINUING CLASS I DIRECTORS WHOSE TERMS WILL EXPIRE IN 2024

DANIEL A. D’ANIELLO, Founder, Chairman Emeritus and Director Age: 75 Director Since: 2011

Mr. D’Aniello is a co-founder and Chairman Emeritus of Carlyle. He has served on our Board of Directors since the Board’s inception on July 18, 2011, serving as Chairman from 2012 until January 1, 2018. Prior to forming Carlyle in 1987, Mr. D’Aniello was the Vice President for Finance and Development at Marriott Corporation for eight years. Before joining Marriott, Mr. D’Aniello was a financial officer at PepsiCo, Inc. and Trans World Airlines. Mr. D'Aniello served in the United States Navy from 1968 through 1971 during which time he was a Distinguished Naval Graduate of Officer Candidate School, Newport R.I.; a Supply Officer (LTJG) aboard the USS Wasp (CVS 18); and in 2016, Mr. D'Aniello was awarded the designation of Lone Sailor by the U.S. Navy Memorial Foundation. Mr. D’Aniello is Chairman of the American Enterprise Institute for Public Research; Co-Chairman of the Institute for Veterans and Military Families; Chairman of the Wolf Trap Foundation of the Performing Arts; an Advisor to the John Templeton Foundation; a founding Trustee of the Lumen Institute; and a Lifetime Member of the Board of Trustees of Syracuse University, a member of the Chancellor’s Council and the Corporate Advisory Council to the Martin J. Whitman School of Management. Mr. D’Aniello previously served as chairman and/or director of several private and public companies in which Carlyle had significant investment interests. Mr. D’Aniello is a 1968 magna cum laude graduate of Syracuse University, where he was a member of Beta Gamma Sigma, and a 1974 graduate of the Harvard Business School, where he was a Teagle Foundation Fellow.

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PETER J. CLARE, Chief Investment Officer of Corporate Private Equity, Chairman of the Americas and Director Age: 57 Director Since: 2018

Mr. Clare is a member of our Board of Directors. Mr. Clare was elected to our Board of Directors effective January 1, 2018. Mr. Clare is the Chief Investment Officer of Corporate Private Equity, Chairman of the Americas and Chair of the US Buyout and Growth Investment committees. Mr. Clare previously served as the Co-Head of the US Buyout and Growth team and as Deputy Chief Investment Officer of the Company’s CPE segment. From 1999 to 2001, Mr. Clare was based in Hong Kong and was a founding member of the Carlyle Asia Buyout team and continues to serve on the Carlyle Asia Buyout Investment Committee. In 2001 and 2002, Mr. Clare launched Carlyle’s initial investments in distressed debt, which led to the creation of Carlyle Strategic Partners. From 2004 to 2011, Mr. Clare served as the Global Head of the Aerospace, Defense & Government Services sector team. Prior to joining Carlyle, Mr. Clare was with First City Capital Corporation, a private equity group that invested in buyouts, public equities, distressed bonds and restructurings. Prior to joining First City Capital, he was with the Merchant Banking Group of Prudential‑Bache. Mr. Clare currently serves as a member of the Board of Directors of Sedgwick Claims Management. Mr. Clare has previously served on the boards of Booz Allen Hamilton, CommScope, Inc., Nouryon, Pharmaceutical Product Development (PPD), Sequa and Signode Industrial. Mr. Clare is a magna cum laude graduate of Georgetown University and received his MBA from the Wharton School at the University of Pennsylvania.

DR. THOMAS S. ROBERTSON, Director Age: 79 Director Since: 2012 Committees: Audit Committee

Dr. Robertson is a member of our Board of Directors. Dr. Robertson was elected to our Board of Directors effective May 2, 2012. Dr. Robertson was the Dean of The Wharton School from 2007 to 2014. Since then he has been the Joshua J. Harris Professor of Marketing at The Wharton School where he holds the positions of Academic Director of the Baker Retailing Center and Executive Director of the Wharton INSEAD Alliance. Previously, Dr. Robertson was Dean of Emory University’s Goizueta Business School from 1998 to 2007. He also served as Special Assistant to Emory University’s president on issues of international strategy and was a founding director of the Institute for Developing Nations, which was established jointly by Emory University and The Carter Center in fall 2006. Before joining Emory, Dr. Robertson was the Sainsbury Professor and Chair of the Marketing Department and Deputy Dean of the London Business School from 1994 to 1998. He also served as a member of the Marketing faculty at The Wharton School from 1971 to 1994 and was the Associate Dean for Executive Education. Dr. Robertson is currently on the Advisory Board of The Sorbonne Universities and is a former director of CRA International, Inc. and PRGX Global, Inc. He graduated from Wayne State University and received his M.A. in Sociology and Ph.D. in Marketing from Northwestern University.

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Corporate Governance

WILLIAM J. SHAW, Director Age: 76 Director Since: 2012 Committees: Audit Committee (Chair)

Mr. Shaw is a member of our Board of Directors. Mr. Shaw was elected to our Board of Directors effective May 2, 2012. Mr. Shaw was the Vice Chairman of Marriott International, Inc. until his retirement in March 2011. Prior to becoming Vice Chairman of Marriott, Mr. Shaw served as President and Chief Operating Officer of Marriott from 1997 until 2009. Mr. Shaw joined Marriott in 1974 and held various positions, including Corporate Controller, Corporate Vice President, Senior Vice President‑Finance, Treasurer, Chief Financial Officer, Executive Vice President and President of Marriott Service Group. Prior to joining Marriott, Mr. Shaw worked at Arthur Andersen & Co. Mr. Shaw is Chairman of the Board of Directors of Marriott Vacations Worldwide Corporation, a Director of DiamondRock Hospitality (where he serves as Chairman of the Audit Committee and serves on the Compensation Committee and Nominating and Corporate Governance Committee) and is a former member of the Board of Trustees of three funds in the American Family of mutual funds from 2009 to 2015. Mr. Shaw serves on the Board of Trustees of the University of Notre Dame. Mr. Shaw graduated from the University of Notre Dame and received an MBA from Washington University in St. Louis.

Board Composition
BOARD NOMINATION PROCESS
The Nominating and Corporate Governance Committee will consider director candidates recommended by the Company’s shareholders, directors, officers and employees and third-party search firms and other sources it deems appropriate. The Nominating and Corporate Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential candidates. Mr. Rice and Ms. Filler were recommended by a third-party search firm and Mr. Ordan was recommended by other members of the Board. All candidates are reviewed in the same manner, regardless of the source of the recommendation. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Shareholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Corporate Secretary, The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004. All recommendations for nomination received by the Secretary that satisfy the notification, timeliness, consent, information and other requirements set forth in our certificate of incorporation requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. See “Frequently Asked Questions – How can I submit nominees or shareholder proposals in accordance with our certificate of incorporation?” below.
DIRECTOR QUALIFICATIONS
The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board of Directors those candidates to be nominated for election to the board. When considering director candidates, the Nominating and Corporate Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of the Company’s incumbent directors, provide a blend of skills and experience to further enhance the effectiveness of the Board of Directors. More specifically, the Nominating and Corporate Governance Committee considers:
•minimum individual qualifications, including strength of character, mature judgment, familiarity with the company’s business and industry, independence of thought and an ability to work collegially and

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•all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations, corporate governance background, financial and accounting background, executive compensation background, relevant career experience and the size, composition and combined expertise of the existing Board of Directors.
The Board of Directors monitors the mix of specific experience, qualifications and skills of its directors in order to assure that the Board of Directors, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. Although we have no formal policy regarding board diversity, the Board of Directors believes that diversity is an important component of a board, which includes such factors as background, skills, experience, expertise, gender, race and culture. Further, the Board of Directors does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference in selecting director candidates.
DIVERSITY OF SKILLS, EXPERIENCE AND ATTRIBUTES
The Board of Directors does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference in selecting director candidates.

	Board Diversity Matrix (As of April 13, 2022)
Total Number of Directors	13
Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	11	—	—
Demographic Background
African American or Black	—	2	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	8	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
When determining that each of our directors is particularly well-suited to serve on our Board of Directors and that each has the experience, qualifications, attributes and skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively, we considered the following experience and qualifications of each director.

DIRECTOR ATTRIBUTES	All our Directors possess the following attributes:
	•Dedication to integrity and excellence •Commitment to sustainability •Global perspective •Proven track record of success	•Risk oversight experience •Experience with corporate governance requirements •CEO, Senior Leadership or other relevant leadership experience

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•Mr. Lee — We considered his business acumen, innovative thinking, leadership experience in a variety of senior roles at financial institutions and substantial global business experience.
•Messrs. Conway, D’Aniello and Rubenstein — We considered that these three individuals are the original founders of our firm, that each has played an integral role in our firm’s successful growth since its founding in 1987, and that each has developed a unique and unparalleled understanding of our business. Finally, we also noted that these three individuals are our largest equity owners and, as a consequence of such alignment of interest with our other equity owners, each has additional motivation to diligently fulfill his oversight responsibilities as a member of the Board.
•Mr. Clare — We considered his extensive investment and leadership experience as the former co-head of our U.S. Buyout business, Chief Investment Officer of CPE, Chairman of the Americas and Chair of the U.S. Buyout and Growth investment committees.
•Ms. Fitt — We considered her extensive financial background and experience in a distinguished career at Goldman Sachs in the areas of investment banking and risk analysis, including her unique insights into the operation of global capital markets.
•Mr. Hance — We considered his invaluable perspective owing to his experience in various senior leadership roles in the financial services industry, including his role as the Chief Financial Officer of Bank of America Corporation, which included responsibility for financial and accounting matters, as well as his familiarity with our business and operations as an Operating Executive of Carlyle.

•Mr. Rice — We considered his experience with complex, global business operations, and extensive knowledge of a wide range of financial and accounting matters resulting from his distinguished career at CVS Health and Eli Lilly and Company.
•Dr. Robertson — We considered his distinguished career as a professor and Dean of the Wharton School at the University of Pennsylvania and his extensive knowledge and expertise in finance and business administration.
•Mr. Shaw — We considered his extensive financial background and public company operating and management experience resulting from his distinguished career in various senior leadership roles at Marriott.
•Mr. Welters — We considered his business acumen and entrepreneurial experience, extensive operating expertise as well as his familiarity with board responsibilities, oversight and control resulting from his significant experience serving on the boards of directors of various public companies.
•Ms. Filler — We considered her extensive experience in senior management role and expertise in marketing and branding and corporate strategy, as well as her experience as a director of a large, global business.
•Mr. Ordan — We considered his extensive leadership experience from serving as the CEO of various companies and resulting in considerable operational knowledge, as well as his prior experience as a director of other public company boards.

DIRECTOR INDEPENDENCE
As of August 5, 2021, Carlyle Group Management L.L.C. ceased to own greater than 50% of our voting stock and as a result, we no longer qualified as a “controlled company” within the meaning of Nasdaq corporate governance standards as of such date. The Nasdaq rules require that our Board be composed of a majority of “independent directors”, as defined under the rules of Nasdaq, and that our Compensation Committee and Nominating and Corporate Governance Committees consist entirely of independent directors, by August 5, 2022. Accordingly, in connection with the appointment of Ms. Filler and Mr. Ordan, effective April 1, 2022, our Board is now composed of a majority of independent directors and, effective as of April 6, 2022, we changed the composition of the Nominating and Governance Committee and the Compensation Committee to satisfy the foregoing committee independence requirements.

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Our Board of Directors has affirmatively determined that seven of our directors satisfy the independence requirements of Nasdaq, the Securities and Exchange Commission (the “SEC”) and our Governance Policy, including with respect to applicable committee membership. These directors are Ms. Filler, Ms. Fitt, Mr. Ordan, Mr. Rice, Dr. Robertson, Mr. Shaw and Mr. Welters. Based on all the relevant facts and circumstances, the Board of Directors determined that the independent directors have no relationship with us that would impair their independence as it is defined in the Nasdaq rules and our Governance Policy. In addition, our Board of Directors previously determined that Ms. Hill, who retired as a director effective February 11, 2022, satisfied the independence requirements of Nasdaq, the SEC and our Governance Policy. To assist it in making its independence determinations, the Board of Directors adheres to the following standards, which are described in our Governance Policy, in determining independence:
Under any circumstances, a director is not independent if:
•the director is, or has been within the preceding three years, employed by a Carlyle Entity. A Carlyle Entity means us and any parent or subsidiary that we control and consolidate into our financial statements, respectively, filed with the SEC, (but not if we reflect such entity solely as an investment in these financial statements);
•the director, or an immediate family member of that director, accepted any compensation from a Carlyle Entity in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than (i) compensation for director or committee service, (ii) compensation paid to an immediate family member who is an employee (other than an executive officer) of a Carlyle Entity and (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;
•the director is an immediate family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;
•the director is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of any organization (including a charitable organization) to which a Carlyle Entity made, or from which a Carlyle Entity received, payments for property or services in the current or any of the past three fiscal years that exceed five percent (5%) of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:
•payments arising solely from investments in a Carlyle Entity’s securities; or
•payments under non-discretionary charitable contribution matching programs;
•the director is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of a Carlyle Entity serve on the Compensation Committee of such other entity; or
•the director is, or has an immediate family member who is, a current partner of a Carlyle Entity’s outside auditor, or was a partner or employee of a Carlyle Entity’s outside auditor who worked on a Carlyle Entity’s audit at any time during any of the past three years.
The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:
•if the director or an immediate family member of that director serves as a director or trustee of a charitable organization, and our annual charitable contributions to that organization (excluding contributions by us under any established matching gift program) are less than the greater of $200,000 or five percent (5%) of that organization’s consolidated gross revenues in its most recent fiscal year, provided, however, that in calculating such amount (i) payments arising solely from investments in the Carlyle Entity’s securities and (ii) payments under non-discretionary charitable contribution matching programs shall be excluded; and
•if the director or an immediate family member of that director (or a company for which the director serves as a director or executive officer) invests in or alongside of one or more investment funds or investment companies managed by us or any of our subsidiaries, whether or not fees or other incentive arrangements for us or our subsidiaries are borne by the investing person.

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Board Oversight of Our Firm
Our Board is responsible for oversight of the business and affairs of Carlyle. In order to drive long-term sustainable value for our stakeholders, the Board discusses and receives regular updates on a wide variety of matters affecting the firm and advises our leadership team to help drive success. The Board regards our people as one of our greatest assets. Central to the Board’s oversight of our efforts to drive sustainable value is the goal of assuring that our standards of integrity and ethical conduct are appropriately communicated and embraced by the firm. The board’s key oversight responsibilities include:

1	2	3	4	5	6
Strategy	Risk Management	CEO Performance	Human Capital Management	Culture & Values	ESG & Impact
BOARD AND COMMITTEE MEETINGS; ANNUAL MEETING ATTENDANCE
During 2021, the Board of Directors held 9 meetings, the Audit Committee held 10 meetings, the Compensation Committee held 6 meetings and the Nominating and Corporate Governance Committee held 5 meetings. In 2021, each incumbent director attended at least 75% of each of the meetings of the Board and committees on which he or she served during the period for which he or she was a director or committee member, respectively. The independent directors of the company regularly meet in executive session without management. Directors are encouraged to attend the Annual Meeting. All of our incumbent directors attended the 2021 Annual Meeting, which was held virtually.
OVERSIGHT OF STRATEGY
Our Board advises management on the development and communication of an effective business strategy for the firm, including with regard to the development of growth opportunities. Key leaders of our business segments present their business plans, budgets and initiatives to the Board and the Board engages members of the leadership team to help devise and execute growth initiatives and steer the firm’s strategic direction.

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OVERSIGHT OF RISK MANAGEMENT
Our approach to risk management is to focus on identifying relevant sources of risk, and ensuring that the right personnel from various business segments, divisions and disciplines within the firm are coordinated and effectively collaborating to manage areas of critical risk. Of utmost importance is the Board’s focus on reputational risk, which is routinely evaluated across all aspects of our business.

BOARD OVERSIGHT
•Our Board is responsible for oversight of the firm’s enterprise risk management strategy and its risk tolerance.
•Other areas of risk management addressed by the Board include global and regional market dynamics, political and legislative risk, environmental and social risk, and technology and cyber-security risk. While the full Board exercises responsibility for enterprise risk management, each Board committee maintains appropriate risk oversight within the scope of its committee function.

AUDIT COMMITTEE •Undertakes oversight of financial, tax, legal and compliance risks. •Monitors the adequacy of our capital and liquidity positions.
COMPENSATION COMMITTEE
•Oversees risks relating to our compensation programs and strategies for attracting, motivating and retaining employees and aligning their interests with the best interest of the firm.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE •Oversees risk relating to the effectiveness of our Board, the quality of leadership, and succession planning.

LEADERSHIP TEAM •With the guidance and oversight of the Board and its committees, management of day-to-day judgments on risk matters throughout the business has been delegated to the leadership team.

OVERSIGHT OF CYBERSECURITY
Global Information Technology and Solutions, which we refer to as GTS, is essential for Carlyle to conduct investment activities, manage internal administration activities and connect our global enterprise. Our systems, data, network and infrastructure are continuously monitored and administered by formal controls and risk management processes that also help protect the data and privacy of our employees and investors. Our business continuity plans are designed to allow all critical business functions to continue in an orderly manner in the event of an emergency. Our GTS team works closely with our business segment teams to maintain operational resilience through business continuity planning and annual IT disaster recovery testing, which collectively support the goal of mitigating risk were an emergency to occur.

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Within GTS, Carlyle’s Chief Information Security Officer (CISO) leads our cyber security program, chairs Carlyle’s Information Security Steering Committee (ISSC), and provides cybersecurity status reporting to Carlyle’s Board via its Audit Committee at least annually. Our ISSC meets quarterly and ensures that cybersecurity initiatives are in alignment with Carlyle’s strategic priorities. Carlyle’s cybersecurity program supports security governance, security awareness and training, security engineering and architecture, security risk management, vulnerability management, security monitoring, and 24x7 incident response capabilities. Various components of the cybersecurity program are audited by Carlyle’s Internal Audit team, which co-sources with third-party cybersecurity experts in conducting its assessments. The program is underpinned by the implementation of security best practices, such as those outlined below.

CYBERSECURITY BEST PRACTICES

•Multi-factor authentication for remote access; privileged access management for system administrators; application whitelisting; laptop encryption; and advanced malware defenses on endpoints
•Incident preparedness (e.g., Incident Response (IR) Plan, IR Retainer, IR Playbooks, and testing) and risk transfer via Cyber Insurance
•Independent & continuous security testing, assessment, and vulnerability management
•Cyber Third-Party Risk Management
•Security awareness training, including phishing simulations, for all Carlyle personnel and contractors, as well as additional training for GTS employees regarding cyber best practices
•Restrictions on access to personal email accounts; cloud storage; social media, and USB storage devices

Carlyle uses the NIST Cybersecurity Framework as a model for understanding and shaping its cyber security program and is a member of the Financial Services Information Sharing and Analysis Center.

OVERSIGHT OF CEO PERFORMANCE
A primary role of the Board is to assess the performance of our CEO. The Compensation Committee also plays an important role in such assessment in its role of awarding compensation based on firm and individual performance. Such assessments of the CEO are accomplished throughout the year in meetings of the Board and its committees and as part of the annual year end compensation review process.
OVERSIGHT OF HUMAN CAPITAL MANAGEMENT
We regard our employees as one of our greatest assets, and our Board and Compensation Committee are responsible for oversight of the firm’s approach to managing human capital. In particular, our Board focuses on supporting management’s extensive initiatives to support and expand diversity, equity and inclusion within our workforce, as well as within portfolio companies acquired by our investment funds. During the COVID-19 pandemic, the Board has encouraged management’s efforts to protect the health and safety of our people, and to adapt to a changing work environment, with an emphasis on productivity and wellness. In promoting the efficacy of our employee base, the Board encourages compensation that rewards performance and aligns employee incentives with the best interests of our stakeholders. Our Chief Human Resources Officer facilitates employee engagement surveys and other key employee data and reports regularly to the Board and Compensation Committee.
FINANCIAL PERFORMANCE AND REPORTING
Our Board and the Audit Committee continuously monitor the financial performance of the firm. Our Chief Financial Officer provides the Audit Committee and the Board at each regularly scheduled meeting with critical financial information that allows the Board and its committees to perform their oversight responsibilities. The Audit Committee oversees management’s preparation and presentation of the quarterly and annual financial statements and the operation of our internal controls over financial reporting, including our disclosure and valuation processes.

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Corporate Governance
OVERSIGHT OF OUR CULTURE AND VALUES
Our employees around the globe are united by our culture, which is driven by our mission to invest wisely and create value while delivering on our strategic plan to grow, build and perform for all of our stakeholders. We seek to achieve our mission and deliver on our strategic plan by creating a culture where employees strive to excel, deliver for the firm, challenge the status quo and leverage diverse perspectives. We encourage our employees to leave their comfort zone and seek out a leading edge while working with passion, creativity and a relentless determination to deliver for our stakeholders. We seek to foster lateral working relationships across and beyond Carlyle while working as one team to drive long-term value creation. We strive to lead by example in driving and embracing change. We foster diverse perspectives by encouraging our employees to engage with others with candor and diversity of thought, promoting a team conscience that is inclusive and empowering. We demand the highest standards of ethical dealings, and we require collaboration and cooperation among all parts of our firm while also emphasizing an environment where our people feel free to voice their views, ideas and suggestions to achieve the best outcome for our stakeholders. In doing so, we bring to bear the best ideas for investment excellence from all areas within our global footprint, and maximize the value of the services we provide. Our Board oversees our leadership team in its efforts to encourage and sustain our culture and values.
OVERSIGHT OF ESG AND IMPACT
We strive to embed Impact in everything we do – it is not a single product or strategy, but a mindset that permeates our culture and investment ethos. Our Board of Directors oversees the firm’s approach to ESG and Impact. In April 2022, the Board appointed Linda H. Filler to serve as the ESG and Impact Lead to enhance the Board’s oversight of our ESG and Impact efforts. The Board receives updates on ESG strategy and investment implications at least annually, and receives reports on thematic issues, such as Carlyle’s approach to climate risk and opportunity, and diversity, equity and inclusion from our Global Head of Impact and Chief Diversity, Equity and Inclusion Officer.
Board Structure and Governance Practices
BOARD LEADERSHIP STRUCTURE
Our Board of Directors oversees our business and affairs and consists of 13 directors. A majority of the directors on our Board are independent.
Two of our founders, David M. Rubenstein and William E. Conway, Jr., currently serve as non-executive Co-Chairmen of the Board. Our Chief Executive Officer, Kewsong Lee, also serves as a Board member.
Lawton Fitt serves as our Lead Independent Director. She presides at executive sessions of the independent directors and engages with them between Board and Committee meetings. Ms. Fitt works closely with the independent directors to provide objective oversight of our business. She facilitates communications with the Board, the identification of matters for consideration by the Board and management, and the formulation of appropriate guidance to be provided by the independent directors.
We believe this leadership structure has served us well. Our CEO utilizes the Board as a resource for insights and advice, while focusing his efforts on leading the business and leadership team. We benefit from our founders’ extensive knowledge and experience in the global investment management industry and the continuity they have provided as Carlyle transitioned from a private partnership to a public company. At the same time, we benefit from the perspectives of a diverse group of independent directors with a strong Lead Independent Director.

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BOARD COMMITTEES
Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

AUDIT COMMITTEE

Members William J. Shaw (Chair) Lawton W. Fitt Derica Rice Dr. Thomas S. Robertson Meetings in 2021: 10
Principal Responsibilities:
The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, including, without limitation, assisting the board of director’s oversight of:
•the quality and integrity of our financial statements,
•our compliance with legal and regulatory requirements,
•our independent registered public accounting firm’s qualifications and independence, and
•the performance of our independent registered public accounting firm and our internal audit function, and directly appointing, retaining, reviewing and terminating our independent registered public accounting firm.
The members of our Audit Committee have not participated in the preparation of our financial statements at any time during the past three years and meet the and financial literacy requirements for service on an Audit Committee of a Board of Directors pursuant to the Nasdaq Listing Rules relating to corporate governance matters. The Board of Directors has determined that Mr. Shaw is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee has a charter which is available on our website at http://ir.carlyle.com.

COMPENSATION COMMITTEE

Members Anthony Welters (Chair) Lawton W. Fitt Mark S. Ordan Derica Rice Meetings in 2021: 6
Principal Responsibilities:
Our Compensation Committee is responsible for, among other duties and responsibilities:
•reviewing and approving all forms of compensation to be provided to, and employment agreements with, our Chief Executive Officer,
•establishing and reviewing our overall compensation philosophy, and reviewing, approving, and
•overseeing the administration of our equity incentive plan. In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.
The Compensation Committee may also delegate to one or more officers of the Company the authority to make certain grants and awards to employees of the Company or its affiliates under the Company’s equity incentive plan as the Compensation Committee deems appropriate and in accordance with the terms of such plan; provided that such delegation is in compliance with the plan and the laws of the state of Delaware.
The Compensation Committee has a charter which is available on our website at http://ir.carlyle.com.

CARLYLE Proxy Statement 2022	23

Corporate Governance

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Members Lawton W. Fitt (Chair) Linda H. Filler Anthony Welters Meetings in 2021: 5
Principal Responsibilities:
Our Nominating and Corporate Governance Committee is responsible for, among its other duties and responsibilities:
•identifying candidates qualified to serve on our Board of Directors,
•reviewing the composition of the Board of Directors and its committees,
•developing and recommending to the Board of Directors corporate governance principles that are applicable to us, and
•overseeing the evolution of the Board of Directors.
The Nominating and Corporate Governance Committee has a charter which is available on our website at http://ir.carlyle.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
For a description of certain transactions between us and the members of our Compensation Committee, see “Certain Relationships and Related Transactions.”
GOVERNANCE POLICIES
The Board of Directors has a governance policy that addresses significant issues of corporate governance and sets forth procedures by which our Board carries out its responsibilities. The governance policy is available on our website at http://ir.carlyle.com.
CODE OF ETHICS FOR FINANCIAL PROFESSIONALS
We have a Code of Conduct and a Code of Ethics for Financial Professionals, which apply to our principal executive officers, principal financial officer and principal accounting officer. Each of these codes is available on our website at http://ir.carlyle.com. We intend to disclose any legally required amendment to or waiver of the Code of Ethics for Financial Professionals and any waiver of our Code of Conduct on behalf of an executive officer or director either on our website or in a Form 8-K filing.

24	CARLYLE Proxy Statement 2022

Corporate Governance
Stakeholder Engagement
We continuously engage with our fund investors, shareholders, portfolio companies, people, and communities to help us set priorities, assess our progress, and enhance our corporate governance practices. We facilitate these constructive conversations through consistent individual and small group meetings, industry conferences, Carlyle conferences, qualitative and quantitative perception surveys, and engagements with various ESG rating firms. We are committed to ongoing, candid, and transparent communications with all of our stakeholders.
In 2021, we continued to enhance our approach to interactions with our stakeholders with the evolution of the COVID-19 pandemic, continuing to engage in virtual environments with our investors, our shareholders, and other stakeholders while also introducing in-person and hybrid interactions while taking necessary health and safety precautions.
Highlights from 2021 include:
•Held our first Investor Day in eight years in February, unveiling our Strategic Plan, a multi-year roadmap of our priorities to substantially increase growth and profitability and generate long-term shareholder value;
•Hosted detailed quarterly earnings calls to discuss our results, including extensive information around and impact on our business during the pandemic;
•Organized periodic and ongoing update calls and virtual meetings with all sell-side analysts and our largest external shareholders, who represent a vast majority of our externally held common shares;
•Attended various in-person or virtual investor conferences to present or discuss Carlyle’s opportunity set and growth objectives as well as our financial results, hosting several hundred current or potential new investors in individual or group meetings;
•Conducted quarterly update calls with our fund investors to provide transparency regarding their investments as well as our global insights and perspectives during a time of significant uncertainty;
•Held hybrid Global Investor Conference, which was attended by over 1,100 fund investors;
•Hosted numerous virtual roundtables and webinars to engage with our fund investors on relevant topics ranging from market updates, ESG and Impact, and sector deep-dives, including a special update call to share global insights on the Russia/Ukraine conflict and Carlyle’s approach to risk mitigation;
•Welcomed more than 60 guests from over 30 portfolio companies for our Sustainability Workshop, which included sessions on developing resilient climate strategies and leading practices for energy management; and
•Conducted an annual survey, as well as multiple pulse surveys throughout the year, to measure employee engagement and guide our decision-making as we navigated a “return-to-hybrid” environment.

CARLYLE Proxy Statement 2022	25

Item 2. Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm
Our Audit Committee has selected Ernst & Young as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2022. Representatives of Ernst & Young are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
BOARD RECOMMENDATION

The Board unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm.

The appointment of Ernst & Young as our independent registered public accounting firm for 2022 is being submitted to our shareholders for ratification at the Annual Meeting. Our Board recommends that the shareholders vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm. The submission of the appointment of Ernst & Young is required neither by law nor by our Bylaws. Our Board is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

26	CARLYLE Proxy Statement 2022

Audit Matters
Fees Paid to Independent Registered Public Accounting Firm
The following table summarizes the aggregate fees, including expenses, for professional services provided by Ernst & Young for the years ended December 31, 2021 and 2020 (dollars in millions):

	Year Ended December 31, 2021
	The Carlyle Group Inc.		Carlyle Funds		Total
Audit Fees	$6.2	(a)	$22.3	(d)	$28.5
Audit-Related Fees	1.5	(b)	33.8	(e)	35.3
Tax Fees	4.1	(c)	1.3	(d)	5.4
All Other Fees	—		—		—
Total	$11.8		$57.4		$69.2

	Year Ended December 31, 2020
	The Carlyle Group Inc.		Carlyle Funds		Total
Audit Fees	$5.4	(a)	$19.9	(d)	$25.3
Audit-Related Fees	0.1	(b)	16.1	(e)	16.2
Tax Fees	4.8	(c)	0.3	(d)	5.1
All Other Fees	—		—		—
Total	$10.3		$36.3		$46.6
References to Carlyle refer to the Company and our consolidated subsidiaries and references to Carlyle Funds refer to the investment funds and vehicles advised by Carlyle.
(a)Audit Fees consisted of fees for (1) the audits of our consolidated financial statements included in our Annual Report on Form 10-K and our internal controls over financial reporting, and services required by statute or regulation; (2) reviews of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (3) comfort letters, consents and other services related to SEC and other regulatory filings. This also includes fees for accounting consultation billed as audit services.
(b)Audit-Related Fees consisted of due diligence in connection with acquisitions, and other audit and attest services not required by statute or regulation.
(c)Tax Fees consisted of fees for services rendered for tax compliance and tax planning and advisory services. We also use other accounting firms to provide these services. Fees for tax compliance services were approximately $0.5 million and $0.4 million for the years ended December 31, 2021 and 2020, respectively.
(d)Ernst & Young also provided audit and tax services to certain investment funds managed by Carlyle in its capacity as the general partner or investment advisor. The tax services provided consist primarily of tax advisory services. We also use other accounting firms to provide these services. Fees for tax compliance services were approximately $0.2 million and $0.1 million for the years ended December 31, 2021 and 2020, respectively.
(e)Audit-Related Fees included assurance, merger and acquisition due diligence services provided in connection with contemplated investments by Carlyle-sponsored investment funds and attest services not required by statute or regulation. In addition, Ernst & Young provided audit, audit-related, tax and other services to certain Carlyle fund portfolio companies, which are approved directly by the portfolio company’s management and are not included in the amounts presented here. We also use other accounting firms to provide these services.
Pre-Approval Policies and Procedures
Our Audit Committee Charter, which is available on our website at www.carlyle.com under “Public Investors”, requires the Audit Committee to approve in advance all audit and non-audit related services to be provided by our independent registered public accounting firm in accordance with the audit and non-audit related services pre-approval policy. All services reported in the Audit, Audit-Related, and Tax categories above were approved by the Audit Committee.

CARLYLE Proxy Statement 2022	27

Audit Matters
Report of our Audit Committee
Our Audit Committee consists of Messrs. Shaw (Chair), Rice and Robertson and Ms. Fitt. The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its obligations with respect to matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions, including, without limitation, assisting the Board of Directors’ oversight of:
•(1) the quality and integrity of our financial statements;
•(2) our compliance with legal and regulatory requirements;
•(3) our independent registered public accounting firm’s qualifications and independence; and
•(4) the performance of our independent registered public accounting firm and our internal audit function, and directly appointing, retaining, reviewing and terminating our independent registered public accounting firm. The members of our Audit Committee meet the independence standards and financial literacy requirements for service on an audit committee of a Board of Directors pursuant to the federal securities laws and Nasdaq Listing Rules relating to corporate governance matters. The Board of Directors has determined that Mr. Shaw is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K. The Audit Committee has a charter which is available on our website at http://ir.carlyle.com.
As noted above, the Audit Committee is directly responsible for appointing, retaining and reviewing our independent registered public accounting firm, Ernst & Young, which process includes, among other things, reviewing and evaluating the qualifications, performance and independence of the audit partners responsible for our audit, and overseeing the required rotation of the lead audit partner. In appointing Ernst & Young, the Audit Committee considered, among other things, the quality and efficiency of the services, the technical capabilities of the engagement teams and the engagement teams’ understanding of our Company’s business. The Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders and have recommended that shareholders ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year 2022.
The Audit Committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also reviewed and discussed with management and Ernst & Young our audited year-end financial statements.
Further, the Audit Committee discussed with Ernst & Young the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence. In determining Ernst & Young’s independence, the Audit Committee considered, among other things, whether Ernst & Young’s provision of audit and non-audit services, and the amount of fees paid for such services, were compatible with the independence of the independent registered public accountants. The Audit Committee also discussed with the auditors and our financial management matters related to our internal controls over financial reporting. Based on these discussions and the written disclosures received from Ernst & Young, the Audit Committee recommended that the Board include the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

William J. Shaw Lawton W. Fitt Derica W. Rice Dr. Thomas S. Robertson

28	CARLYLE Proxy Statement 2022

Our leadership team operates under the strategic direction of our Chief Executive Officer. The following table sets forth the names, ages and positions of our executive officers.

Name	Age	Position
Kewsong Lee	56	Chief Executive Officer and Director
Curtis L. Buser	58	Chief Financial Officer
Peter J. Clare	57	Chief Investment Officer of Corporate Private Equity, Chairman of the Americas and Director
Jeffrey W. Ferguson	56	General Counsel
Christopher Finn	64	Chief Operating Officer
Bruce M. Larson	59	Chief Human Resources Officer
Kewsong Lee. Kewsong Lee is the Chief Executive Officer of Carlyle and was elected to our Board effective January 1, 2018. Mr. Lee joined Carlyle in 2013 as Deputy Chief Investment Officer for Corporate Private Equity and in 2016 he assumed the additional role of leading the Global Credit segment. Prior to joining Carlyle, Mr. Lee was a partner and a member of the Executive Management Group at Warburg Pincus, where he spent 21 years. He is currently the President of Lincoln Center Theater, Chairman for the US Chamber of Commerce China Center and Vice Chair for the Partnership for New York City. He also is a member of the Business Roundtable, Vice Chairman of the US China Business Council and serves on the board of FCLT Global, and is a Trustee of the Center for Strategic and International Studies. Mr. Lee earned his AB in applied mathematics in economics at Harvard College and his MBA from Harvard Business School.
Curtis L. Buser. Mr. Buser is the Chief Financial Officer of Carlyle and has served in such capacity since December 2014. From May 2014 until December 2014, Mr. Buser served as Carlyle’s Interim Chief Financial Officer. Mr. Buser joined Carlyle in 2004 as a managing director and served as the firm’s Chief Accounting Officer until May 2014. Prior to joining Carlyle, Mr. Buser was an audit partner with Ernst & Young, LLP. He began his career with Arthur Andersen in 1985 and was admitted to its partnership in 1997. Mr. Buser graduated from Georgetown University.
Peter J. Clare. Mr. Clare is a member of our Board of Directors. Mr. Clare was elected to our Board of Directors effective January 1, 2018. Mr. Clare is the Chief Investment Officer of Corporate Private Equity, Chairman of the Americas and Chair of the US Buyout and Growth Investment committees. Mr. Clare previously served as the Co-Head of the US Buyout and Growth team and as Deputy Chief Investment Officer of the Company’s CPE segment. From 1999 to 2001, Mr. Clare was based in Hong Kong and was a founding member of the Carlyle Asia Buyout team and continues to serve on the Carlyle Asia Buyout Investment Committee. In 2001 and 2002, Mr. Clare launched Carlyle’s initial investments in distressed debt, which led to the creation of Carlyle Strategic Partners. From 2004 to 2011, Mr. Clare served as the Global Head of the Aerospace, Defense & Government Services sector team. Prior to joining Carlyle, Mr. Clare was with First City Capital Corporation, a private equity group that invested in buyouts, public equities, distressed bonds and restructurings. Prior to joining First City Capital, he was with the Merchant Banking Group of Prudential-Bache. Mr. Clare currently serves as a member of the Board of Directors of Sedgwick Claims Management. Mr. Clare has previously served on the boards of Booz Allen Hamilton, CommScope, Inc., Nouryon, Pharmaceutical Product Development (PPD), Sequa and Signode Industrial. Mr. Clare is a magna cum laude graduate of Georgetown University and received his MBA from the Wharton School at the University of Pennsylvania.

CARLYLE Proxy Statement 2022	29

Executive Officers
Jeffrey W. Ferguson. Mr. Ferguson is the General Counsel of Carlyle and has served in such capacity since 1999. Prior to joining Carlyle, Mr. Ferguson was an associate with the law firm of Latham & Watkins LLP. Mr. Ferguson received a BA from the University of Virginia, where he was a member of Phi Beta Kappa. He also received his law degree from the University of Virginia, and is admitted to the bars of the District of Columbia and Virginia.
Christopher Finn. Mr. Finn is the Chief Operating Officer of Carlyle and has served in that capacity since March 2019. Previously, Mr. Finn served as a Managing Director and Global Head of Operations from 2018 to 2019. Prior to that role, Mr. Finn was based in Carlyle’s London office and served as Chief Operating Officer of Carlyle’s Corporate Private Equity business segment since 2014 and of Carlyle’s Global Credit business segment since 2016. Mr. Finn joined Carlyle in 1996 as a Managing Director. Prior to joining Carlyle, Mr. Finn served as Executive Vice President of the Overseas Private Investment Corporation (OPIC), the U.S. Government agency that provides financing to U.S. investors in the developing world. Mr. Finn chairs Carlyle’s Operating Committee. In addition, he chairs or sits on several fund investment committees, and has been a member of the Board of Directors of many Carlyle portfolio companies including buyout, technology and real estate investments. Mr. Finn is an honors graduate of Harvard College.
Bruce M. Larson. Mr. Larson is the Chief Human Resources Officer of Carlyle Group and has served in that capacity since he joined the firm in November 2019. Prior to joining Carlyle, Mr. Larson served as Partner and Head of Human Capital in Asia Pacific and India at Goldman Sachs. Mr. Larson earned an MBA from University of Chicago and a BA in Finance and Japanese from the University of Utah.
There are no family relationships among any of our directors or executive officers.

30	CARLYLE Proxy Statement 2022

Item 3. Non-Binding Vote to Approve Named Executive Officer Compensation (Say-On-Pay)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed above. The text of the resolution in respect of Proposal 3 is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion, is hereby APPROVED.”
In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in the Compensation Discussion and Analysis set forth above.
In particular, shareholders should note that we base our executive compensation decisions on the following:
•placing a strong emphasis on financial performance, with the flexibility to also assess against key initiatives and individual performance;
•an appropriate link between compensation and the creation of shareholder value through equity awards; and
•long-term incentive awards that do not promote excessive risk taking.
While the results of the vote are non-binding and advisory in nature, the Board intends to carefully consider the results of the vote.
BOARD RECOMMENDATION

The Board recommends a vote “FOR” the approval of the compensation of our named executive officers.

CARLYLE Proxy Statement 2022	31

Compensation Matters
Compensation Discussion and Analysis
CD&A AT-A-GLANCE
NAMED EXECUTIVE OFFICERS
The following are our “named executive officers” for the year ended December 31, 2021:

KEWSONG LEE	CURTIS L. BUSER	PETER J. CLARE

Chief Executive Officer and Principal Executive Officer	Chief Financial Officer and Principal Financial Officer	Chief Investment Officer of Corporate Private Equity and Chairman of the Americas

CHRISTOPHER FINN	BRUCE LARSON

Chief Operating Officer	Chief Human Resources Officer

CD&A HIGHLIGHTS
	COMPENSATION PHILOSOPHY	COMPENSATION DECISION-MAKING PROCESS	COMPENSATION ELEMENTS	COMPENSATION GOVERNANCE PRACTICES
Page	34	35	36	49
Section Highlights	Compensation Objectives Elements that Discourage Risk-Taking	Compensation Decisions Compensation Consultants Review of Reference Companies	Overview of Elements Base Salary Annual Cash Performance Awards Long-Term Equity Awards Other 2021 Compensation Opportunities (Including Carried Interest) 2022 Compensation Opportunities	Policy Against Hedging and General Prohibition Against Pledging Clawback Policy Executive Stock Ownership Guidelines Perquisites Tax and Accounting Considerations

32	CARLYLE Proxy Statement 2022

Compensation Matters
COMPENSATION HIGHLIGHTS

WHAT WE DO:	WHAT WE DO NOT DO:

   Align pay with firmwide performance, including through use of time-vesting and performance-vesting RSUs
   Large majority of compensation is variable, and the majority is delivered in equity
   Long-term incentive awards are denominated and settled in equity
   Prohibit short sales and derivative transactions in our equity and hedging of our stock and generally prohibit pledging of our stock
   Regularly engage with current and potential shareholders
   Engage an independent compensation consultant that works directly for our Compensation Committee and does no work for management
   Tie incentive compensation to a clawback policy that covers financial restatements
   Require our executive officers to own a minimum value of shares of our common stock
   Hold an annual Say-on-Pay vote
   Perform an annual compensation risk assessment
   Require performance at the 66th percentile of relative TSR in order to receive the target payout under our CEO’s TSR-based outperformance awards, and provide for forfeiture of such awards for performance below the 50th percentile of relative TSR
   For new equity incentive awards granted in 2022, require a qualifying termination of employment following a change in control of Carlyle in order for any such change in control to trigger accelerated vesting rights

   No excise tax “gross-up” payments in the event of a change in control
   No tax “gross-up” payment in perquisites for named executive officers
   No dividends or dividend equivalents accrued or paid on unvested equity awards
   No supplemental executive retirement benefits.

ALIGNMENT
As a result of our record performance in 2021, our applicable incentive awards paid at or above target, as follows:

ANNUAL CASH PERFORMANCE AWARDS			LONG-TERM EQUITY AWARDS
CEO		OTHER NAMED EXECUTIVE OFFICERS	CEO	OTHER NAMED EXECUTIVE OFFICERS*	ALL NAMED EXECUTIVE OFFICERS

FORMULAIC BONUS	PERFORMANCE BONUS	PERFORMANCE BONUS	2018-2022 PERFORMANCE-VESTING RSUs Fourth Installment	PERFORMANCE-VESTING RSUs	PERFORMANCE-VESTING RSUs ALIGNED WITH STRATEGIC PLAN First Installment

Annual Dividend	Pre-established goals and objectives	Assessment of Carlyle performance and individual contributions	FRE RNPR FEAUM Raised	FRE RNPR FEAUM Raised	FRE Adjusted FRE for the Global Private Equity segment (Mr. Clare only)

$2.5M	Maximum	Range of $2.75M -$3M	200%	200%	Target achieved

*    Mr. Clare did not receive one-year performance-vesting RSUs. Amounts related to direct carried interest allocations at the fund level for Mr. Clare are excluded from this summary. For more information about carried interest, see “Compensation Elements—Other 2021 Compensation Opportunities—Carried Interest and Incentive Fees”

CARLYLE Proxy Statement 2022	33

Compensation Matters
SAY-ON-PAY RESULTS

SAY-ON-PAY
With respect to our 2021 non-binding, advisory say-on-pay vote, over 91% of our shareholders approved the compensation of our named executive officers as described in our Proxy Statement for our 2021 Annual Meeting of Shareholders. Based on this level of support, the Compensation Committee determined that shareholders generally support our pay practices and the named executive officers’ compensation levels. Accordingly, our approach to executive compensation for fiscal 2021 remained consistent with past practice. However, based on feedback, we implemented an incentive compensation clawback policy and executive stock ownership guidelines during fiscal 2021.

COMPENSATION PHILOSOPHY
Our business as a global investment firm is dependent on the services of our executive officers and other key employees. We rely on our executive officers to set the strategy for our business and to allocate resources to manage our complex global operations. This focus on allocation and management of our resources was particularly critical during 2021 during the pandemic and transition to a hybrid work environment to successfully and seamlessly continue our global operations. We depend on our people’s ability to find, select and execute investments, oversee and improve portfolio company operations to create value for our investors, find and develop relationships with fund investors and other sources of capital and provide other services that are essential to our success by supporting our investment teams, LP Relations group and the corporate infrastructure of our firm. Therefore, it is important that our named executive officers and other key employees are compensated in a manner that motivates them to excel and encourages them to remain with our firm.
Our compensation policy has several primary objectives: (1) establish a clear relationship between performance and compensation, (2) align short-term and long-term incentives with our shareholders and fund investors, and (3) provide competitive incentive opportunities, with an appropriate balance between short-term and long-term incentives that incentivize our named executive officers and other key employees to work to achieve the firm’s goals and objectives and to execute our strategic plan. We believe that the key to achieving our goals and objectives is an organized, unbiased approach to compensation that is well understood and responsive to changes in the economy and industry.
Alignment is a central tenet that underlies our compensation programs. We believe that the significant equity ownership of our named executive officers and other key employees, as well as certain performance elements of our CEO’s compensation, results in the alignment of their interests with those of our shareholders. In addition, to further drive alignment with our business, our senior Carlyle professionals (including our named executive officers) and other key employees invest a significant amount of their own capital in or alongside the funds we advise. Certain of these individuals also may be allocated a portion of the carried interest or incentive fees payable in respect of our investment funds. We believe that this approach of seeking to align the interests of our named executive officers and other key employees with the interests of both our shareholders and the investors in our funds has been a key contributor to our strong performance and growth.
Our compensation program includes significant elements that discourage excessive risk taking and focuses the efforts of our employees on the long-term performance of the firm, which is also reflected in their compensation. For example, notwithstanding the fact that for accounting purposes we accrue compensation for performance allocations related to our carry funds upon appreciation of the valuation of our funds’ investments above certain specified threshold return hurdles, we only make cash payments to our employees related to carried interest when profitable investments have been realized and cash is distributed first to the investors in our funds, followed by the firm and only then to employees of the firm. Moreover, if a carry fund fails to achieve specified investment returns due to diminished performance of later investments, a “giveback” obligation may be triggered, whereby carried interest previously distributed by the fund would need to be returned to such fund. Our professionals who receive direct allocations of carried interest at the fund level are personally subject to the “giveback” obligation, pursuant to which they may be required to repay carried interest previously distributed to them, thereby reducing the amount of cash received by such recipients for any such year, which further discourages excessive risk-taking by our employees. Similarly, collateral managers of our structured credit funds are entitled to receive incentive fees from our credit funds that pay incentive fees only when the return on invested capital exceeds certain benchmark returns or other performance targets. In addition, our professional employees are eligible to, and frequently do choose to, invest their own capital in certain of the funds we manage, which directly aligns their interests with those of our

34	CARLYLE Proxy Statement 2022

Compensation Matters
fund investors. In many cases, these personal investments represent a significant portion of our employees’ after-tax compensation. These investments further encourage long-term thinking by directly aligning their interests to the long-term performance of our business.
COMPENSATION DECISION-MAKING PROCESS
COMPENSATION DECISIONS
In 2021 (and for compensation decisions made in 2022 in respect of 2021 performance), executive compensation decisions for our CEO were made by our Compensation Committee. The Compensation Committee approves all forms of compensation to be provided to, and employment agreement with, our CEO, establishes and reviews our general compensation philosophy, and reviews, approves and oversees the administration of The Carlyle Group Inc. Amended and Restated 2012 Equity Incentive Plan (the “Equity Incentive Plan”). In 2021 (and for compensation decisions made in 2022 in respect of 2021 performance), our CEO reviewed and approved compensation for our other named executive officers and determined their allocations of carried interest and carried interest pool. During 2022, our CEO also reviewed and approved certain compensation for our other named executive officers, but beginning in April 2022, following the completion of our transition to becoming a non-controlled company, our Compensation Committee will be responsible for reviewing and approving compensation for our executive officers, including our named executive officers.
COMPENSATION CONSULTANTS
Pay Governance has been engaged by the Compensation Committee to serve as compensation consultant since the second quarter of 2020. In 2021, Pay Governance provided comparative market compensation data in order to provide a general understanding of current compensation practices, information on best practices and trends and modeling of various alternative compensation structures. They also worked closely with the Compensation Committee in connection with the Compensation Committee’s year-end 2021 compensation review and certain new compensation arrangements for the CEO, and in determining an appropriate selection of metrics to be used in measuring performance under the incentive plan arrangements implemented in February 2021. On April 5, 2022, the Compensation Committee considered the independence of Pay Governance and determined that its work during 2021 did not raise any conflicts of interest. In 2021, management engaged Frederic W. Cook & Co., Inc. to assist management in formulating its executive compensation recommendations commencing in 2022. The Compensation Committee has separately engaged Pay Governance as its independent compensation consultant to provide it with independent advice and to avoid any conflicts of interest.
REVIEW OF REFERENCE COMPANIES
In 2021, Pay Governance provided the Compensation Committee with historical compensation data from the following companies as a reference point in connection with the Compensation Committee’s evaluation of the CEO’s mix of compensation elements and in determining Mr. Lee’s total compensation for 2021:
•Affiliated Managers Group, Inc.
•Apollo Global Management, Inc.
•BlackRock Inc.
•Blackstone Inc.
•Evercore, Inc.
•Invesco Ltd.
•Jefferies Financial Group Inc.
•KKR & Co. Inc.
•Lazard Ltd.
•State Street Corporation
•T. Rowe Price Group, Inc.

CARLYLE Proxy Statement 2022	35

Compensation Matters
COMPENSATION ELEMENTS
The primary elements of our compensation program for our named executive officers are base salary, annual cash bonuses and long-term incentives, including the ownership of restricted stock units (“RSUs”) and, for certain of our named executive officers, carried interest and carried interest pool. Certain of our named executive officers also have continuing interests in our legacy equity pool or legacy key executive incentive plan (“KEIP”) programs. We periodically review the compensation of our key employees, including our named executive officers, and, from time to time, we may implement new plans or programs or otherwise make changes to the compensation structure relating to current or future key employees, including our named executive officers.
OVERVIEW OF ELEMENTS

Compensation Element	Description	Purpose and Alignment
Cash

BASE SALARY	Fixed salary paid bi-weekly to our executives	Provides a base compensation floor, but is not intended to be a significant element of compensation for our executives

FORMULAIC AND PERFORMANCE-BASED CASH BONUSES FOR CEO	Bonus paid in cash with 2 components: (1) formulaic bonus calculated with reference to the annual dividend paid to shareholders in respect of a calendar year times 2.5 million and (2) incentive bonus with a maximum value of up to 120% of the formulaic bonus based on goals determined and evaluated annually by the Compensation Committee (including the achievement of certain strategic initiatives, employee engagement, leadership and exemplification of the values of our firm, succession planning, diversity and inclusion and ESG efforts and FRE margin improvement)	(1) Formulaic component aligns the CEO with the interests of our shareholders and (2) incentive portion of the bonus rewards achievement of goals formulated to drive key business priorities

CASH BONUS FOR OTHER NAMED EXECUTIVE OFFICERS	Annual bonus paid in cash and determined based on overall firm, investment fund and individual performance	Rewards achievement of key strategic priorities and goals

Long Term Incentives

TIME-VESTING RESTRICTED STOCK UNITS	Time-vesting RSU awards for Messrs. Buser, Finn and Larson that are eligible to vest over 3.5 to 4 years.	Align interests of our executives with those of our shareholders, promote share ownership for our leadership team and promote retention since in most cases shares are forfeited if the executive leaves before vesting

PERFORMANCE-VESTING RESTRICTED STOCK UNITS	Performance-vesting RSU awards for our CEO and other named executive officers that vest based on achievement of one or more financial performance metrics (FRE, RNPR, FEAUM Raised and Adjusted FRE for the Global Private Equity segment), with certain of such awards eligible to vest at threshold (50%), target (100%) or maximum (200%) based on achievement, and with the payout of certain of such awards capped at 150% if certain stock price conditions are not satisfied.	Drive executive performance to create value for our shareholders by providing a significant at-risk compensation element and aligning our executives’ interest with those of our shareholders

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Compensation Matters
BASE SALARY
For 2021, each of our named executive officers was paid an annual salary of $275,000. We believe that the base salary of our named executive officers should not be the most significant component of total compensation.
ANNUAL CASH PERFORMANCE AWARDS
2021 CEO AND OTHER NAMED EXECUTIVE OFFICER PERFORMANCE BONUS FACTORS
In determining the discretionary performance-based component of Mr. Lee’s annual bonus for 2021 and in determining the annual bonus for our other named executive officers for 2021, the Compensation Committee and Mr. Lee (respectively) considered the following firm-wide accomplishments during 2021, which helped form the basis for determining the amount of such bonuses, in addition to the other factors discussed below:
•Growing FRE to $598 million in 2021, up 22% from 2020, and increasing FRE Margin to 33% in 2021 from 30% in 20202;
•Raising a record $51.3 billion in new commitments across our three global business segments (an increase of 87% over 2020), which included the launch of 11 funds across our platform, strong CLO fundraising in Global Credit, and significant growth in the separately managed accounts in Global Investment Solutions;
•Achieving a 78.5% Total Shareholder Return (“TSR”) in 2021, compared to 28.7% for the S&P 500 index and 34.9% for the S&P 500 Financials index;
•Driving investment fund performance to create value for our fund investors with record levels of investment activity in 2021, making investments through our carry funds of $33.8 billion and realizing proceeds of $44.3 billion for our carry fund investors;
•Continuing to strategically innovate and differentiate our business lines and product offerings to drive growth, resulting in total assets under management exceeding $300 billion for the first time;
•Increasing net accrued performance revenues to $3.9 billion, a 67% increase from December 31, 2020 driven by carry fund appreciation of 41%, and realizing a record $1.5 billion in realized net performance revenues during 2021;
•Leading the transition to a hybrid work environment that has allowed our teams to safely reconnect and collaborate in person while also maintaining flexibility;
•Rolling out several leadership development programs and implementing a well-being strategy focused on enabling employees to foster emotional, physical, financial, environmental, and social well-being;
•Expanding our ESG efforts, including by completing more than $12 billion in ESG-linked financings for Carlyle and our portfolio companies, and co-leading the creation of the ESG Data Convergence Project, the first-ever General Partner/Limited Partner collaboration to align on a set of standardized ESG metrics which now has over 100 GP and LP participants;
•Further increasing our focus on diversity, equity and inclusion initiatives, including by launching our inaugural Diversity, Equity and Inclusion Incentive Awards, with over 175 employees nominated by their colleagues, and over 50 employees recognized for their effort in advancing Carlyle’s DEI objectives;
•Strengthening and expanding our talent development, training and employee retention programs to maintain employee engagement and productivity in the hybrid work environment;
•Maintaining disciplined cost control management and accountability for meeting or exceeding our firm operating budget; and
•Strengthening our balance sheet, including by issuing $500 million in subordinated notes and redeeming $250 million in senior notes during the year, resulting in $2.5 billion in cash and $2.1 billion in firm investments as of December 31, 2021, which will facilitate organic and inorganic growth as contemplated in our Strategic Plan.
2    2020 FRE levels are adjusted to exclude the positive impact of a $30 million litigation recovery in 2020.

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Compensation Matters
CEO CASH AWARDS
2021 FORMULAIC BONUS
Pursuant to his employment agreement, Mr. Lee is entitled to an annual cash bonus equal to the dividends per share paid with respect to the applicable calendar year multiplied by 2,500,000. For calendar year 2021, our aggregate dividend was $1.00 per share and accordingly, Mr. Lee was awarded an annual cash bonus of $2,500,000, which was paid in February 2022. See “—Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—CEO Employment Agreement” below for a description of Mr. Lee’s employment agreement.
2021 PERFORMANCE BONUS
OPPORTUNITY
Beginning in 2019, Mr. Lee has had the opportunity to earn a performance-based cash bonus in addition to his existing annual formulaic cash bonus. In 2020, the Compensation Committee evaluated Mr. Lee’s mix of compensation elements using the historical compensation data for the companies listed above as reference point. Based on this evaluation, the Compensation Committee determined it was appropriate to increase Mr. Lee’s total cash compensation opportunity for fiscal year 2021 by raising the maximum performance-based cash bonus opportunity from 50% to 120% of the formulaic annual bonus amount. Actual amounts earned are based on the Compensation Committee’s assessment of individual performance goals and objectives to be communicated to Mr. Lee at the beginning of each fiscal year.
ACHIEVEMENT
For 2021, such performances goals and objectives included the achievement of certain strategic initiatives, employee engagement, leadership and exemplification of the values of our firm, succession planning, diversity and inclusion and ESG efforts and FRE margin improvement. In recognition of his strong performance and achievement against these goals and objectives, as well as his strong leadership of the firm during the global pandemic and the firm-wide accomplishments discussed above, Mr. Lee was awarded an incentive performance bonus at the maximum amount of $3,000,000, which was paid in February 2022.

Performance Considerations

Strategic initiatives
•Accelerated the growth of our Global Credit segment, including progress on new initiatives and acquisitions
•Consolidated and integrated our Capital Markets team, helping drive more revenue from capital markets
•Raised a record $51.3 billion in new commitments across our three global business segments (an increase of 87% over 2020), which included the launch of 11 funds across our platform, strong CLO fundraising in Global Credit, and significant growth in the separately managed accounts in Global Investment Solutions;
•Continued to strategically innovate and differentiate our business lines and product offerings to drive growth, resulting in total assets under management exceeding $300 billion for the first time;
•Aligned our people with our stockholders and the firm’s overall success, including through the launch of the Distributing a Portion of Realized Carry in Shares Program

Employee Engagement, Leadership and Exemplification of the Values of our Firm
•Strengthened and expanded our talent development, training and employee retention programs
•Continued our employee engagement survey, which reflected improved employee satisfaction
•Rolled out enhanced leadership development programs and implemented a well-being strategy focused on emotional, physical, financial, environmental and social well-being

Diversity and Inclusion and ESG Efforts
•Expanded our ESG efforts, including by completing more than $12 billion in ESG-linked financings for Carlyle and our portfolio companies, and co-leading the creation of the ESG Data Convergence Project, the first-ever General Partner/Limited Partner collaboration to align on a set of standardized ESG metrics, which now has over 100 GP and LP participants;
•Further increased our focus on diversity, equity and inclusion initiatives, including by launching our inaugural Diversity, Equity and Inclusion Incentive Awards that recognized over 50 employees for their effort in advancing Carlyle’s DEI objectives;
•Created more accountability with DEI objectives and employee goal setting

FRE Margin Improvement •Full-year FRE margin grew to 33%, up from 30% in 2020 (excluding the impact of a one-time litigation cost recovery in 2020)

Succession Planning •Identified key internal leaders and invested in their development •Recruited and hired senior-level professionals to provide new perspectives

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Compensation Matters
OTHER NAMED EXECUTIVE OFFICER CASH AWARDS
2021 PERFORMANCE BONUSES - OTHER NAMED EXECUTIVE OFFICERS
For 2021, our other named executive officers were awarded discretionary bonuses that were decided and approved by our CEO. The discretionary bonuses were paid in cash, although the Compensation Committee may determine to pay a portion of aggregate bonus amounts in RSUs in future years.
The subjective factors that contributed to the determination of the bonus amounts included an assessment of the performance of Carlyle and our investment funds, the individual performance and contributions of the named executive officer to our business during 2021 and the named executive officer’s potential to enhance investment returns and contribute to long-term shareholder value.
Our CEO determined that each of Messrs. Buser, Clare, Finn and Larson provided critical and significant contributions to Carlyle’s achievements in 2021. In addition to the primary factors discussed above under “—2021 CEO and Other Named Executive Officer Performance Bonus Factors”, our CEO considered the following, resulting in the following annual cash bonus awards:

Name	Performance Considerations	2021 Bonus

Curtis Buser	In assessing Mr. Buser’s performance, the CEO considered his oversight of our accounting, finance and treasury functions, his leadership role in continuing our business in a remote and hybrid work environment and guiding our policies regarding reopening our global offices, as well as his management of our balance sheet and focus on managing costs.	$2,750,000

Peter Clare	In assessing Mr. Clare’s performance, the CEO considered his leadership in driving investment fund performance to create value for our investors in his roles as Chief Investment Officer of Corporate Private Equity and Chairman of Americas Private Equity.	$3,000,000

Christopher Finn	In assessing Mr. Finn’s performance, the CEO considered his leadership and oversight of our operations across the firm’s global platform, his leadership role in transitioning our business to a hybrid work environment and guiding our policies regarding reopening our global offices, as well as his role in working to streamline and enhance the efficiency of the firm’s processes and operations.	$2,750,000

Bruce Larson	In assessing Mr. Larson’s performance, the CEO considered his leadership and oversight of our succession planning, talent management, training and development and compensation for the employees of the firm, as well as his continuing commitment to furthering our DEI objectives.	$2,750,000

LONG-TERM EQUITY AWARDS
CEO EQUITY AWARDS
2018-2022 RSUs
Pursuant to the terms of the employment agreement and as approved by the Co-CEO Award Committee of our Board of Directors in February 2018, Mr. Lee received a one-time grant of time-vesting RSUs and performance-vesting RSUs under the Equity Incentive Plan.
GRANT OF 2018-2022 RSUs

Name	Number of Time-Vesting RSUs	Number of Performance Vesting RSUs (Target)
Kewsong Lee	1,250,000	1,250,000

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Compensation Matters
TIME-VESTING RSUs

Grant Date	February 1, 2018

Terms	The time-vesting RSUs are generally eligible vest in equal installments over five years on February 1 of each year, subject to the continued employment of Mr. Lee on each applicable vesting date.

PERFORMANCE-VESTING RSUs

Grant Date	February 6, 2018

Terms
The performance-vesting RSUs generally will be eligible to vest and settle annually in five equal target installments, subject to Mr. Lee’s continued employment on the applicable vesting date, with the opportunity to earn between 0% and 200% of the target amount of the performance-vesting RSUs based on the level of achievement of specified performance metrics that will be set by our Compensation Committee at the beginning of each performance year, subject to a cap of 150% if the volume weighted average price of the Company’s common stock over the 30 consecutive trading-day period ending on the last day of the applicable performance period is less than or equal to the volume weighted average price of the Company’s common stock for the 30 consecutive trading-day period ending on the date on which the underlying performance goals for such performance period were approved, which is referred to herein as the “Share Price Governor.”

SETTLEMENT OF FOURTH (2021) INSTALLMENT OF PERFORMANCE-VESTING RSUs
In 2022, following the completion of the one-year performance period for the period from January 1, 2021 to December 31, 2021, we settled the fourth installment of Mr. Lee’s performance-vesting RSUs with respect to a target of 250,000 shares based on the level of achievement against performance metrics that were established for 2021 by our Compensation Committee.
FOURTH INSTALLMENT (2021) METRICS

Performance Metrics	Weighting	How Goals are Calculated

Fee Related Earnings (“FRE”)	50%	FRE is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Non-GAAP Financial Measures—Fee Related Earnings” in our Annual Report on Form 10-K.

Realized Net Performance Revenues (“RNPR”)	25%	RNPR is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K

Fee-Earning Assets Under Management Raised (“FEAUM Raised”)	25%	FEAUM Raised represents fee earning capital raised from limited partners and excludes capital commitments made by the firm or through our internal coinvestment program.

The maximum payout percentage for the fourth installment of performance-vesting RSUs would have been capped at 150% if the Share Price Governor was not satisfied. When assessing performance against the applicable performance period’s performance targets, the Compensation Committee reserves the ability to adjust the actual fiscal year results to exclude the effects of extraordinary, unusual or infrequently occurring events.
The achievement factor for each of the fiscal 2021 performance metrics was determined by multiplying the weight attributed to each performance metric by the applicable payout percentage for each metric. The payout percentages were determined by calculating actual achievement against the target amount based on a pre-established scale. Payout percentages for actual performance between the specified threshold levels and target, and between the target and the maximum levels, would be determined on a linear basis. When assessing performance against the fiscal 2021 target performance metrics, the Compensation Committee did not exercise its discretion to adjust the results.

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Compensation Matters
The weighted achievement factors for each performance metric resulted in a cumulative final weighted achievement factor at 200% of target, which resulted in Mr. Lee earning 500,000 shares of common stock following certification of the attainment of the applicable performance metrics on February 8, 2022. The grant date fair value of these awards is reflected for 2021 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2021 table.

Goal	Weight	Performance Required			% Earned	Weighted Payout
		Threshold (50% of Target Payout)	Target (100% of Target Payout)	Maximum (200%* of Target Payout)
FRE	50%				200%	100%
RNPR	25%				200%	50%
FEAUM Raised	25%				200%	50%
			Final Weighted Achievement Factor:			200%
Shares:			Number of Shares Delivered:			500,000
*    150% if the Share Price Governor was not satisfied for 2021.
FIFTH (2022) INSTALLMENT OF PERFORMANCE-VESTING RSUs
On February 8, 2022, the Compensation Committee established the performance goals for the fifth of five annual installments of Mr. Lee’s performance-vesting RSUs for the fiscal 2022 performance period with respect to a target of 250,000 shares of common stock. The performance metrics for the fiscal 2022 performance period are based on the level of achievement against FRE, RNPR, and FEAUM Raised targets established by the Compensation Committee. Of the total target number of performance RSUs awarded for the fiscal 2022 performance period, 50% will be eligible to vest subject to achievement against the FRE target, 25% will be eligible to vest subject to achievement against the RNPR target and 25% will be eligible to vest subject to achievement against the FEAUM Raised target. Similar to the fourth installment of performance-vesting RSUs described above, the maximum payout percentage for the fifth installment of performance-vesting RSUs will be capped at 150% if the Share Price Governor is not satisfied.
2022 PERFORMANCE-BASED STOCK PRICE TARGET AWARD
In order to incentivize Mr. Lee’s future performance and retention, the Compensation Committee determined to grant Mr. Lee a new performance-based RSU award in February 2022 which will vest in February 2027, subject generally to Mr. Lee’s continued employment through the vesting date, based on the attainment of 20-consecutive trading day average closing stock prices over the performance period from February 2022-December 2026. The grant date fair value of this award will be reflected as a stock award for 2022 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2022 table in our Proxy Statement for our 2023 Annual Meeting of Shareholders.

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Compensation Matters
OUTPERFORMANCE AWARDS
In respect of the 2019 and 2020 calendar years, Mr. Lee received two performance-vesting RSU awards, which require outperformance to achieve a payout. The compensation committee awarded a four-year cumulative performance RSU award in February 2019 and a three-year cumulative performance RSU award in February 2020, each under the Equity Incentive Plan. As described below, the Compensation Committee believes the performance goals for both the four-year and three-year performance-vesting RSU outperformance grants were set at levels that require strong performance for a target payout and exceptional performance for a maximum payout.
GRANT OF FOUR-YEAR PERFORMANCE-VESTING RSU OUTPERFORMANCE AWARD

Name	Outperformance Award (Target Number of RSUs)
Kewsong Lee	500,000

Grant Date	February 13, 2019

Terms
The additional performance-vesting RSUs generally will vest and settle at the end of the four-year cumulative performance period, subject to Mr. Lee’s continued employment, with the opportunity to earn between 0% and a maximum of 150% of the target amount of the performance-vesting RSUs based on outperformance against two total shareholder return (“TSR”) measures. In order to receive a payout, over the four-year cumulative performance period Carlyle must achieve both an absolute TSR of not less than 6% per annum and relative outperformance on TSR growth measured as shown below:

4-Year Relative TSR v. S&P 500 Financials	% Earned(1)

Less than 50th Percentile	0%

50th Percentile	50%

66th Percentile	100%

≥ 75th Percentile	150%

(1)Interpolation used for payouts between 50th and 66th or between 66th and 75th percentiles above
GRANT OF THREE-YEAR PERFORMANCE-VESTING RSU OUTPERFORMANCE AWARD

Name	Outperformance Award (Target Number of RSUs)
Kewsong Lee	100,000

Grant Date	February 12, 2020

Terms
The additional performance-vesting RSUs generally will vest and settle at the end of a three-year cumulative performance period, subject to Mr. Lee’s continued employment, with the opportunity to earn between 0% and a maximum of 150% of the target amount of the performance-vesting RSUs based on outperformance against the same absolute and relative TSR measures as the 2019 four-year outperformance award, but applied to the 2020-2022 performance period. In order to receive a payout, over the three-year cumulative performance period Carlyle must achieve both an absolute TSR of not less than 6% per annum and relative outperformance on TSR growth measured as shown above.

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Compensation Matters
OTHER NAMED EXECUTIVE OFFICER EQUITY AWARDS
2021 RSU GRANTS (2020 PERFORMANCE) - OTHER NAMED EXECUTIVE OFFICERS
As part of our 2020 year-end compensation program, on February 1, 2021, we awarded discretionary time-vesting RSU grants to Messrs. Buser, Finn and Larson and performance-vesting RSU grants to Messrs. Buser and Finn based on their 2020 performance, leadership, overall responsibilities and expected future contribution to the firm’s success. The grant date fair value of these awards is reflected as stock awards for 2021 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2021 table.
GRANTS OF 2021 RSUs (2020 PERFORMANCE)

Name	Performance Considerations	Target Value of Time-Vesting RSUs	Target Value of Performance-Vesting RSUs

Curtis Buser	Mr. Buser received his grants due to his strong performance during 2020 as our Chief Financial Officer, including his oversight of our accounting, finance and treasury functions, his leadership role in our conversion to a corporation and his management of our balance sheet including through our senior notes offering and redemption of preferred units.	$1,750,000	$1,750,000

Christopher Finn	Mr. Finn received his grant due to his strong performance during 2020 as our Chief Operating Officer, including his leadership and oversight of our operations across the firm’s global platform and his management of the strategic transformation of our processes and operations to further enhance the capabilities of our teams.	$1,750,000	$1,750,000

Bruce Larson	Mr. Larson received his grant due to his strong performance during 2020 as our Chief Human Resources Officer, including his leadership as we converted to a fully remote environment at the onset of the COVID-19 pandemic.	$1,250,000	—

2021 TIME-VESTING RSUs

Grant Date	February 1, 2021

Terms
The time-vesting RSUs will be eligible to vest 40% on August 1, 2022, 30% on August 1, 2023 and 30% on August 1, 2024, subject to the applicable named executive officer’s continued employment through each applicable vesting date.

2021 PERFORMANCE-VESTING RSUs

Grant Date	February 2, 2021

Terms
The performance-vesting RSUs were eligible to vest subject to achievement of the same performance targets and weightings, and subject to the same Share Price Governor, in each case as were applicable to the fourth installment of Mr. Lee’s performance-vesting RSUs as described above under “—Settlement of Fourth (2021) Installment of Performance-Vesting RSUs.”

Achievement
Accordingly, the final weighted achievement factor for the awards for Messrs. Buser and Finn also was at 200% of target, which resulted in each of them earning 131,878 shares of common stock following certification of the attainment of the applicable performance metrics on February 8, 2022.

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Compensation Matters
2022 RSU GRANTS (2021 PERFORMANCE) - OTHER NAMED EXECUTIVE OFFICERS
As part of our 2021 year-end compensation program, in February 2022, we awarded discretionary RSU grants to Messrs. Buser, Finn and Larson based on their 2021 performance, leadership, overall responsibilities and expected future contribution to the firm’s success. The grants consist of both time-vesting RSUs and performance-vesting RSUs. The grant date fair value of these awards will be reflected as stock awards for 2022 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2022 table in our Proxy Statement for our 2023 Annual Meeting of Shareholders.
GRANTS OF 2022 RSUs (2021 PERFORMANCE)

Name	Performance Considerations	Target Value of Time-Vesting RSUs	Target Value of Performance-Vesting RSUs

Curtis Buser	In assessing Mr. Buser’s performance, the CEO considered his oversight of our accounting, finance and treasury functions, his leadership role in continuing our business in a remote and hybrid work environment and guiding our policies regarding reopening our global offices, as well as his management of our balance sheet and focus on managing costs.	$1,750,000	$1,750,000

Christopher Finn	In assessing Mr. Finn’s performance, the CEO considered his leadership and oversight of our operations across the firm’s global platform, his leadership role in transitioning our business to a hybrid work environment and guiding our policies regarding reopening our global offices, as well as his role in working to streamline and enhance the efficiency of the firm’s processes and operations.	$1,750,000	$1,750,000

Bruce Larson	In assessing Mr. Larson’s performance, the CEO considered his leadership and oversight of our succession planning, talent management, training and development and compensation for the employees of the firm, as well as his continuing commitment to furthering our DEI objectives.	$1,750,000	$1,750,000

2022 TIME-VESTING RSUs

GRANT DATE	February 1, 2022

Terms
These time-vesting RSUs are eligible to vest 40% on August 1, 2023, 30% on August 1, 2024 and 30% on August 1, 2025, subject to the applicable named executive officer’s continued employment through the applicable vesting date.

2022 PERFORMANCE-VESTING RSUs

GRANT DATE	February 8, 2022

Terms
These performance-vesting RSUs will be eligible to vest subject to the achievement of the same performance targets and weightings, and subject to the same Share Price Governor, in each case as are applicable to the fifth installment of Mr. Lee’s performance-vesting RSUs as described above under “—CEO Equity Awards—2018-2022 RSUs—Fifth (2022) Installment of Performance-Vesting RSUs.”

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Compensation Matters
TIME-BASED AND PERFORMANCE-BASED RSUs ALIGNED TO STRATEGIC PLAN
In February 2021, the Compensation Committee approved a new Strategic Equity Award Program, pursuant to which certain key personnel, including each of our named executive officers, received performance-based RSU awards tied to their achievement against financial performance metrics linked to our strategic plan. Certain key personnel, including Messrs. Buser, Finn and Larson, also received a limited number of time-based RSU awards pursuant to the Strategic Equity Award Program to incentivize retention.
In addition to incentivizing successful execution of our strategic plan, this new program also further aligns our named executive officers with our shareholders as 25% of any vested shares issued to recipients of these awards generally must be retained by them until the earlier of (i) the first anniversary following the recipient’s termination of employment or (ii) February 2030. The grant date fair value of these awards is reflected as stock awards for 2021 in the Summary Compensation Table and in the Grants of Plan-Based Awards in 2021 table.
In connection with the Compensation Committee’s approval of the Strategic Equity Award Program, on February 2, 2021 the Compensation Committee granted our named executive officers RSU awards under the Equity Incentive Plan in such amounts and on such terms as set forth below.
GRANTS OF STRATEGIC EQUITY AWARDS

Name	Number of Strategic Equity Time-Vesting RSUs	Number of Strategic Equity Performance-Vesting RSUs
Kewsong Lee	—	928,040
Curtis Buser	116,005	116,005
Peter Clare	—	464,020
Christopher Finn	116,005	116,005
Bruce Larson	116,005	116,005
STRATEGIC EQUITY TIME-VESTING RSUs

GRANT DATE	February 2, 2021

Terms
The Strategic Equity time-vesting RSUs vested 20% on February 1, 2022 and are eligible to vest 20% on February 1, 2023, 20% on February 1, 2024 and 40% on February 1, 2025, subject in each case to the applicable named executive officer’s continued employment through each applicable vesting date.

STRATEGIC EQUITY PERFORMANCE-VESTING RSUs

GRANT DATE	February 1, 2022

Terms
The Strategic Equity performance-vesting RSUs are generally eligible to vest 20% in February 2022 (and did vest, as described below), 20% in February 2023, 20% in February 2024 and 40% in February 2025 subject to, in the case of the awards made to Messrs. Buser, Finn, Larson and Lee, achievement of Company FRE metrics relating to the strategic plan and, in the case of the award made to Mr. Clare, achievement of FRE metrics for the Company (which relate to 25% of Mr. Clare’s award) and adjusted FRE metrics for the Company’s Global Private Equity segment (which relate to 75% of Mr. Clare’s award), in each case relating to the strategic plan.* There is no outperformance opportunity in respect of the Strategic Equity performance-vesting RSUs; the maximum number of RSUs each named executive officer is eligible to vest in is the number of RSUs granted to such named executive officer.

Achievement – First Installment
On February 8, 2022, following certification that the FRE target of $475 million for the 2021 performance year was achieved and, with respect to Mr. Clare, that the Global Private Equity segment’s adjusted FRE target for the 2021 performance year of $255 million was achieved, 20% of the performance-based strategic equity awards granted to our named executive officers vested, resulting in the delivery of 23,201, 92,804, 23,201, 23,201 and 185,608 shares of common stock to Messrs. Buser, Clare, Finn, Larson and Lee, respectively.

*    FRE is described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Measures—Non-GAAP Financial Measures—Fee Related Earnings” in our Annual Report on Form 10-K. For purposes of Mr. Clare’s award, the Company’s Global Private Equity segment’s FRE is determined by reference to the Global Private Equity segment’s fee related earnings, excluding fee related earnings attributable to (i) certain GPE investment funds (Carlyle Power Partners, Europe Real Estate, Global Infrastructure and Carlyle Renewable

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Compensation Matters
and Sustainable Energy) and (ii) funds managed by NGP Energy Capital Management L.L.C., in each case taking into account segment related allocations and recoveries.

Goal	Performance Required	Earned
Target (100% of Target Payout)
FRE		Achieved
Adjusted FRE for Global Private Equity Segment (Mr. Clare only)		Achieved
OTHER 2021 COMPENSATION OPPORTUNITIES
CARRIED INTEREST AND INCENTIVE FEES
The general partners of our carry funds typically receive a special residual allocation of income, which we refer to as a carried interest, from our investment funds if investors in such funds achieve a specified threshold return. Similarly, the collateral managers of our structured credit funds are entitled to receive incentive fees from our credit funds if investors in such funds achieve a specified threshold return. While the Carlyle Holdings entities own controlling equity interests in these collateral managers and fund general partners, our senior Carlyle professionals and our other people who work in these operations directly own a portion of the carried interest in these entities or are allocated a portion of the incentive fees, in order to better align their interests with our own and with those of the investors in these funds. We generally seek to concentrate the direct ownership of carried interest in respect of each carry fund and the incentive fees in our structured credit funds among those of our professionals who directly work with that fund so as to align their interests with those of our fund investors and of our firm. Participation in carried interest and incentive fees is a significant element of compensation for many professionals in our industry, including amongst many of our competitors, and providing such participation to certain of our professionals is critical in order to retain and incentivize such professionals.
Messrs. Buser and Larson have not received any allocations of direct carried interest ownership or incentive fees at the fund level. Mr. Finn previously received allocations of direct carried interest ownership at the fund level in respect of certain corporate private equity funds but has not received such allocations for subsequent funds. Mr. Lee previously received allocations of direct carried interest and incentive fees, as applicable, at the fund level in respect of certain global credit and corporate private equity funds but does not continue to receive additional allocations.
In his roles as Chief Investment Officer of Corporate Private Equity and Chairman of the Americas, as well as his service as Chair of the U.S. Buyout and Growth investment committees, Mr. Clare has received allocations of direct carried interest ownership at the fund level in respect of certain of our U.S. Buyout and Growth investment funds and it is anticipated that he will continue to receive such allocations for subsequent funds. We rely on Mr. Clare’s extensive expertise in the management of our Corporate Private Equity investment funds and believe that allocations of direct carried interest ownership to Mr. Clare benefits our investment funds and our investors by aligning a significant component of his compensation with the strong performance of such investment funds.
Carried interest, if any, in respect of any particular investment, is only paid in cash (or, as discussed below, in fully vested shares of our common stock) when the underlying investment is realized and the applicable fund is in a position to distribute carried interest. To the extent any “giveback” obligation is triggered, carried interest previously distributed by the fund would need to be returned to such fund. Our professionals who receive direct allocations of carried interest at the fund level are personally subject to the “giveback” obligation, pursuant to which they may be required to repay carried interest previously distributed to them, thereby reducing the amount of cash received by such recipients for any such year. There is no “giveback” obligation with respect to incentive fees. Because the amount of carried interest and incentive fees payable is directly tied to the realized performance of the underlying investments within a fund, we believe this fosters a strong alignment of interests among the investors in those funds and the professionals who are allocated direct carried interest, which also indirectly benefits our shareholders.

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Compensation Matters
The percentage of carried interest owned at the fund level by individual professionals varies by year, by investment fund and, with respect to each carry fund, by investment. Ownership of carried interest by senior Carlyle professionals and other personnel at the fund level who are allocated carried interest is also subject to a range of vesting schedules. Vesting is tied to providing services over specified periods of time, which fosters retention and enhances the alignment of interests between our professionals who receive carried interest allocations, the firm and our fund investors.
In 2021, we adopted a new program, referred to as the Distributing a Portion of Realized Carry in Shares Program, that commenced in the fourth quarter of 2021 whereby, in Carlyle’s discretion, for our professionals who receive carried interest allocations, up to 20% of their realized proceeds per carried interest distribution after meeting a threshold amount may be distributed in new, fully vested shares of our common stock. This program is intended to further foster the alignment of our professionals who receive carried interest allocations, in particular our senior investment professionals, with our shareholders. In 2021, we distributed to Mr. Clare shares of our common stock in respect of a portion of his realized carried interest distributions in connection with this new program, and in 2022 and in future years we anticipate that we may distribute to Mr. Clare and/or Mr. Lee shares of our common stock in respect of a portion of their realized carried interest distributions.
CARRIED INTEREST POOL PROGRAM
In 2019, we implemented a new program to provide certain employees with the opportunity to share in the potential future value of our investments made in a calendar year by certain investment funds across our global platform. The carried interest pool (“CIP”) is structured so that the applicable annual CIP receives a portion of any carried interest proceeds Carlyle earns from investments made during the applicable calendar year. On an annual basis, participants receive cash distributions equivalent to the CIP value (comprising distributions received by the pool in respect of investments made during the applicable year) multiplied by the participant’s allocation percentage for the respective annual CIP. No amounts were distributed under the CIP in 2021 and, accordingly, our named executive officers with CIP allocations, Messrs. Buser, Finn and Larson, did not receive any distributions in respect of their allocations under the CIP in 2021. We anticipate that distributions from the annual carried interest pools will increase over the next few years, in particular for participants who receive allocations in successive annual carried interest pools. Of our named executive officers, we currently anticipate that only Messrs. Buser, Finn and Larson will have allocations in the CIP program.
LEGACY EQUITY POOL PROGRAM
Prior to our initial public offering in 2012, we facilitated employees sharing in the future potential value of all our investment activities through our equity pool program, which gave participants equity pool units that represented an economic stake in all the investments made in that calendar year. The last equity pool was formed in 2011, prior to our IPO. The equity pool was structured so that in a given year, the equity pool receives a portion of any carried interest proceeds Carlyle earns from all investments made during the respective calendar year. On a semi-annual basis, participants receive cash distributions equivalent to the equity pool unit value times their number of equity pool units. We anticipate that distributions from the equity pools will decline over the next few years as we exit investments in the respective equity pools. Messrs. Buser, Clare, and Finn previously received equity pool units and Messrs. Buser and Finn received an equity pool distribution in 2021. Messrs. Lee and Larson do not have an interest in the equity pool.
LEGACY KEY EXECUTIVE INCENTIVE PROGRAM (KEIP)
In March 2014, we adopted a new methodology for determining potential future equity awards to certain key executives under the Equity Incentive Plan. The KEIP was intended to be an incentive to participants to align their economic interests with those of our fund investors and our shareholders, as well as with Carlyle’s overall performance. Under the terms of the KEIP, for each applicable calendar year, we calculate the number of RSUs to be issued to the participating executives based on the carried interest generated by the investment pool composed of the portfolio investments acquired during the calendar year by any of our carry funds. On a semi-annual basis, based on the amount of carried interest distributed during that period (less any funds escrowed to secure giveback obligations during that period) in the investment pool and the participating executive’s participation percentage, we calculate a number of RSUs to be granted to such executive for the period by reference to the executive’s interest in the investment pool for the period divided by the fair market value of our common stock on the relevant grant date. The grant of such RSUs is anticipated to be made on November 1 of each year for carry distributed during the first and second quarters of the calendar year and on May 1 of the following year for carry distributed during the third

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Compensation Matters
and fourth quarters of the calendar year, subject in each case to a minimum grant threshold value of $100,000 for each six-month period. Each KEIP RSU grant vests six months from the grant date.
Mr. Lee received participation percentages in the KEIP for 2015 and 2016. We have not allocated any participation percentages in the KEIP since 2016 and we do not currently anticipate that we will allocate any additional participation percentages in future years. We did not grant to Mr. Lee any RSUs in respect of the KEIP in 2021 as his accrued but unpaid KEIP distributions in the 2015 and 2016 KEIP did not meet the minimum grant threshold value. We anticipate that in May 2022, Mr. Lee will be granted RSUs with a value equivalent to $351,803, which represents his accrued but unpaid KEIP distributions in the 2015 and 2016 KEIP as of December 31, 2021.
2022 COMPENSATION OPPORTUNITIES
The following information relates to compensation decisions that were made following December 31, 2021 and in respect of our named executive officers’ compensation for 2022.
BASE SALARY
Our founders originally determined that $275,000 was a sufficient minimum base salary for our named executive officers, and this amount remained unchanged since our initial public offering in May 2012. However, following a review of our base salaries, in 2022 our Compensation Committee approved an increase to our CEO’s base salary, and our CEO approved an increase to the base salary for our other named executive officers, in each case effective as of January 1, 2022, as shown below, which we believe reflects an appropriate rebalancing of compensation to provide more predictable cash flow for our named executive officers during the year, while still leaving a significant portion of our named executive officer’s compensation as variable, at-risk compensation contingent upon performance:

Name	Prior Base Salary	2022 Base Salary
Kewsong Lee	$275,000	$1,000,000
Curtis Buser	$275,000	$500,000
Peter Clare	$275,000	$500,000
Christopher Finn	$275,000	$500,000
Bruce Larson	$275,000	$500,000
ANNUAL CASH PERFORMANCE AWARDS
CEO PERFORMANCE BONUS
For 2022, the Compensation Committee increased Mr. Lee’s maximum performance-based cash bonus opportunity from 120% of the formulaic bonus amount to 140% of the formulaic bonus amount. The actual amount that will be earned in respect of such bonus opportunity will be based on the Compensation Committee’s assessment of the individual performance goals and objectives communicated to Mr. Lee at the beginning of the 2022 fiscal year, which included making meaningful progress on the development and execution of the Company’s succession plan, achievement of certain strategic initiatives, employee engagement, leadership and exemplification of the values of our firm, diversity and inclusion and ESG efforts and FRE margin improvement.

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COMPENSATION GOVERNANCE PRACTICES
HEDGING AND PLEDGING
Pursuant to the Company’s insider trading policies, all Company employees, including the named executive officers, and directors are prohibited from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of registrant equity securities. In addition, all Company employees and directors are prohibited from taking “short” positions in Company securities. In addition, Company employees (including the named executive officers) may not pledge publicly traded Company securities or use such securities as collateral in connection with a loan or lending arrangement, or engage in any similar activity that could trigger an involuntary sale of such securities, in each case, without the prior written consent of the Company’s General Counsel or Global Chief Compliance Officer.
CLAWBACK POLICY
In 2021, the Compensation Committee adopted the Incentive Compensation Clawback Policy (the “Clawback Policy”) in order to ensure that incentive compensation is paid or awarded based on accurate financial results and the correct calculation of performance against incentive targets, and to create and maintain a culture that emphasizes integrity and accountability and reinforces our pay-for-performance compensation policy. Under the Clawback Policy, if the Compensation Committee determines that incentive compensation of its current and former Section 16 officers or the heads of its business segments was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), or due to such incentive compensation being calculated on the basis of inaccurate information, then the Compensation Committee will determine, in its discretion and as permitted by and consistent with applicable law, whether to seek to recover or cancel any overpayment of incentive compensation paid or awarded based on the inaccurate financial information or results that were later restated. The Clawback Policy also provides that if a covered person engages in any detrimental activity (as defined in the Clawback Policy) as determined by the Compensation Committee, the Compensation Committee may, in its sole discretion, provide for one or more of the following: (i) cancellation of any or all of such covered person’s incentive compensation (including future incentive compensation); or (ii) forfeiture by the covered person of any gain realized on the vesting or exercise of awards, and prompt repayment of any such gain to us.
EXECUTIVE STOCK OWNERSHIP GUIDELINES
In 2021, the Compensation Committee adopted Executive Stock Ownership Guidelines that apply to our executive officers. Pursuant to out Executive Stock Ownership Guidelines, our Chief Executive Officer must own stock with a value equal to the greater of (1) $6 million and (2) 6.0 times his annual base salary, and our other executive officers must own stock with a value equal to the greater of (1) $2.5 million and (2) 3.0 times their applicable annual base salary. For these purposes, we also count outstanding time-based restricted stock and restricted stock unit awards, deferred shares or units and shares or share equivalents held in our 401(k) plan or any other qualified or nonqualified savings, profit-sharing or deferred compensation accounts as shares being “owned” by the applicable individual. Our covered executive officers are expected to be in compliance with these guidelines within 5 years of becoming subject to the guideline with respect to their then-current office. Our covered executive officers are also expected to retain at least 50% of the number of shares received upon the vesting or settlement of any company equity incentive award (net of taxes) until the guideline is satisfied or, if the covered executive officer is not in compliance within the required 5-year period, 75% of the number of shares received upon the vesting or settlement of any company equity incentive award (net of taxes). The Compensation Committee has discretion to grant waivers or exceptions to these guidelines, including under circumstances of individual hardship. As of December 31, 2021, all of our covered executive officers were in compliance with our Executive Stock Ownership Guidelines.

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PERQUISITES
Other than personal use of a car service that we provided to Mr. Lee during 2021, our named executive officers receive no or minimal perquisites from the Company. We regard the car service benefit for Mr. Lee in 2021 to be a necessary business expense for Mr. Lee’s health, personal security and productivity, especially in light of the Covid-19 pandemic, as we believe the cost was outweighed by the health benefits, increased efficiency, added personal security and confidentiality that it provides. For any perquisites our named executive officers do receive or may receive in the future, we do not provide tax gross up payments in respect of any such perquisites.
TAX AND ACCOUNTING CONSIDERATIONS
As one element of their review process, the Compensation Committee and the CEO consider the impact of accounting implications and tax treatment of significant compensation decisions. Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”) generally disallows publicly-listed companies from taking a tax deduction for compensation in excess of $1,000,000 paid to “covered employees,” which “covered employees” can include the chief executive officer, the chief financial officer, the three other highest paid executive officers and certain individuals who were previously “covered employees.” As accounting standards and applicable tax laws change and develop, it is possible that we may consider revising certain features of our executive compensation program to align with our overall compensation philosophy and objectives. However, we believe that these accounting and tax considerations are only one aspect of determining executive compensation, and should not unduly influence compensation program design elements that are consistent with our overall compensation philosophy and objectives. Accordingly, we retain the discretion to design and implement compensation elements and programs that may not be tax deductible and/or that could have adverse accounting consequences.

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Compensation Matters
Compensation Committee Report
Effective October 21, 2021, Mr. D’Aniello and Mr. Rubenstein no longer served on the Compensation Committee and effective April 6, 2022, Mr. Conway no longer served on the Compensation Committee. In addition, effective April 6, 2022, Mr. Ordan and Mr. Rice were appointed to the Compensation Committee. Since Mr. Ordan and Mr. Rice were appointed following the approval of the 2021 compensation actions, Mr. Ordan and Mr. Rice did not review the Compensation Discussion and Analysis.
The current and former members of the Compensation Committee of the Board of Directors who are listed below have reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis should be included in this proxy statement.

Anthony Welters William E. Conway, Jr. Lawton W. Fitt

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Executive Compensation Tables
SUMMARY COMPENSATION TABLE
The following table presents summary information concerning compensation of our named executive officers during the fiscal years indicated below. For our named executive officers who own direct carried interest allocations or allocations of incentive fees at the fund level or who participate in the equity pool program, we have reported in the “All Other Compensation” column amounts that reflect the actual cash distributions received by our named executive officers in respect of such allocations during the relevant year. The Principal Positions referenced below are as of January 1, 2022.

Name and Principal Position	Year	Salary ($)	Cash Bonus ($)		Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Kewsong Lee	2021	275,000	5,500,000	(1)	36,110,256	437,245	(3)	42,322,501
Chief Executive Officer (principal executive officer)	2020	275,000	5,500,000		10,274,286	334,917		16,384,203
	2019	275,000	5,900,000		9,563,295	315,285		16,053,580
Curtis L. Buser	2021	275,000	2,750,000		11,149,577	54,384	(4)	14,228,961
Chief Financial Officer (principal financial officer)	2020	275,000	2,500,000		3,965,860	30,847		6,771,707
	2019	275,000	2,500,000		3,322,287	19,800		6,117,087
Peter J. Clare	2021	275,000	3,000,000		14,058,878	58,738,149	(5)	76,072,027
Chief Investment Officer of Corporate Private Equity and Chairman of the Americas	2020	275,000	2,750,000		—	7,028,785		10,053,785
	2019	275,000	2,500,000		—	656,445		3,431,445
Christopher Finn	2021	275,000	2,750,000		11,149,577	1,477,717	(6)	15,652,294
Chief Operating Officer	2020	275,000	2,500,000		3,965,860	560		6,741,420
	2019	275,000	2,500,000		3,404,642	76,095		6,255,737
Bruce Larson	2021	275,000	2,750,000		8,477,626	—		11,502,626
Chief Human Resources Officer
(1)The amount shown for Mr. Lee reflects the annual cash bonus awarded to him in respect of 2021 performance that was paid in February 2022, which bonus amount is equal to the dividends per share paid with respect to calendar year 2021 of $1.00 per share multiplied by 2,500,000, as well as an incentive performance bonus at the maximum amount of $3,000,000.
(2)This amount represents the aggregate grant date fair value of the RSUs granted in the year shown, computed in accordance with U.S. GAAP pertaining to equity-based compensation. For additional information regarding the determination of grant-date fair value see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. For 2021, amounts reported reflect the annual discretionary time-vesting RSU awards that were granted to Messrs. Buser, Finn and Larson on February 1, 2021, the one-year performance-vesting RSUs that vest based on achievement of FRE, RNPR and FEAUM Raised targets that were granted to Messrs. Lee, Buser, and Finn on February 2, 2021, the time-based strategic equity RSU awards that were granted to Messrs. Buser, Finn and Larson on February 2, 2021 and the performance-based strategic equity RSU awards that were granted to Messrs. Lee, Buser, Clare, Finn and Larson on February 2, 2021 that vest based on the achievement of Company FRE targets and, with respect to the award granted to Mr. Clare, the achievement of Company FRE targets and adjusted FRE targets for the Company’s Global Private Equity segment. The grant date fair values of the one-year performance-vesting RSUs granted that vest based on achievement of FRE, RNPR and FEAUM Raised targets and the performance-based strategic equity RSU awards that vest based on the achievement of Company FRE targets and/or adjusted FRE targets for the Company’s Global Private Equity segment, in each case, were computed in accordance with U.S. GAAP pertaining to equity-based compensation based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance achievement as of the grant date, the grant date fair values of the one-year performance-vesting RSU awards that vest based on the achievement of FRE, RNPR and FEAUM Raised targets would have been: Mr. Lee - $15,985,000; Mr. Buser - $4,216,140; and Mr. Finn - $4,216,140. The performance-based strategic equity RSU awards do not have maximum grant date fair values that differ from the grant date fair values reported in the Summary Compensation Table.
(3)This amount represents actual cash distributions received by Mr. Lee in respect of carried interest allocations at the fund level of $407,427 for 2021 and $29,818 related to Mr. Lee’s personal use of a car service during 2021. The incremental cost for the car service is our actual cost. We regard the car service benefit for Mr. Lee in 2021 to be a necessary business expense for Mr. Lee’s health, personal security and productivity, especially in light of the Covid-19 pandemic, as we believe the cost was outweighed by the health benefits, increased efficiency, added personal security and confidentiality that it provides.
(4)This amount represents cash distributions of $54,384 received by Mr. Buser in respect of his equity pool interest for 2021.
(5)This amount represents actual cash distributions received by Mr. Clare in respect of direct carried interest allocations at the fund level of
$ 58,738,149 for 2021. Of this cash distribution, $141,858 was distributed in the form of 2,668 fully vested shares of our common stock pursuant to the Distributing a Portion of Realized Carry in Shares Program.
(6)This amount represents cash distributions received by Mr. Finn in respect of his equity pool interest of $1,099 and $1,476,618 in respect of Mr. Finn’s direct carried interest allocations at the fund level for 2021.

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GRANTS OF PLAN-BASED AWARDS IN 2021
The following table presents information concerning RSUs granted in 2021 to our named executive officers. The dollar amounts shown under the column heading “Grant Date Fair Value of Stock and Option Awards” in the table below were calculated in accordance with ASC Topic 718. For additional information regarding the determination of grant date fair value, see Note 15 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

		Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Kewsong Lee
Performance-Vesting RSUs(1)	2/2/2021	125,000	250,000	500,000	—	$7,992,500
Strategic Equity Performance-Vesting RSUs(2)	2/2/2021	—	928,040	—		$28,117,756
Curtis L. Buser
Annual Time-Vesting RSUs(4)	2/1/2021	—	—	—	65,939	$1,973,554
One-Year Performance-Vesting RSUs(1)	2/2/2021	32,970	65,939	131,878	—	$2,108,070
Strategic Equity Time-Vesting RSUs(3)	2/2/2021				116,005	$3,553,233
Strategic Equity Performance-Vesting RSUs(2)	2/2/2021	—	116,005	—	—	$3,514,720
Peter J. Clare
Strategic Equity Performance-Vesting RSUs(2)	2/2/2021	—	464,020	—		$14,058,878
Christopher Finn
Annual Time-Vesting RSUs(4)	2/1/2021	—	—	—	65,939	$1,973,554
One-Year Performance-Vesting RSUs(1)	2/2/2021	32,970	65,939	131,878	—	$2,108,070
Strategic Equity Time-Vesting RSUs(3)	2/2/2021				116,005	$3,553,233
Strategic Equity Performance-Vesting RSUs(2)	2/2/2021	—	116,005	—	—	$3,514,720
Bruce Larson
Annual Time-Vesting RSUs(4)	2/1/2021	—	—	—	47,099	$1,409,673
Strategic Equity Time-Vesting RSUs(3)	2/2/2021				116,005	$3,553,233
Strategic Equity Performance-Vesting RSUs(2)	2/2/2021	—	116,005	—	—	$3,514,720
(1)Represents performance-vesting RSU awards that vest based on achievement of FRE, RNPR and FEAUM Raised targets granted to Messrs. Lee, Buser, and Finn. The grant date fair value of these performance-vesting RSUs was computed in accordance with U.S. GAAP pertaining to equity-based compensation based upon the probable outcome of the performance conditions as of the grant date.
(2)Represents a performance-based strategic equity RSU award granted to Messrs. Lee, Buser, Clare, Finn and Larson. This award is tied to the achievement of Company FRE targets and, for the award to Mr. Clare, Company FRE and adjusted FRE targets for the Company’s Global Private Equity segment. The grant date fair value of these performance-vesting RSUs was computed in accordance with U.S. GAAP pertaining to equity-based compensation based upon the probable outcome of the performance conditions as of the grant date.
(3)Represents a time-based strategic equity RSU award granted to Messrs. Buser, Finn, and Larson. These time-based strategic equity RSU grants vested 20% on February 1, 2022 and are eligible to vest 20% on February 1, 2023, 20% on February 1, 2024, and 40% on February 1, 2025.
(4)Represents discretionary time-vesting RSU grants awarded to Messrs. Buser, Finn and Larson. These RSU grants will be eligible to vest 40% on August 1, 2022, 30% on August 1, 2023 and 30% on August 1, 2024.

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NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE
CEO EMPLOYMENT AGREEMENT
Effective on January 1, 2018, in connection with his appointment as Co-Chief Executive Officer, our Board of Directors approved new compensation arrangements for Mr. Lee and, on October 23, 2017, we entered into a new employment agreement with Mr. Lee related to his service as our Co-CEO and now sole CEO. On January 1, 2020, in connection with the Conversion, the employment agreement was amended. The changes made in the amendment were generally clarifying and conforming in nature and intended to preserve the pre-Conversion status quo. The employment agreement provides for a five-year term commencing on January 1, 2018 and continuing until December 31, 2022 or until the employment agreement is otherwise terminated in accordance with its terms (the “Term”). Under the employment agreement, Mr. Lee initially received a base salary at a rate of $275,000 per year, which may be increased from time to time, and was increased effective January 1, 2022 to a rate of $1,000,000 per year. In addition, during the Term, Mr. Lee will be eligible to receive an annual cash bonus equal to the dividends per share paid with respect to the applicable calendar year multiplied by 2,500,000 (subject to equitable adjustment by our Board of Directors in order to account for distributions, splits, reorganizations, recapitalizations, mergers, consolidations, spin-offs, combinations, exchanges or other similar events; and, following a Change of Control, the parties must negotiate and agree to an adjustment such that after the Change of Control the bonus opportunity is no less favorable to Mr. Lee than prior to the Change of Control). The employment agreement contains specified severance provisions and restrictive covenants that are described below in the section entitled “—Potential Payments upon Termination or Change in Control.” Pursuant to the employment agreement, Mr. Lee was also awarded RSU awards that are described above in the section entitled “—Long-Term Equity Awards—CEO Equity Awards.” See “—Potential Payments upon Termination or Change in Control” below for a description of the potential vesting that Mr. Lee may be entitled to with respect to the RSU awards in connection with a Change in Control or certain terminations of employment. Mr. Lee’s employment agreement expires in accordance with its terms on December 31, 2022, and our Compensation Committee, together with our compensation consultant, is currently conducting benchmarking and assessing the structure for CEO compensation going forward.
EQUITY INCENTIVE PLAN AWARDS
In connection with our initial public offering, the firm adopted the Equity Incentive Plan (which was subsequently amended and restated to reflect our conversion to a corporation and was further amended and restated in 2021), which is a source of new equity-based awards and permits us to grant to our senior Carlyle professionals, employees, directors and consultants non-qualified options, stock appreciation rights, common stock, restricted stock, RSUs, phantom stock units and other awards based on our common stock. Unvested annual discretionary RSUs and RSUs granted under the KEIP generally will be forfeited upon termination of employment. For a description of the potential vesting that the named executive officers may be entitled to with respect to such RSU awards in connection with a Change of Control (as defined in the Equity Incentive Plan) or certain terminations of employment see “—Potential Payments upon Termination or Change in Control” below. In addition, all vested and unvested annual discretionary RSUs and RSUs granted under the KEIP will be immediately forfeited in the event the holder is terminated for cause, or if such person materially breaches any applicable restrictive covenant. For RSU awards made in February 2018 and later, the award agreements generally contain non-solicitation provisions that restrict participants’ ability to solicit Carlyle investors or employees during the one-year period following a participant’s termination of the provision of services to Carlyle. For more information regarding these RSUs granted to our named executive officers under the Equity Incentive Plan, including the vesting criteria, see the sections entitled “Compensation Elements—Long-Term Equity Awards” and “Compensation Elements—Other 2021 Compensation Opportunities—Legacy Key Executive Incentive Program (KEIP)” above.

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OUTSTANDING EQUITY AWARDS AT 2021
FISCAL YEAR-END
The following table provides information regarding outstanding unvested equity awards held by our named executive officers as of December 31, 2021. The dollar amounts shown in the table below were calculated by multiplying the number of unvested RSUs reported for the named executive officer by the closing market price of $54.90 per share on December 31, 2021, the last trading day of 2021.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Equity Incentive Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Equity Incentive Shares or Units of Stock That Have Not Vested ($)(6)
Kewsong Lee	1,185,608(1)	$65,089,879	1,642,432 (6)	$90,169,517
Curtis L. Buser	413,678(2)	$22,710,922	92,804 (7)	$5,094,940
Peter J. Clare	217,804(3)	$11,957,440	371,216 (8)	$20,379,758
Christopher Finn	399,337(4)	$21,923,601	92,804 (7)	$5,094,940
Bruce Larson	163,104(5)	$8,954,410	92,804 (7)	$5,094,940
(1)The amount reported for Mr. Lee is composed of 500,000 one-time CEO time-vesting RSUs, of which 250,000 vested on February 1, 2022 and 250,00 will be eligible to vest on February 1, 2023; 500,000 performance-vesting RSUs that were earned as of the end of the fiscal year based on 2021 performance, which vested on February 8, 2022, the date on which the Compensation Committee certified the attainment of the established performance metrics; and 185,608 performance-based strategic equity RSUs that were earned as of the end of the fiscal year based on 2021 performance and vested on February 8, 2022, the date on which the Compensation Committee certified the attainment of the established performance metrics.
(2)The amount reported for Mr. Buser is composed of 83,808 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2022; 39,005 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2023; 19,781 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2024; 116,005 time-based strategic equity RSUs that vested 20% on February 1, 2022 and will be eligible to vest 20% on February 1, 2023, 20% on February 1, 2024 and 40% on February 1, 2025; 131,878 one-year performance-vesting RSUs that were earned as of the end of the fiscal year based on 2021 performance and that vested on February 8, 2022, the date the CEO certified the attainment of the established performance metrics; and 23,201 performance-based strategic equity RSUs that were earned as of the end of the fiscal year based on 2021 performance and vested on February 8, 2022, the date the CEO certified the attainment of the established performance metrics.
(3)The amount reported for Mr. Clare is composed of 125,000 time-vesting RSUs which vested on February 1, 2022 and 92,804 performance-based strategic equity RSUs that were earned as of the end of the fiscal year based on 2021 performance and vested on February 8, 2022, the date the CEO certified the attainment of the established performance metrics.
(4)The amount reported for Mr. Finn is composed of 68,903 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2022; 39,287 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2023; 20,063 discretionary time-vesting RSUs that will be eligible to vest on August 1, 204; 116,005 time-based strategic equity RSUs that vested 20% on February 1, 2022 and will be eligible to vest 20% on February 1, 2023, 20% on February 1, 2024 and 40% on February 1, 2025; 131,878 one-year performance-vesting RSUs that were earned as of the end of the fiscal year based on 2021 performance and that vested on February 8, 2022, the date the CEO certified the attainment of the established performance metrics; and 23,201 performance-based strategic equity RSUs that were earned as of the end of the fiscal year based on 2021 performance and vested on February 8, 2022, the date the CEO certified the attainment of the established performance metrics.
(5)The amount reported for Mr. Larson is composed of 18,841 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2022; 14,129 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2023; 14,129 discretionary time-vesting RSUs that will be eligible to vest on August 1, 2024; 116,005 time-based strategic equity RSUs that vested 20% on February 1, 2022 and will be eligible to vest 20% on February 1, 2023, 20% on February 1, 2024 and 40% on February 1, 2025; and 23,201 performance-based strategic equity RSUs that were earned as of the end of the fiscal year based on 2021 performance and vested on February 8, 2022, the date the CEO certified the attainment of the established performance metrics.
(6)The number and market value of the 900,000 outperformance performance-vesting RSUs reported in the equity incentive columns for Mr. Lee reflect the maximum number of RSUs that can be earned, though the performance periods will not end until December 31, 2022 for both outperformance awards and vesting is contingent on achieving outperformance against a relative shareholder return measure and an absolute shareholder return measure for each of the outperformance awards. Accordingly, there is no assurance that any portion of the outperformance performance-vesting RSUs will be earned. The amount reported for Mr. Lee also includes 185,608 performance-based strategic equity RSUs that are eligible to vest in February 2023, 185,608 performance-based strategic equity RSUs that are eligible to vest in February 2024 and 371,216 performance-based strategic equity RSUs that are eligible to vest in February 2025.
(7)The amount reported for Messrs. Buser, Finn and Larson is composed of 23,201 performance-based strategic equity RSUs that are eligible to vest in February 2023, 23,201 performance-based strategic equity RSUs that are eligible to vest in February 2024 and 46,402 performance-based strategic equity RSUs that are eligible to vest in February 2025.
(8)The amount reported for Mr. Clare is composed of 92,804 performance-based strategic equity RSUs that are eligible to vest in February 2023, 92,804 performance-based strategic equity RSUs that are eligible to vest in February 2024 and 185,608 performance-based strategic equity RSUs that are eligible to vest in February 2025.

CARLYLE Proxy Statement 2022	55

Compensation Matters
OPTION EXERCISES AND STOCK VESTED IN 2021
As we have never issued any options, our named executive officers had no option exercises during the year ended December 31, 2021. Each of our named executive officers had equity awards vest during the year ended December 31, 2021.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(6)
Kewsong Lee(1)	572,489	$20,322,831
Curtis L. Buser(2)	171,416	$7,631,768
Peter J. Clare(3)	155,000	$5,547,850
Christopher Finn(4)	156,133	$6,860,435
Bruce Larson(5)	2,112	$106,593
(1)The value for Mr. Lee is based on the value of 250,000 shares received upon the vesting of RSUs on February 1, 2021; 287,000 shares received upon the vesting of RSUs on February 9, 2021; 5,489 shares received upon the vesting of RSUs on May 1, 2021; and 30,000 shares received upon the vesting of RSUs on August 1, 2021.
(2)The value for Mr. Buser is based on the value of 73,564 shares received upon the vesting of RSUs on February 9, 2021 and 97,852 shares received upon the vesting of RSUs on August 1, 2021.
(3)The value for Mr. Clare is based on the value of 125,000 shares received upon the vesting of RSUs on February 1, 2021 and 30,000 shares received upon the vesting of RSUs on August 1, 2021.
(4)The value for Mr. Finn is based on the value of 73,564 shares received upon the vesting of RSUs on February 9, 2021 and 82,569 shares received upon the vesting of RSUs on August 1, 2021.
(5)The value for Mr. Larson is based on the value of 2,112 shares received upon the vesting of RSUs on August 1, 2021.
(6)The value realized on vesting was calculated by multiplying the number of shares of common stock received upon vesting by the closing market price per share of common stock on the applicable vesting date.
PENSION BENEFITS FOR 2021
We do not provide pension benefits to our named executive officers.
NONQUALIFIED DEFERRED COMPENSATION FOR 2021
We do not provide defined contribution plans for the deferral of compensation on a basis that is not tax-qualified.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Other than as described below, none of our named executive officers are entitled to any additional payments or benefits upon termination of employment, upon a change in control of our company or upon retirement, death or disability.

56	CARLYLE Proxy Statement 2022

Compensation Matters
CHIEF EXECUTIVE OFFICER
SEVERANCE ARRANGEMENTS
Mr. Lee’s employment agreement provides that, upon a termination of Mr. Lee’s employment for Good Reason (as defined in the employment agreement) or by Carlyle without Cause (as defined in the employment agreement), Mr. Lee is entitled to receive cash severance, subject to the execution of a release and compliance with certain restrictive covenants, payable over a 12-month severance period (or, if shorter, through the date that is 45 days after end of the Term) of a monthly amount equal to (i) Mr. Lee’s annual base salary divided by 12, (ii) the Average Annual Bonus (as defined in the employment agreement and which, at this point in the Term, is the average of the annual bonus paid to Mr. Lee over the two most recently preceding calendar years of the Term) divided by 12) and (iii) Mr. Lee’s (and his covered dependents’) monthly COBRA premium. Upon a termination of Mr. Lee’s employment by Mr. Lee for Good Reason or by Carlyle without Cause, or in the case of Mr. Lee’s death or disability, Mr. Lee is also entitled to a prorated portion of his annual bonus for the portion of the year of termination during which he was employed and, if terminated after the end of a calendar year and before the payment of the annual bonus for such year, the annual bonus for the prior year, payable in each case on the date on which such annual bonus would have been paid to Mr. Lee but for such termination. If Mr. Lee is terminated for any reason other than Cause after the end of the Term, any annual bonus payment for the fifth year of the Term that has not yet been paid will be paid to Mr. Lee on the date on which such annual bonus would have been paid to Mr. Lee but for such termination. Had Mr. Lee’s employment been terminated by Mr. Lee for Good Reason or by Carlyle without Cause, in either case, on December 31, 2021, the last business day of 2021, Mr. Lee would have been entitled to the following: (1) monthly cash payments equal to the sum of (i) his then-current annual base salary ($275,000) divided by 12 ($22,917 per month), (ii) his Average Annual Bonus ($5,500,000, representing the average of the cash bonus earned for 2020 of $5,500,000 and the cash bonus earned for 2021 of $5,500,000) divided by 12 ($458,333 per month), and (iii) monthly COBRA premiums for Mr. Lee and his covered dependents ($2,594 per month based on 2021 rates), payable on a monthly basis over the 12-month period beginning February 15, 2022 and ending February 15, 2023, and (2) the actual annual cash bonus earned for 2021 ($5,500,000), payable on the scheduled payment date. Had Mr. Lee’s employment been terminated due to his death or Disability, in either case, on December 31, 2021, the last business day of 2021, Mr. Lee would have been entitled to the actual annual cash bonus earned for 2021 ($5,500,000), payable on the scheduled payment date.
EQUITY AWARDS
Currently, Mr. Lee’s employment agreement and equity award agreements provide that, upon a termination of employment by Mr. Lee for Good Reason or by us without Cause, subject to Mr. Lee’s execution of a release and compliance with certain restrictive covenants, a portion of Mr. Lee’s time-vesting and performance-vesting RSUs that were granted in 2018 pursuant to the terms of his employment agreement will vest (at target with respect to performance-vesting RSUs) on the next scheduled vesting date following the date of such termination, in an amount equal to: (1) the tranche of RSUs that would have vested on such vesting date had he remained employed through such date plus (2) if such termination occurs prior to February 1, 2022, a pro rata portion of an additional year’s tranche of RSUs prorated based on the number of full months employed in the year of termination (or, if such termination occurs in January, an additional full years’ tranche of RSUs). In the case of the 2019 outperformance grant and the 2020 outperformance grant described above, any such termination of employment for Good Reason or without Cause would result in a percentage (not to exceed 100%) of the target number of RSUs subject to such grants becoming vested corresponding to the sum of (1) the percentage of the performance period completed as of the termination date plus (2) 25.0% for the 2019 outperformance grant (and plus 33.3% for the 2020 outperformance grant). Effective as of December 31, 2021, Mr. Lee would not have vested in any additional amounts in respect of the time-vesting or performance-vesting RSUs granted in 2018, the 2019 outperformance grant or the 2020 outperformance grant if any such termination of employment had occurred following the occurrence of a Change of Control (as defined in Mr. Lee’s employment agreement, as amended). In the case of the performance-based strategic equity RSU grant described above, any such termination of employment by Mr. Lee for Good Reason or by us without Cause would result in the immediate forfeiture of such RSUs. Accordingly, had such a termination of employment occurred on December 31, 2021, the last business day of 2021, Mr. Lee would have vested in the following number of RSUs, having the following value based on our closing market price of $54.90 per share on December 31, 2021: (1) 1,000,000 RSUs with respect to the 2018 equity grants, including (a) 500,000 time-vesting RSUs and (b) 500,000 performance-vesting RSUs at target, with an aggregate value of $54,900,000, (2) 500,000 RSUs with respect to the 2019 outperformance grant, with an aggregate value of $27,450,000, (3) 100,000 RSUs with respect to the 2020 outperformance grant, with an aggregate value of $5,490,000.

CARLYLE Proxy Statement 2022	57

Compensation Matters
If there is a Change in Control (as defined in the Equity Incentive Plan) of Carlyle prior to the completion or commencement of any Performance Year under the performance-based strategic equity RSU award, the RSUs relating to such Performance Year will immediately vest in full. If such a Change in Control occurs following the completion of a Performance Year but prior to the vesting date for the RSUs relating to such Performance Year, such RSUs will be eligible to vest on the scheduled vesting date based on actual performance. Accordingly, had such a Change in Control occurred on December 31, 2021, the last business day of 2021, Mr. Lee would have vested in the following number of RSUs pursuant to the performance-based strategic equity award, having the following value based on our closing market price of $54.90 per share on December 31, 2021: 928,040 performance-based strategic equity RSUs, with an aggregate value of $50,949,396, which is comprised of (1) 185,608 RSUs (i.e., the actual number of RSUs earned for the 2021 Performance Year), plus (2) 742,432 RSUs (i.e., the unvested RSUs relating to Performance Years that have not commenced as of such Change in Control). None of Mr. Lee’s other equity incentive awards provide for vesting solely in connection with the occurrence of a Change in Control.
Upon the death or disability of Mr. Lee, the time-vesting and performance-vesting RSUs (including the 2018 performance-vesting grant, the 2019 outperformance grant, the 2020 outperformance grant and the performance-based strategic equity grant) will vest in full (with vesting to occur at the target amount with respect to the performance-vesting RSUs (to the extent applicable) if such termination occurs prior to completion of the performance period or based on actual performance if such termination occurs after completion of the performance period but prior to the vesting date) to the extent not yet vested. Had such a termination of employment occurred on December 31, 2021, the last business day of 2021, Mr. Lee would have vested in the following numbers of RSUs, having the following value based on our closing market price of $54.90 per share on December 31, 2021: (1) 1,25,000 RSUs with respect to the 2018 equity grants, with an aggregate value of $68,625,000, including (a) 500,000 time-vesting RSUs and (b) 750,000 performance-vesting RSUs, representing 500,000 RSUs, which is the actual number of RSUs earned for the 2021 performance year and 250,000 performance-vesting RSUs related to the 2022 performance year at target, (2) 500,000 RSUs with respect to the 2019 outperformance grant, with an aggregate value of $27,450,000, (3) 100,000 RSUs with respect to the 2020 outperformance grant, with an aggregate value of $5,490,000 and (4) 928,040 RSUs with respect to the performance-based strategic equity RSUs, with an aggregate value of $50,949,396, which is comprised of (a) 185,608 RSUs (i.e., the actual number of RSUs earned for the 2021 Performance Year), plus (b) 742,432 RSUs (i.e., the unvested RSUs relating to Performance Years that have not commenced as of the termination date).
Upon a termination of employment of Mr. Lee for Cause, all of his vested and unvested time-vesting and performance-vesting RSUs will be automatically forfeited. If Mr. Lee is terminated for any reason other than Cause after the end of the Term, any time-vesting or performance-vesting RSUs (other than the performance-based strategic equity RSUs) that are not yet vested will continue to be eligible to vest on the scheduled vesting date (based on actual performance for the applicable performance-vesting RSUs).
RESTRICTIVE COVENANTS
Mr. Lee’s employment agreement also includes restrictive covenants limiting his ability to solicit employees of Carlyle or participate in any capacity in any transactions that Carlyle was actively considering investing in or offering to invest in for 12 months following the termination of employment (but not past the occurrence of a Change of Control) or compete with Carlyle or solicit its investors for 12 months following a termination of employment (but not past the earlier of the end of the Term or the occurrence of a Change of Control). Mr. Lee is also subject to confidentiality covenants and may not disclose publicly or discuss our fundraising efforts or the name of any fund vehicle that has not had a final closing with any member of the press. Mr. Lee and Carlyle are subject to certain cooperation covenants and, during his employment and for five years following a termination, non-disparagement obligations.
Pursuant to the terms of the award agreement for his performance-based strategic equity RSU award, Mr. Lee is also subject to restrictive covenants limiting his ability to solicit Carlyle’s employees and investors or participate in any capacity in any transactions that Carlyle was actively considering investing in or offering to invest in, as well as restrictive covenants limiting his ability to compete with Carlyle, in each case, for a period of 12 months following the earlier of the last day Mr. Lee is employed by the Company or the first day of his applicable notice period or garden leave period.

58	CARLYLE Proxy Statement 2022

Compensation Matters
OTHER NAMED EXECUTIVE OFFICERS
EQUITY AWARDS
Upon the occurrence of a Change in Control (as defined in the Equity Incentive Plan), or a termination of employment because of death or Disability (as defined in the Equity Incentive Plan), any unvested time-vesting RSUs held by Messrs. Buser, Clare, Finn and Larson will automatically be deemed vested as of immediately prior to the occurrence of such Change in Control or such termination of employment. In addition, upon the occurrence of a Change in Control or a termination of employment because of death or Disability, any unvested performance-vesting RSUs will vest (at target, where applicable) if such Change in Control or termination occurs prior to completion of the performance period or at actual performance if the Change in Control or termination occurs after completion of the performance period but prior to the applicable vesting date. Had such a Change in Control or such a termination of employment occurred on December 31, 2021, the last business day of 2021, each of Messrs. Buser, Clare, Finn and Larson would have vested in the following numbers of RSUs, having the following values based on our closing market price of $54.90 per share on December 31, 2021: Mr. Buser - 506,482 RSUs, with an aggregate value of $27,805,862 (which is comprised of 142,594 discretionary time-vesting RSUs, 131,878 one-year performance-vesting RSUs based on actual performance, 116,005 time-based strategic equity RSUs and 116,005 performance-based strategic equity RSUs (of which 23,201 would vest based on actual performance)); Mr. Clare - 589,020 RSUs with an aggregate value of $32,337,198 (which is comprised of 125,000 discretionary time-vesting RSUs and 464,020 performance-based strategic equity RSUs (of which 92,804 would vest based on actual performance)); Mr. Finn - 492,141 RSUs with an aggregate value of $27,018,541 (which is comprised of 128,253 discretionary time-vesting RSUs, 131,878 one-year performance-vesting RSUs based on actual performance, 116,005 time-based strategic equity RSUs and 116,005 performance-based strategic equity RSUs (of which 23,201 would vest based on actual performance)); and Mr. Larson - 279,109 RSUs, with an aggregate value of $15,323,084 (which is comprised of 47,099 discretionary time-vesting RSUs, 116,005 time-based strategic equity RSUs and 116,005 performance-based strategic equity RSUs (of which 23,201 would vest based on actual performance)).
RESTRICTIVE COVENANTS
Messrs. Buser, Clare, Finn and Larson are subject to restrictive covenants pursuant to the terms of, with respect to Messrs. Buser, Finn and Larson, their time-based strategic equity RSU award agreement and, with respect to Messrs. Buser, Clare, Finn and Larson, their performance-based strategic equity RSU award agreement, in each case, limiting the applicable named executive officer’s ability to solicit Carlyle’s employees and investors or participate in any capacity in any transactions that Carlyle was actively considering investing in or offering to invest in, as well as restrictive covenants limiting the applicable named executive officer’s ability to compete with Carlyle, in each case, for a period of 12 months following the earlier of the last day such named executive officer is employed by the Company or the first day of his applicable notice period or garden leave period.

CARLYLE Proxy Statement 2022	59

Compensation Matters
Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the total annual compensation for our principal executive officer to the median of the annual total compensation of all our employees (other than our principal executive officer) (the “CEO Pay Ratio”). For 2020, Mr. Lee was serving as our sole principal executive officer on the date we selected to identify our median employee. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.
As of December 31, 2021, we employed nearly 1,850 individuals, including 690 investment professionals, located in 26 offices across five continents. In 2020, in accordance with SEC rules, we re-identified our median employee using our global employee population as of October 31, 2020. To identify our median employee, we used annual base salary and bonuses earned (guaranteed and discretionary) in 2020. Application of our consistently applied compensation measure identified the median employee. We calculated the annual total compensation in accordance with the requirements of the Summary Compensation Table for the median employee. The median employee’s compensation characteristics accurately reflect the compensation of a typical employee. We have determined there has been no change in our employee population or employee compensation arrangements during the last completed fiscal year that would significantly impact the CEO Pay Ratio for 2021. Accordingly, we have used the same median employee we identified in 2020 for purposes of calculating our CEO Pay Ratio for 2021.
For 2021, the annual total compensation for our principal executive officer was $42,322,501 and our median employee’s annual total compensation was $278,833. Based on the CEO’s annual total compensation, our CEO Pay Ratio for 2021 was 151.8:1.
Equity Compensation Plan Information
The table set forth below provides information concerning the awards that may be issued under the “Equity Incentive Plan” as of December 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column) (2)
Equity compensation plans approved by security holders	14,775,651	—	15,636,767
Equity compensation plans not approved by security holders	—	—	—
Total	14,775,651	—	15,636,767
(1)Reflects the outstanding number of our restricted stock units granted under the Equity Incentive Plan as of December 31, 2021. For purposes of this table, the number of shares to be issued in respect of performance-vesting RSUs has been calculated based on the assumption that the maximum level of performance will be achieved, where applicable.
(2)Consists of shares of our common stock available for future issuance under our Equity Incentive Plan, including nonqualified stock options, stock appreciation rights, RSUs, restricted stock, performance-based awards and other equity-based awards.

60	CARLYLE Proxy Statement 2022

Compensation Matters
Director Compensation
OVERVIEW
No additional remuneration is paid to our employees or advisors for service as a director or on committees of the Board of Directors. Certain of the directors are employees or advisors to Carlyle and have received compensation or other payments in respect of their services in such capacities. See “Certain Relationships and Related Person Transactions—Other Transactions.” In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred in connection with such service.
In 2021, each director who was not an employee of or advisor to Carlyle received an annual retainer of $300,000, $130,000 of which was paid in cash and $170,000 of which was paid in the form of a grant of RSUs on May 1, 2021. These RSUs will vest on May 1, 2022, the first anniversary of the grant date. For 2021, we paid an additional $40,000 annual cash retainer to Ms. Fitt, our Lead Independent Director, and an additional $25,000 annual cash retainer to each of Mr. Shaw, the Chairperson of our Audit Committee, Mr. Welters, the Chairperson of our Compensation Committee and Ms. Hill, the Chairperson of our Nominating and Corporate Governance Committee.
In April 2021, the Board also determined to update the minimum stock ownership requirements for non-employee directors to require ownership in an amount equal to five times the base annual cash retainer within five years of the date of a director’s appointment to the Board. All of the non-employee directors (excluding Mr. Rice who was newly-appointed to the Board in March 8, 2021 and Ms. Filler and Mr. Ordan who were newly-appointed to the Board effective April 1, 2022) currently are in compliance with this updated stock ownership requirement.
In April 2022, based on comparative market data provided by Pay Governance, as well as considerations regarding the efforts of the directors on behalf of the Company during the prior year and anticipated continuing efforts, particularly in light of the Company’s transition from being a “controlled company” within the meaning of Nasdaq corporate governance standards, the Compensation Committee evaluated the compensation for directors who are not employees of or advisors to Carlyle and determined to recommend certain updates to the compensation for such directors commencing in 2022. The Board subsequently approved such updates, which include increasing the annual retainer from $300,000 to $320,000, with $130,000 continuing to be paid in cash and $190,000 being paid in the form of a grant of RSUs to be awarded annually on May 1, which will vest on the one year anniversary of the grant date, subject to the director’s continued service to the Company through such vesting date. The additional annual cash retainer for our Lead Independent Director was increased from $40,000 to $65,000 and the additional annual cash retainer for the Chairperson of our Audit Committee was increased from $25,000 to $35,000. The Chairperson of our Compensation Committee and the Chairperson of our Nominating and Corporate Governance Committee will each continue to receive an additional annual cash retainer of $25,000.

CARLYLE Proxy Statement 2022	61

Compensation Matters
2021 DIRECTOR COMPENSATION TABLE
The following table provides the director compensation for Mr. Hance and our non-employee directors for 2021:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Linda H. Filler(2)	$—	$—	$—
Lawton W. Fitt	$170,000	$162,349	$332,349
James H. Hance, Jr.(3)	$—	$—	$—
Janet Hill(2)	$155,000	$162,349	$317,349
Mark S. Ordan(2)	$—	$—	$—
Derica W. Rice(4)	$105,979	$162,349	$268,328
Dr. Thomas S. Robertson	$130,000	$162,349	$292,349
William J. Shaw	$155,000	$162,349	$317,349
Anthony Welters	$155,000	$162,349	$317,349
(1)The reference to “stock” in this table refers to RSUs. Amounts represent the grant date fair value of the RSU awards granted on May 1, 2021 to each director who is not an employee of or advisor to the Company, computed in accordance with U.S. GAAP pertaining to equity-based compensation. For additional information regarding the computation of grant date fair value, see Note 14 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(2)Ms. Filler and Mr. Ordan were appointed as directors effective April 1, 2022 and therefore did not receive any director compensation in 2021. Ms. Hill retired as a director effective February 11, 2022.
(3)As Mr. Hance is an Operating Executive, no additional remuneration is paid to him as a director. Mr. Hance’s compensation is discussed in “Certain Relationships and Related Transactions.”
(4)Mr. Rice was appointed as a director on March 8, 2021. Therefore, the amounts reported for Mr. Rice reflect the pro-rated portion of his annual cash retainer earned from the date of his appointment.
The following table provides information regarding outstanding unvested equity awards held by our non-employee directors as of December 31, 2021:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Linda H. Filler(2)	—	$—
Lawton W. Fitt	3,985	$218,777
Janet Hill	3,985	$218,777
Mark S. Ordan(2)	—	$—
Derica W. Rice	3,985	$218,777
Dr. Thomas S. Robertson	3,985	$218,777
William J. Shaw	3,985	$218,777
Anthony Welters	3,985	$218,777
(1)The dollar amounts shown under this column were calculated by multiplying the number of unvested RSUs held by the director by the closing market price of $54.90 per share on December 31, 2021, the last trading day of 2021.
(2)Ms. Filler and Mr. Ordan were appointed as directors effective April 1, 2022 and therefore did not receive any director compensation in 2021.

62	CARLYLE Proxy Statement 2022

Item 4. Shareholder Proposal to Reorganize The Board of Directors Into One Class
In accordance with SEC rules, we have set forth below a shareholder proposal, along with a supporting statement, exactly as submitted by Kenneth Steiner. Mr. Steiner has notified us that he is the beneficial owner of more than 200 shares of our common stock. Mr. Steiner's address is 14 Stoner Ave., 2M, Great Neck, NY 112021-2100. The shareholder proposal will be required to be voted upon at the 2022 Annual Meeting only if properly presented.
Proposal 4 - Elect Each Director Annually
RESOLVED, shareholders ask that our Company take all the steps necessary to reorganize the Board of Directors into one class with each director subject to election each year for a one-year term.
Although our management can adopt this proposal topic in one-year and implementation in one-year is a best practice, this proposal allows the option to phase it in.
Classified Boards like The Carlyle Group Board have been found to be one of the 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School.
Arthur Levitt, former Chairman of the Securities and Exchange Commission said, “In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them.”
A total of 79 S&P 500 and Fortune 500 companies, worth more than $1 trillion, also adopted this important proposal topic since 2012. Annual election of each director could make directors more accountable, and thereby contribute to improved performance and increased company value at virtually no extra cost to shareholders. Thus it was not a surprise that this proposal topic won more than 96%-support at both Centene Corporation and Teleflex in 2021.
Annual election of each director gives shareholders more leverage if management performs poorly. For instance if management approves executive pay that is excessive or is poorly incentivized shareholders can soon vote against the Chair of the management pay committee instead of waiting 3-years under the current setup.
For example 25 million votes were cast against management pay at our 2021 annual meeting. If this number increases it could be a red flag.

CARLYLE Proxy Statement 2022	63

Shareholder Proposal
Plus Mr. Daniel D’Aniello received 47 million negative votes and Mr. Peter Clare received 22 million votes in 2021. Unfortunately these directors now have no worries about shareholder votes for 3-years. We thus need annual election of each director.
Please vote yes:
Elect Each Director Annually – Proposal 4
BOARD RECOMMENDATION

The Board unanimously recommends a vote “FOR” the proposal to provide for the annual election of directors.

The Board has carefully considered this proposal, and, while it disagrees with certain personal assertions contained in the proposal’s supporting statement and disclaims knowledge regarding the statistical information set forth therein, given the Board’s reasoned conclusion regarding the merits of Board declassification as discussed below, it has determined to recommend that shareholders vote “FOR” the proposal.
From time to time, the Board evaluates its governance practices to ensure that its approach is consistent with the best interests of the Company and its shareholders. As a result of these evaluations, the Board has historically determined that its classified structure is beneficial to the Company as it ensures that a majority of the Company’s directors are deeply knowledgeable about the Company and are therefore well-suited to make decisions that enhance long-term shareholder value. The Board has further traditionally concluded that three-year terms promote the continuity of the Board and enhance the independence of the Company’s non-employee directors by assuring them a longer term of office, which insulates them from management pressures or special interest groups that may have a short-term interest contrary to that of long-term shareholders.
The Board recognizes that a number of significant stakeholders, including large shareholders and other institutions, disagree with the merits of a classified board structure. In its evaluation of the Company’s corporate governance practices, the Board noted that declassification would allow our shareholders to evaluate all directors annually and would support the maintenance of corporate governance best practices. The Board also considered that many U.S. public companies have eliminated their classified board structures in recent years in favor of annual elections and that many investors now consider the election of directors to be the primary means for shareholders to influence corporate governance policies and to increase a board’s accountability.
As a result of its careful assessment of the merits and disadvantages associated with board declassification, the Board has determined to recommend that shareholders support the shareholder proposal, as the fundamental request relates to Board declassification. Should the proposal receive majority shareholder support at the Annual Meeting, the Board intends to seek shareholder approval for a proposal to amend the Company’s certificate of incorporation to provide for phased-in Board declassification at the Company’s 2023 Annual Meeting of Shareholders.
If approved, the shareholder proposal would not automatically eliminate our classified board structure. In order to eliminate the classified board, the Board would need to recommend a formal amendment to our certificate of incorporation. In accordance with our certificate of incorporation, such amendment would then need to be approved at a subsequent meeting of shareholders by holders of a majority in voting power of our outstanding common stock. Therefore, a vote in favor of the shareholder proposal would constitute a recommendation that the Board initiate this amendment process.
In light of the foregoing considerations, our Board determined unanimously to recommend that shareholders vote “FOR” the proposal to provide for the annual election of directors.

64	CARLYLE Proxy Statement 2022

Conversion to a Corporation
Effective January 1, 2020, we converted from a Delaware limited partnership to a Delaware corporation named The Carlyle Group Inc. In connection with the Conversion, holders of the partnership units in Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P. (collectively “Carlyle Holdings”) exchanged such units for an equivalent number of shares of common stock and certain other restructuring steps occurred. In connection with the Conversion, on January 1, 2020, the Tax Receivable Agreement, dated as of May 2, 2012, was amended and the Registration Rights Agreement with Senior Carlyle Professionals, dated as of May 8, 2012, was amended and restated, in each case, to give effect to and reflect the Conversion.
In connection with the Conversion, on January 1, 2020 the Company entered into stockholder agreements with William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein (collectively, the “Founders” and such agreements, the “Stockholder Agreements”). See “—Stockholder Agreements” below.
In connection with the Conversion, the Carlyle Holdings partnership units that were held by the limited partners of Carlyle Holdings were exchanged for an equivalent number of shares of common stock, including 17,000 Carlyle Holdings partnership units that were exchanged by Carlyle Group Management L.L.C., the former general partner of The Carlyle Group L.P..
Holders of Carlyle Holdings partnership units will receive cash payments aggregating to approximately $344 million, which is equivalent to $1.50 per Carlyle Holdings partnership unit exchanged in the Conversion, payable in five annual installments of $0.30 each beginning in January 2020. Of this aggregate amount, Messrs. Buser, Conway, D’Aniello, Rubenstein, Clare, Ferguson, Finn and Hance will receive $391,062, $66,749,466, $66,749,466, $70,499,466, $6,916,545, $941,724, $312,432 and $377,070, respectively, and Mubadala will receive $35,276,909. None of our independent directors nor Messrs. Larson or Lee were limited partners of the Carlyle Holdings partnerships and will not receive any payments related to the foregoing. The payment obligations will be unsecured obligations of the Company or a subsidiary thereof, subordinated in right of payment to indebtedness of the Company and its subsidiaries, and will not bear interest.
Stockholder Agreements
In connection with the Conversion, on January 1, 2020, we entered into stockholder agreements with each of our founders, William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein (such agreements the “Stockholder Agreements”). Pursuant to the Stockholder Agreements each founder has the right to designate one director to our Board of Directors for so long as such founder and or his “Founder Group” (as defined in the Stockholder Agreements) beneficially owns at least 5% of our issued and outstanding common stock. In addition, each founder will have the right to designate a second director to our Board of Directors until the earlier of (x) such time as the founder and or his Founder Group ceases to beneficially own at least 20 million shares of common stock and (y) January 1, 2027. For so long as at least one founder is entitled to designate two directors to our Board of Directors, the founders then serving on the board may (i) designate a founder to serve as co-chair of the board and (ii) designate a founder to serve on each of the compensation and nominating and governance committees of the board, subject to applicable law and listing standards.

CARLYLE Proxy Statement 2022	65

Certain Relationships and Related Transactions
Tax Receivable Agreement
In connection with our initial public offering, we entered into a tax receivable agreement with the limited partners of the Carlyle Holdings partnerships whereby we agreed to pay to such limited partners 85% of the amount of cash tax savings, if any, in U.S. federal, state and local income tax realized as a result of increases in tax basis resulting from exchanges of Carlyle Holdings partnership units for common units of The Carlyle Group L.P.
From and after the consummation of the Conversion, holders of Carlyle Holdings partnership units do not have any rights to payments under the tax receivable agreement except for payment obligations pre-existing at the time of the Conversion with respect to exchanges that have occurred prior to the Conversion.
For the year ended December 31, 2021, no payments in respect of exchanges made prior to the Conversion were made to our directors or executive officers pursuant to the tax receivable agreement.
Registration Rights Agreement
We have entered into an amended and restated registration rights agreement pursuant to which TCG Carlyle Global Partners L.L.C., an entity wholly-owned by our senior Carlyle professionals, has the right to request that we register the sale of shares of common stock held by our pre-IPO owners an unlimited number of times and may require us to make available shelf registration statements permitting sales of shares of common stock into the market from time to time over an extended period. In addition, TCG Carlyle Global Partners L.L.C. has the ability to exercise certain piggyback registration rights in respect of shares of common stock held by our pre-IPO owners in connection with registered offerings requested by other registration rights holders or initiated by us. In addition, in accordance with the terms of the subscription agreement which governs its investment in our business, we entered into registration rights agreements with Mubadala.
Firm Use of Private Aircraft
In the normal course of business, our personnel have made use of aircraft owned by entities controlled by Messrs. Lee, Conway, D’Aniello, and Rubenstein. Messrs. Lee, Conway, D’Aniello, and Rubenstein paid for their purchases of the aircraft and bear all operating, personnel and maintenance costs associated with their operation for personal use.
Payment by us for the business use of these aircraft is made throughout the year based on budgeted business use to entities controlled by Messrs. Lee, Conway, D’Aniello, and Rubenstein as well as to third-party aircraft management companies for services and supplies relating to business use flight operations. When actual business use exceeds budgeted aircraft use we make additional payments to the aircraft owner and/or the aircraft management company, as appropriate. Similarly, when the aggregate amount paid for budgeted aircraft use exceeds the calculated costs of actual business use (such as typically occurred during the Covid-19 pandemic), or results in rates which exceed market aircraft charter rates, we receive reimbursement of such excess payments from the aircraft owner and/or the aircraft management company, as appropriate. These adjustments are calculated annually and payments or reimbursements are generally made after year-end.
We paid the following amounts to the aircraft owners and the aircraft management companies related to aircraft use in 2021, net of amounts reimbursable to us for market rate and actual usage adjustments:

	Kewsong Lee	William E. Conway, Jr.	Daniel A. D'Aniello	David M. Rubenstein	Total
Payments for 2021 Aircraft Use (1)	$1,539,035	$—	$—	$—	$1,539,035
Less: Reimbursable adjustments (2)	451,314	—	—	—	451,314
Total Aircraft Cost for 2021 Business Use	$1,087,721	$—	$—	$—	$1,087,721
(1)Excludes net reimbursements received by Carlyle from the aircraft owners during 2021 and the first quarter of 2022 related to (a) the aircraft of Messrs. Lee, Conway, D’Aniello and Rubenstein of $(1,719,729), $(234,760), $(603,787), and $(1,475,627), respectively, for adjustments related to prior year flight operations and other adjustments, and (b) payments made by Carlyle in 2021 related to Mr. Lee’s aircraft of $185,642 related to 2022 budgeted flight operations. Includes payments made by Carlyle during 2020 of $184,539 related to Mr. Lee’s 2021 flight operations.
(2)Represents amounts received by us in 2022 related to adjustments for 2021 flight operations and other 2021 adjustments.

66	CARLYLE Proxy Statement 2022

Certain Relationships and Related Transactions
Investments in and Alongside Carlyle Funds
Our directors and executive officers are permitted to coinvest their own capital in and alongside our investment funds. The opportunity to invest in and alongside our investment funds is also available to all of our senior Carlyle professionals and to those of our employees whom we have determined have a status that reasonably permits us to offer them these types of investments in compliance with applicable laws. We encourage our eligible professionals to invest in and alongside our investment funds because we believe that such investing further aligns the interests of our professionals with those of our fund investors and our firm. Our directors and officers may also transfer or purchase outstanding interests in our investment funds, whereupon the interests may remain not subject to or may no longer be subject to management fees, incentive fees or carried interest in some cases.
Coinvestments are investments in investment vehicles or other assets on the same terms and conditions as those available to the applicable fund, except that these coinvestments generally are not subject to management fees, incentive fees or carried interest. These coinvestments are funded with our professionals’ own “after tax” cash and not with deferral of management or incentive fees. Coinvestors are responsible for their pro-rata share of partnership and other general and administrative fees and expenses. In addition, our directors and executive officers are permitted to invest their own capital directly in investment funds we advise, in most instances not subject to management fees, incentive fees or carried interest. We intend to continue our coinvestment program and we expect that our eligible professionals, including our senior Carlyle professionals and our executive officers and directors collectively will continue to invest significant amounts of their own capital in and alongside the investment funds that we advise or manage.
Certain members of our Board of Directors are employees of Carlyle (Messrs. Lee, Conway, D’Aniello, Rubenstein, and Clare) and one member of our Board of Directors is an Operating Executive of Carlyle (Mr. Hance) and each also own investments in and alongside our investment funds. The amount invested in and alongside our investment funds during 2021 by certain of our directors and by our executive officers (and their family members and investment vehicles), including amounts funded pursuant to third party capital commitments assumed by such persons, was $13,565,694 for Mr. Lee; $823,607 for Mr. Buser; $87,508,934 for Mr. Conway; $78,310,759 for Mr. D’Aniello; $40,012,644 for Mr. Rubenstein; $24,543,763 for Mr. Clare; $669,982 for Mr. Ferguson; $1,281,466 for Mr. Finn; $1,140,357 for Mr. Hance; $317,227 for Mr. Shaw; and $11,196,600 for Mr. Welters. None of Ms. Fitt, Ms. Hill or Messrs. Larson, Rice or Robertson made any coinvestments in 2021.
Certain of our directors and our executive officers (and their family members and investment vehicles) also made additional commitments to our investment funds during 2021. In the aggregate, our directors and executive officers (and their family members and investment vehicles) made commitments to our investment funds during 2021 of approximately $290.8 million, and the total unfunded commitments of our directors and executive officers (and their family members and investment vehicles) to our investment funds as of December 31, 2021 was $24,976,542 for Mr. Lee; $3,345,127 for Mr. Buser; $202,051,853 for Mr. Conway; $169,417,742 for Mr. D’Aniello; $160,543,296 for Mr. Rubenstein; $95,100,219 for Mr. Clare; $2,209,216 for Mr. Ferguson; $5,447,662 for Mr. Finn; $1,484,000 for Mr. Larson; $3,504,291 for Mr. Hance; $3,504,784 for Mr. Shaw; and $28,985,954 for Mr. Welters. None of Ms. Fitt, Ms. Hill or Messrs. Rice or Robertson had any unfunded commitments to our investment funds as of December 31, 2021.
Founders’ Non-Competition and
Non-Solicitation Agreements
We have non-competition agreements with each of our founders, Messrs. Conway, D’Aniello and Rubenstein. Each founder agreed that during the period he is a controlling partner (as defined in the non-competition agreement) and for the period of three years thereafter (the “Restricted Period”), he will not engage in any business or activity that is competitive with our business. Each founder agreed that during the Restricted Period, he will not solicit any of our employees, or employees of our subsidiaries, to leave their employment with us or otherwise terminate or cease or materially modify their relationship with us, or employ or engage any such employee. In addition, during the Restricted Period, each founder will not solicit any of our fund investors to invest in any funds or activities that are competitive with our businesses and will not pursue or otherwise seek to develop any investment opportunities under active consideration by Carlyle.

CARLYLE Proxy Statement 2022	67

Certain Relationships and Related Transactions
During the Restricted Period, each founder is required to protect and only use “proprietary information” that relates to our business in accordance with strict restrictions placed by us on its use and disclosure. Each founder agreed that during the Restricted Period he will not disclose any of the proprietary information, except (1) as required by his duties on behalf of Carlyle or with our consent or (2) as required by virtue of subpoena, court or governmental agency order or as otherwise required by law or (3) to a court, mediator or arbitrator in connection with any dispute between such founder and us.
In the case of any breach of the non-competition, non-solicitation, confidentiality and investment activity limitation provisions, each founder agrees that we will be entitled to seek equitable relief in the form of specific performance and injunctive relief.
Other Transactions
Mr. Hance, a member of our Board of Directors, is an Operating Executive of Carlyle and received, for the year ended December 31, 2021, an operating executive fee in respect of his service in such capacity of $250,000 and, on May 1, 2021, a grant of 3,985 restricted stock units. Mr. Hance was also previously allocated direct carried interest ownership at the fund level in respect of certain corporate private equity funds. For the year ended December 31, 2021, Mr. Hance did not receive distributions in respect of such carried interest.
The founders of our firm, Messrs. Conway, D’Aniello and Rubenstein, are members of our Board of Directors and as employees of Carlyle each received, for the year ended December 31, 2021, a salary of $275,000.
Statement of Policy Regarding Transactions with Related Persons
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The General Counsel will then promptly communicate that information to our Audit Committee or another independent body of the Board of Directors. No related person transaction will be executed without the approval or ratification of our Audit Committee or another independent body of our Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote of a related person transaction in which they have an interest.

68	CARLYLE Proxy Statement 2022

The following table sets forth information regarding the beneficial ownership of our common stock as of April 4, 2022 (unless otherwise indicated below) by each person known to us to beneficially own more than 5% of any class of our outstanding voting securities, each of our directors and named executive officers and all directors and executive officers as a group. The 154,871,363 shares of common stock shown below as beneficially owned by Carlyle Group Management L.L.C. represent the shares underlying the irrevocable proxies that Carlyle Group Management L.L.C. holds and includes 107,548,649 shares of common stock beneficially owned by senior Carlyle professionals (including Messrs. Conway, D’Aniello and Rubenstein and certain of our named executive officers).

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number	% of Class
Carlyle Group Management L.L.C. (1), (7)	154,871,363	42.8%
Capital World Investors (2)	19,315,259	5.3%
The Vanguard Group (3)	18,920,948	5.2%
Morgan Stanley (4)	18,224,322	5.0%
Kewsong Lee (5), (6)	3,034,740	*
Curtis L. Buser (5)	866,105	*
William E. Conway, Jr. (5)	31,999,644	8.8%
Daniel A. D’Aniello (5), (6)	32,999,644	9.1%
David M. Rubenstein (5)	31,249,644	8.6%
Peter J. Clare (5), (6)	5,313,960	1.5%
Jeffrey W. Ferguson (5)	912,987	*
Linda H. Filler	—	*
Christopher Finn (5), (6)	881,550	*
Lawton W. Fitt (7)	51,930	*
James H. Hance, Jr. (5), (7)	290,375	*
Bruce M. Larson (5)	26,681	*
Mark S. Ordan	—	*
Derica W. Rice (6)	8,178	*
Thomas S. Robertson (7)	21,930	*
William J. Shaw (7)	51,930	*
Anthony Welters (7)	47,872	*
All executive officers and directors as a group (17 persons)(7)	107,757,170	29.8%
*Less than 1%

CARLYLE Proxy Statement 2022	69

Beneficial Ownership
(1)In connection with the Conversion, senior Carlyle professionals and certain of the other former limited partners of Carlyle Holdings who became holders of shares of common stock in connection with the Conversion were generally required to grant an irrevocable proxy to Carlyle Group Management L.L.C. that entitles it to vote their shares of common stock until the earlier of (i) such time as Carlyle Group Management L.L.C. ceases to have voting power over shares of common stock representing at least 20% of the total voting power of all the then outstanding shares of capital stock entitled to vote in the election of directors and (ii) January 1, 2025. This amount reflects the shares of common stock underlying the irrevocable proxies over which Carlyle Group Management L.L.C. has sole voting power and 17,000 shares of common stock that Carlyle Group Management L.L.C. directly owns and has sole dispositive power over. Carlyle Group Management L.L.C. is owned by senior Carlyle professionals, provided that no member is entitled to more than 20% of the voting interests therein.
(2)Reflects shares of common stock beneficially owned by Capital World Investors (“CWI”) based on the Schedule 13G filed by CWI on February 11, 2022. CWI is a division of Capital Research and Management Company ("CRMC"), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., and Capital Group Private Client Services, Inc. (together with CRMC, the "investment management entities"). CWI's divisions of each of the investment management entities collectively provide investment management services under the name "Capital World Investors." The address for each entity listed above is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.
(3)Reflects shares of common stock beneficially owned by The Vanguard Group based on the Schedule 13G filed by The Vanguard Group on February 9, 2022. The address of The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.
(4)Reflects shares of common stock beneficially owned by Morgan Stanley based on the Schedule 13G filed by Morgan Stanley on February 10, 2022. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.
(5)Such individual or entity, as the case may be, granted an irrevocable proxy as described above to Carlyle Group Management L.L.C. with respect to all shares of common stock beneficially owned by such person or entity, and therefore, has no voting authority over such shares. Each individual or entity, as applicable, retains sole disposition power over the shares beneficially owned.
(6)Of the 3,034,740 shares of common stock shown in the table above for Mr. Lee, 1,417,674 shares of common stock are held in a grantor retained annuity trust for which Mr. Lee is the investment trustee and 283,563 shares of common stock are held in a family trust. Of the 32,999,644 shares of common stock shown in the table above for Mr. D’Aniello, 495,542 shares of common stock are held in a family trust and 17,000 are shares of common stock held by Carlyle Group Management L.L.C. over which Mr. D’Aniello retains sole investment power. Of the 5,313,960 shares of common stock shown in the table above for Mr. Clare, 273,632 shares of common stock are held in a family trust. Of the 881,550 shares of common stock shown in the table above for Mr. Finn, 13,595 shares of common stock are held in a family trust and 253,937 shares of common stock are held indirectly by Mr. Finn in a limited liability company of which Mr. Finn is the manager. Of the 8,178 shares of common stock shown in the table above for Mr. Rice, 4,193 shares of common stock are held indirectly by Mr. Rice’s spouse.
(7)The number of shares of common stock shown in the table above includes the following underlying RSUs that will vest within 60 days of March 21, 2022: 53,031 shares for Carlyle Group Management, L.L.C. and 3,985 shares for each of Ms. Fitt, Mr. Hance, Mr. Rice, Mr. Robertson, Mr. Shaw and Mr. Welters.

70	CARLYLE Proxy Statement 2022

How to Communicate with the Board of Directors
Anyone who would like to communicate with, or otherwise make his or her concerns known directly to any then-serving Lead Independent Director, to the chairperson of any of the Audit, Compensation, Executive and Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group, may do so by addressing such communications or concerns to our Corporate Secretary at The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004, who will forward such communications to the appropriate party. Such communications may be done confidentially or anonymously.
Corporate Governance Materials Available on our Website
On our website (https://ir.carlyle.com/governance) under the heading “Corporate Governance,” you can find, among other things, our:
•Process for Reporting of Concerns
•Audit Committee Charter
•Compensation Committee Charter
•Nominating and Corporate Governance Committee Charter
•Code of Conduct
•Governance Policy
•Code of Ethics for Financial Professionals
Information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.
Other Business
As of the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

CARLYLE Proxy Statement 2022	71

When and where is our Annual Meeting?
We will be holding our Annual Meeting virtually, on Tuesday, May 31, 2022, at 9:00 a.m. EDT, via the Internet at www.virtualshareholdermeeting.com/CG2022
In light of the ongoing COVID-19 pandemic, for the safety of all of our people, including our shareholders, we have determined that the 2022 Annual Meeting will be held in a virtual meeting format only, with no physical in-person meeting.
The virtual meeting format for the Annual Meeting will enable full and equal participation by all of our shareholders from any place in the world at little to no cost. We designed the format of the virtual Annual Meeting to ensure that shareholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. At our virtual Annual Meeting, shareholders will be able to attend, vote and submit questions via the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in these proxy materials. Additional information can also be found at www.proxyvote.com.
How can I attend our Annual Meeting?
Shareholders as of the record date may attend, vote and submit questions virtually at our Annual Meeting by logging in at 9:00 a.m. EDT.
To log in, shareholders (or their authorized representatives) will need the control number provided on their proxy card, voting instruction form or Notice. If you are not a shareholder or do not have a control number, you will not be able to participate. The availability of online voting may depend on the voting procedures of the organization that holds your shares.
Can I ask questions at the virtual Annual Meeting?
Shareholders as of our record date who attend and participate in our virtual Annual Meeting at 9:00 a.m. EDT will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. Shareholders must have available their control number provided on their proxy card, voting instruction form or Notice.
Questions submitted in accordance with the meeting rules of conduct will be answered during the meeting, subject to time constraints. Questions regarding claims or personal matters, including those related to employment issues, are not pertinent to meeting matters and therefore will not be answered.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our website, including information on when the meeting will be reconvened.

72	CARLYLE Proxy Statement 2022

Frequently Asked Questions
What is included in our proxy materials?
Our proxy materials, which are available at www.proxyvote.com, include:
•Our Notice of 2022 Annual Meeting of Shareholders;
•Our Proxy Statement; and
•Our 2021 Annual Report to Shareholders.
If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.
How are we distributing our proxy materials?
To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. On or about April 13, 2022, we will send a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis.
Who can vote at our Annual Meeting?
You can vote your shares of common stock at our Annual Meeting if you were a shareholder at the close of business on April 4, 2022.
As of April 4, 2022, there were 361,664,727 shares of common stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.
In connection with the Conversion, senior Carlyle professionals and certain of the other former limited partners of Carlyle Holdings who became holders of shares of common stock in connection with the Conversion were generally required to grant an irrevocable proxy to Carlyle Group Management L.L.C., which is wholly owned by our founders and other senior Carlyle professionals.
What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?
Shareholder of Record. If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” of those shares. You may contact our transfer agent (by regular mail or phone) at:
American Stock Transfer & Trust Company
Operations Center
6201 15th Avenue
Brooklyn, NY 11219
Phone: (800) 937-5449
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.
How do I vote?
To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.

CARLYLE Proxy Statement 2022	73

Frequently Asked Questions
Can I change my vote after I have voted?
You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.
You can revoke your vote:
•By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);
•By signing and returning a new proxy card with a later date;
•By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker- dealer or other similar organization through which you hold shares; or
•By voting at the Annual Meeting.
You may also revoke your proxy by giving written notice of revocation to the Corporate Secretary at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW Washington, DC 20004, which must be received no later than 5:00 p.m., Eastern Time, on May 30, 2022. In light of disruptions caused by the COVID-19 pandemic, if you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to publicinvestor@carlyle.com.
If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.
How can I obtain an additional proxy card?
Shareholders of record can contact our Investor Relations team at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW Washington, DC 20004, Attention: Investor Relations, telephone: (202) 729-5800, email: publicinvestor@carlyle.com.
If you hold your shares of common stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.
How will my shares be voted if I do not vote at the Annual Meeting?
The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of common stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).
How will my shares be voted if I do not give specific voting instructions?
Shareholders of Record. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. Although our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Nominating and Corporate Governance Committee and designated by our Board.
Beneficial Owners of Shares Held in Street Name. If your bank, brokerage firm, broker-dealer or other similar organization does not receive specific voting instructions from you, how your shares may be voted will depend on the type of proposal.
•Ratification of Independent Registered Public Accounting Firm. Nasdaq rules allow your bank, brokerage firm, broker-dealer or other similar organization to vote your shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent auditors for fiscal 2022, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine.
•All other matters. All other proposals are non-routine matters under Nasdaq rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.

74	CARLYLE Proxy Statement 2022

Frequently Asked Questions
What is a Broker Non-Vote?
A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.
What is the quorum requirement for our Annual Meeting?
A quorum is required to transact business at our Annual Meeting. With respect to the election of directors, the holders of our outstanding shares of common stock entitled to vote as of April 4, 2022 who attend the Annual Meeting, provided that such holders represent at least one-third of our outstanding shares of common stock, represented either in person or by proxy, will constitute a quorum. With respect to the other matters to be voted on at the Annual Meeting, the holders of a majority of the outstanding shares of common stock entitled to vote as of April 4, 2022, represented in person or by proxy, will constitute a quorum. Abstentions and shares represented by broker non-votes that are present and entitled to vote at the Annual Meeting will be treated as present for quorum purposes. Virtual attendance at our Annual Meeting constitutes presence in person for purposes of quorum at the meeting.
Who counts the votes cast at our Annual Meeting?
Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and Christopher Woods will act as the independent inspector of election.
Where can I find the voting results of our Annual Meeting?
We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.
When will Carlyle hold an advisory vote on the frequency of Say-on-Pay votes?
The next advisory vote on the frequency of Say-on-Pay votes will be held no later than our 2027 Annual Meeting of Shareholders.
How do I obtain more information about Carlyle?
A copy of our 2021 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our 2021 Annual Report on Form 10-K, including our financial statements and schedules thereto, our Governance Policy, our Code of Conduct, our Code of Ethics for Financial Professionals and Audit Committee charter by writing to: The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW Washington, D.C. 20004, Attn: Investor Relations, telephone: (202) 729-5800; email: publicinvestor@carlyle.com.
These documents, as well as other information about The Carlyle Group Inc., are also available on our website at https://ir.carlyle.com/governance.
How do I inspect the list of shareholders of record?
A list of the shareholders of record as of April 4, 2022 will be available for inspection during ordinary business hours at our headquarters at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW Washington, D.C. 20004, for a period of 10 days prior to the Annual Meeting. To access the list during the Annual Meeting, please visit www.virtualshareholdermeeting.com/CG2022 and enter the control number provided on your proxy card, voting instruction form or Notice.

CARLYLE Proxy Statement 2022	75

Frequently Asked Questions
How do I sign up for electronic delivery of proxy materials?
This Proxy Statement and our 2021 Annual Report to Shareholders are available at: www.proxyvote.com. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for electronic delivery for both shareholders of record and beneficial owners who hold shares in street name at www.proxyvote.com.
Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.
Who pays the expenses of this proxy solicitation?
Our proxy materials are being used by our Board in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication.
Our directors, officers and employees will receive no additional compensation for any such solicitation.
What is “householding”?
In accordance with a notice sent to certain street name shareholders of common stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2021 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.
If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2021 Annual Report to Shareholders, you may contact us at The Carlyle Group Inc., 1001 Pennsylvania Avenue, NW Washington, D.C. 20004, Attn: Investor Relations, telephone: (202) 729-5800, email: publicinvestor@carlyle.com, and we will deliver those documents to you promptly upon receiving the request.
You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares. You may also change your householding preferences you may contact Broadridge, either by calling +1 (866) 540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.
Shareholders also must satisfy the notification, timeliness, consent and information requirements set forth in our certification of incorporation.
How can I submit a Rule 14a-8 shareholder proposal at the 2023 Annual Meeting of Shareholders?
Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2023 Annual Meeting of Shareholders must submit their proposals to the Corporate Secretary by mail at The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004. Proposals must be received on or before December 14, 2022. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.
How can I submit nominees or shareholder proposals in accordance with our Certificate of Incorporation?
In accordance with our certificate of incorporation, in order to properly bring director nominations or any other business, including shareholder proposals to be included in our proxy materials, before the 2023 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to the Corporate Secretary by mail at The Carlyle Group, 1001 Pennsylvania Avenue, NW, Washington, DC 20004, in compliance with the procedures and along with the other information required by our certificate of incorporation, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2022 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our certificate of incorporation must be received no earlier than January 31, 2023 and no later than March 2, 2023. In the event that the 2023 Annual Meeting of Shareholders is held more than 30 days before or more than 70 days after May 31, 2023, notice by the shareholder must be received no earlier than the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made.

76	CARLYLE Proxy Statement 2022

Frequently Asked Questions
In addition to satisfying the foregoing requirements under our certificate of incorporation, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our board’s nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than April 1, 2023.
What vote is required for adoption or approval of each matter to be voted on?

Election of Directors	A plurality of the votes cast (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees
Ratification of Ernst & Young as our Independent Registered Public Accounting Firm	A majority of the votes cast	FOR the ratification of the appointment of Ernst & Young Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment
Advisory Vote to Approve Executive Compensation (Say-on-Pay)	A majority of the votes cast	FOR the resolution approving the Executive Compensation of our named executive officers Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
Shareholder Proposal to Reorganize the Board of Directors into One Class	A majority of the votes cast	FOR the shareholder proposal to reorganize our Board into One Class Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution
What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions or Withhold Votes, as Applicable	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors	FOR or WITHHOLD (for each director nominee).	No effect – will be excluded entirely from the vote with respect to the nominee from which they are withheld	No	No effect
Ratification of Ernst & Young as our Independent Registered Public Accounting Firm	FOR, AGAINST or ABSTAIN	No effect — not counted as a “vote cast”	Yes	N/A
Advisory Vote to Approve Executive Compensation (Say-on-Pay)	FOR, AGAINST or ABSTAIN	No effect — not counted as a “vote cast”	No	No effect
Shareholder Proposal to Reorganize the Board of Directors into One Class	FOR, AGAINST or ABSTAIN	No effect — not counted as a “vote cast”	No	No effect

CARLYLE Proxy Statement 2022	77

Distributable Earnings and Fee Related Earnings
Distributable Earnings, or “DE”, is a key performance benchmark used in our industry and is evaluated regularly by management in making resource deployment and compensation decisions, and in assessing the performance of our three segments. We also use DE in our budgeting, forecasting, and the overall management of our segments. We believe that reporting DE is helpful to understanding our business and that investors should review the same supplemental financial measure that management uses to analyze our segment performance. DE is intended to show the amount of net realized earnings without the effects of consolidation of the Consolidated Funds. DE is derived from our segment reported results and is an additional measure to assess performance. Fee Related Earnings, or “FRE,” is used to assess the ability of the business to cover direct base compensation and operating expenses from total fee revenues.
The following tables reconcile the Total Segments to our Income (Loss) Before Provision for Income Taxes for the years ended December 31, 2021 and 2020:

	For the Year Ended December 31, 2021
(in millions)	Total Reportable Segments	Consolidated Funds	Reconciling Items		Carlyle Consolidated
Revenues	$4,950.1	$253.2	$3,578.8	(a)	$8,782.1
Expenses	$2,706.4	$217.8	$1,832.9	(b)	$4,757.1
Other income	$—	$2.5	$—	(c)	$2.5
Distributable earnings	$2,243.7	$37.9	$1,745.9	(d)	$4,027.5

	For the Year Ended December 31, 2020
(in millions)	Total Reportable Segments	Consolidated Funds	Reconciling Items		Carlyle Consolidated
Revenues	$2,289.5	$226.8	$418.3	(a)	$2,934.6
Expenses	$1,527.4	$206.2	$599.7	(b)	$2,333.3
Other income	$—	$(21.3)	$—	(c)	$(21.3)
Distributable earnings	$762.1	$(0.7)	$(181.4)	(d)	$580.0

A-1	CARLYLE Proxy Statement 2022

Annex A: Reconciliations of Non-GAAP Measures
(a)    The Revenues adjustment principally represents unrealized performance revenues, unrealized principal investment income (loss) (including Fortitude), revenues earned from the Consolidated Funds which were eliminated in consolidation to arrive at the Company’s total revenues, adjustments for amounts attributable to non-controlling interests in consolidated entities, adjustments related to expenses associated with the investments in NGP Management and its affiliates that are included in operating captions or are excluded from the segment results, adjustments to reflect the reimbursement of certain costs incurred on behalf of Carlyle funds on a net basis, and the inclusion of tax expenses associated with certain foreign performance revenues, as detailed below:

	Year Ended December 31,
(in millions)	2021	2020
Unrealized performance revenues	$3,155.6	$1,031.0
Unrealized principal investment income	351.8	(556.2)
Adjusted unrealized principal investment income from investment in Fortitude	—	(104.4)
Adjustments related to expenses associated with investments in NGP Management and its affiliates	(13.7)	(15.3)
Tax expense associated with certain foreign performance revenues	0.2	0.5
Non-controlling interests and other adjustments to present certain costs on a net basis	159.6	96.6
Elimination of revenues of Consolidated Funds	(74.7)	(33.9)
	$3,578.8	$418.3
The following table reconciles the total segments fund level fee revenue to the most directly comparable U.S. GAAP measure, the Company’s consolidated fund management fees, for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
(in millions)	2021	2020
Total Reportable Segments - Fund level fee revenues	$1,794.8	$1,616.1
Adjustments (1)	(127.3)	(130.1)
Carlyle Consolidated - Fund management fees	$1,667.5	$1,486.0
(1)    Adjustments represent the reclassification of NGP management fees from principal investment income, the reclassification of certain incentive fees from business development companies and other credit products, management fees earned from consolidated CLOs which were eliminated in consolidation to arrive at the Company’s fund management fees, and the reclassification of certain amounts included in portfolio advisory and transaction fees, net and other in the segment results that are included in interest and other income in the U.S. GAAP results.
(b)    The Expenses adjustment represents the elimination of intercompany expenses of the Consolidated Funds payable to the Company, the inclusion of equity-based compensation, certain tax expenses associated with realized performance revenues related compensation, and unrealized performance revenues related compensation, adjustments related to expenses associated with the investment in NGP Management that are included in operating captions, adjustments to reflect the reimbursement of certain costs incurred on behalf of Carlyle funds on a net basis, changes in the tax receivable agreement liability, and charges and credits associated with Carlyle corporate actions and non-recurring items, as detailed below:

	Year Ended December 31,
(in millions)	2021	2020
Unrealized performance revenues related compensation	$1,549.4	$432.3
Equity-based compensation	172.9	116.6
Acquisition related charges and amortization of intangibles and impairment	37.7	38.1
Tax expense associated with certain foreign performance revenues related compensation	(17.3)	(8.4)
Non-controlling interests and other adjustments to present certain costs on a net basis	78.5	55.8
Right-of-use impairment	10.2	—
Debt extinguishment costs	26.8	—
Other adjustments including severance and C-Corp. conversion costs in 2020	14.2	8.0
Elimination of expenses of Consolidated Funds	(39.5)	(42.7)
	$1,832.9	$599.7

CARLYLE Proxy Statement 2022	A-2

Annex A: Reconciliations of Non-GAAP Measures
(c)    The Other Income (Loss) adjustment results from the Consolidated Funds which were eliminated in consolidation to arrive at the Company’s total Other Income (Loss).
(d)    The following table is a reconciliation of Income (Loss) Before Provision for Income Taxes to Distributable Earnings and to Fee Related Earnings:

	Year Ended December 31,
(in millions, except per share amounts)	2021	2020
Income before provision for income taxes	$4,027.5	$580.0
Adjustments:
Net unrealized performance revenues	(1,606.2)	(598.7)
Unrealized principal investment (income) loss (1)	(351.8)	556.2
Adjusted unrealized principal investment (income) loss from investment in Fortitude (2)	—	104.4
Equity-based compensation (3)	172.9	116.6
Acquisition related charges, including amortization of intangibles and impairment	37.7	38.1
Tax expense associated with certain foreign performance revenues	(17.1)	(7.9)
Net income attributable to non-controlling interests in consolidated entities	(70.5)	(34.6)
Right-of-use asset impairment	26.8	—
Debt extinguishment costs	10.2	—
Other adjustments including severance and C. Corp conversion costs in 2020	14.2	8.0
Distributable Earnings	$2,243.7	$762.1
Realized performance revenues, net of related compensation (4)	1,529.6	246.3
Realized principal investment income (4)	209.5	73.0
Net interest	93.5	76.9
Fee Related Earnings	$598.1	$519.7

Distributable Earnings	$2,243.7	$762.1
Less: Estimated current corporate, foreign, state and local taxes (5)	457.5	39.8
Distributable Earnings, net	$722.3	$722.3
Distributable Earnings, net per common share outstanding (6)	$5.01	$2.05

FRE margin (7)	33%	32%
Income before provision for income taxes margin (8)	46%	20%
(1)    Adjustments to unrealized principal investment income (loss) during the year ended December 31, 2020 are inclusive of $211.8 million of unrealized gains resulting from changes in the fair value of embedded derivatives related to certain reinsurance contracts included in Fortitude Reinsurance Company Ltd.’s U.S. GAAP financial statements prior to the contribution of our investment in Fortitude Group Holdings, LLC to Carlyle FRL, L.P., an affiliated investment fund, on June 2, 2020. At the time of the contribution of our investment to Carlyle FRL, L.P., we began accounting for our investment under the equity method based on our net asset value in the fund, which is an investment company that accounts for its investment in Fortitude Holdings at fair value. This resulted in an unrealized loss in principal investment income (loss) of $620.7 million during the year ended December 31, 2020. Refer to Note 4 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for more information regarding our strategic investment in Fortitude.
(2)    Adjusted unrealized principal investment income (loss) from the investment in Fortitude Re represents our pro rata share of Fortitude Holdings’ estimated net income (loss) for the respective periods through June 2, 2020, excluding the unrealized gains (losses) related to embedded derivatives.
(3)    Equity-based compensation includes amounts presented in principal investment income and general, administrative and other expenses in our U.S. GAAP statement of operations.
(4)    Refer to “Realized Net Performance Revenues and Realized Principal Investment Income” below for the reconciliations to the most directly comparable U.S. GAAP measures.
(5)    Estimated current corporate, foreign, state and local taxes represents the total U.S. GAAP Provision (benefit) for income taxes adjusted to include only the current tax provision (benefit) applied to Net income (loss) attributable to The Carlyle Group Inc. This adjustment, used to calculate Distributable Earnings, Net attributable to common stockholders, reflects the benefit of deductions available to the Company on certain expense items that are excluded from the underlying calculation of Distributable Earnings, such as equity-based compensation expense and charges (credits) related to corporate actions and non-recurring items. Management believes that using the estimated current tax provision (benefit) in this manner more accurately reflects earnings that are available to be distributed to common stockholders.

A-3	CARLYLE Proxy Statement 2022

Annex A: Reconciliations of Non-GAAP Measures
(6)    Distributable Earnings, net per common share outstanding is calculated by dividing Distributable Earnings, net for each quarter by the number of common shares outstanding at each quarter end. For the purposes of this calculation, common shares that were issued in the following quarter in connection with the vesting of restricted stock units as well as shares issued pursuant to a program under which, at our discretion, up to 20% of realized performance allocation related compensation over a threshold amount may be distributed in fully vested, newly issued shares, were added to the common shares outstanding, as they participate in the divided paid on common shares in the following quarter.
(7)    FRE margin is calculated as Fee Related Earnings divided by Total Segment Fee Revenues. Excluding the impact of a one-time litigation cost recovery in 2020, FRE Margin was 30%.
(8)    Income before provision for taxes margin is the most directly comparable U.S. GAAP measure to FRE margin, and is equal to Income before provision for taxes divided by Total revenues.
Realized Net Performance Revenues and Realized Principal Investment Income
Below is a reconciliation to the most directly comparable U.S. GAAP measures:

	Year Ended December 31, 2021
(in millions)	Carlyle Consolidated	Adjustments	Total Reportable Segments
Performance revenues	$6,084.6	$(3,146.0)	$2,938.6
Performance revenues related compensation expense	2,961.0	(1,552.0)	1,409.0
Net performance revenues	$3,123.6	$(1,594.0)	$1,529.6
Principal investment income (loss)	$637.3	$(427.8)	$209.5

	Year Ended December 31, 2020
(in millions)	Carlyle Consolidated	Adjustments	Total Reportable Segments
Performance revenues	$1,635.9	$(1,049.8)	$586.1
Performance revenues related compensation expense	779.1	(439.3)	339.8
Net performance revenues	$856.8	$(610.5)	$246.3
Principal investment income (loss)	$(540.7)	$613.7	$73.0
Adjustments to performance revenues relate to (i) unrealized performance allocations net of related compensation expense and unrealized principal investment income, which are excluded from the segment results, (ii) amounts earned from the Consolidated Funds, which were eliminated in the U.S. GAAP consolidation but were included in the segment results, (iii) amounts attributable to non-controlling interests in consolidated entities, which were excluded from the segment results, (iv) the reclassification of NGP performance revenues, which are included in principal investment income in the U.S. GAAP financial statements, (v) the reclassification of certain incentive fees from business development companies, which are included in fund management fees in the segment results, and (vi) the reclassification of tax expenses associated with certain foreign performance revenues. Adjustments to principal investment income (loss) also include the reclassification of earnings for the investments in NGP Management and its affiliates to the appropriate operating captions for the segment results, and the exclusion of charges associated with the investment in NGP Management and its affiliates that are excluded from the segment results. Refer to Note 4 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for more information regarding our strategic investment in NGP.

CARLYLE Proxy Statement 2022	A-4

Annex A: Reconciliations of Non-GAAP Measures
Net Accrued Performance Revenues
Accrued performance allocations, net of accrued giveback obligations is the U.S. GAAP measure most comparable to Net accrued performance revenues. The following is a reconciliation:

	As of December 31,
(in millions)	2021	2020
Accrued performance allocations, net of accrued giveback obligations	$8,102.8	$4,949.9
Plus: Accrued performance allocations from NGP Carry Funds	3.8	—
Less: Accrued performance allocation-related compensation	(4,087.8)	(2,534.4)
Less: Deferred taxes on certain foreign accrued performance allocations	(55.3)	(56.0)
Less: Net accrued performance allocations attributable to non-controlling interests in consolidated entities	1.0	(11.7)
Net accrued performance revenues before timing differences	3,964.5	2,347.8
Less: Timing differences between the period when accrued performance revenues are realized and the period they are collected/distributed	(70.5)	(16.5)
Net accrued performance revenues attributable to The Carlyle Group Inc.	$3,894.0	$2,331.3
Total Investments Attributable to The Carlyle Group Inc.
Investments, excluding performance allocations, is the U.S. GAAP measure most comparable to Total investments attributable to The Carlyle Group Inc., net of CLO loans and other borrowings. The following is a reconciliation:

	As of December 31,
(in millions)	2021	2020
Investments, excluding performance allocations	$2,699.0	$2,412.3
Less: Amounts attributable to non-controlling interests in consolidated entities	(220.2)	(214.3)
Plus: Investments in Consolidated Funds, eliminated in consolidation	190.5	170.8
Less: Strategic equity method investments in NGP Management (1)	(371.8)	(373.5)
Less: Investment in NGP general partners-accrued performance allocations	(3.8)	—
Total investments attribution to The Carlyle Group Inc,	2,293.7	1,995.3
Less: CLO loans and other borrowings attributable to The Carlyle Group Inc. (2)	(204.4)	(336.5)
Total investments attributable to The Carlyle Group Inc., net of CLO loans and other borrowings	$2,089.3	$1,658.8
(1)We have equity interests in NGP Management Company, L.L.C. (“NGP Management”), the general partners of certain carry funds advised by NGP, and principal investments in certain NGP funds. These equity interests are accounted for as investments under equity method accounting. Total investments attributable to The Carlyle Group Inc. excludes the strategic equity method investments in NGP Management and investments in the general partners of certain NGP carry funds.
(2)Of the total CLO and other borrowings outstanding, $204.4 million and $336.5 million are collateralized by investments attributable to The Carlyle Group Inc. as of December 31, 2021 and 2020, respectively.

A-5	CARLYLE Proxy Statement 2022

CARLYLE

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 30, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CG2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 30, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D74907-P69366

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE CARLYLE GROUP INC.

The Board of Directors recommends that shareholders vote "FOR" the four Class II nominees:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David M. Rubenstein
02) Linda H. Filler
03) James H. Hance, Jr.
04) Derica W. Rice

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for The Carlyle Group Inc. 2022 Annual Meeting of Shareholders:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D74908-P69366

THE CARLYLE GROUP INC.
Annual Meeting of Shareholders
May 31, 2022 9:00 AM EDT
This proxy is solicited by the Board of Directors

The undersigned shareholder of The Carlyle Group Inc. (the "Company") acknowledges receipt of the Notice of the 2022 Annual Meeting of Shareholders of the Company and the Proxy Statement and hereby appoints: Kewsong Lee, Curt Buser, and Jeffrey Ferguson and each of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to vote all the shares of common stock of the Company which the undersigned is entitled to vote at the 2022 Annual Meeting of Shareholders of the Company to be held virtually at www.virtualshareholdermeeting.com/CG2022 on May 31, 2022 at 9:00 a.m. EDT, and at any postponements or adjournments thereof, as indicated on this proxy (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and on such other matters as may properly come before said meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS, AND THE PROPOSALS (SET FORTH ON THE REVERSE SIDE OF THIS PROXY CARD) HAVE BEEN APPROVED BY THE BOARD OF DIRECTORS AND RECOMMENDED FOR APPROVAL BY THE SHAREHOLDERS.

IF THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BELOW, AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER(S) ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR AT ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS MADE IN REGARD TO A PROPOSAL INCLUDED IN THE PROXY STATEMENT, SUCH VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” THE ELECTION OF ALL THE NOMINEES UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE REFER TO THE COMPANY'S PROXY STATEMENT FOR A DISCUSSION OF EACH PROPOSAL.